As filed with the Securities and Exchange Commission on  December  29 , 2009
Registration No. 333-159717

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO.   9 TO REGISTRATION STATEMENT
ON FORM S-1/A

UNDER
THE SECURITIES ACT OF 1933

VIASPACE GREEN ENERGY INC.
(Exact name of registrant as specified in its charter)

British Virgin Islands	7330	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Carl Kukkonen Chief Executive Officer VIASPACE Green Energy Inc. 2102 Business Center Dr., Suite 130 Irvine, CA 92612 (626) 768-3360	Carl Kukkonen Chief Executive Officer VIASPACE Green Energy Inc. 2102 Business Center Dr., Suite 130 Irvine, CA 92612 (626) 768-3360
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan S. Hong, Esq.
Richardson & Patel LLP
10900 Wilshire Blvd., Suite 500
Los Angeles, California 90211
(310) 208-1182- Telephone
(310) 208-1154 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares	896,800(2)	$3.00	$2,690,400(2)	$150.12
Total			$2,690,400	$150.12

(1)
In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  DECEMBER  29 , 2009

VIASPACE GREEN ENERGY INC.

896,800 Ordinary Shares

This is the initial public offering of VIASPACE Green Energy Inc., a British Virgin Islands business company.
This prospectus covers the resale by selling shareholders named on page 39 of up to 896,800 shares

There is no current trading market for our securities and this offering is not being underwritten. These securities will be offered for sale by the selling shareholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus titled “Plan of Distribution.” We intend to seek and obtain quotation of our ordinary shares for trading on the OTC Bulletin Board. We estimate that the selling shareholders will sell at a price no greater than $3.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

AN INVESTMENT IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING AT PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus carefully.

The date of this prospectus is December 29 , 2009

Except where the context otherwise requires and for purposes of this prospectus only:

•
The terms “we,” “us,” “our company,” “our” and VGE  collectively refer to VIASPACE Green Energy Inc., a British Virgin Islands (“BVI”) international business company; Inter-Pacific Arts, a BVI company; and Guangzhou Inter Pacific Arts, a  company incorporated under the laws of the PRC.

•	“Shares” and “ordinary shares” refer to our ordinary shares.

•	“China” and “PRC” refer to the People’s Republic of China.

•	all references to “RMB,” “Renminbi” and “Ґ” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars” and “$” are to the legal currency of the United States.

For purpose of clarity, where the context requires us to differentiate between the entities generally referred to collectively as “VGE”, and for purposes of this prospectus only:

•	“VGE-BVI” refers to VIASPACE Green Energy Inc., a BVI company.

•	“IPA-BVI” refers to Inter Pacific Arts Corporation, a BVI international business company.

•
“IPA-China” refers to Guangzhou Inter Pacific Arts, a PRC company that is a wholly-owned foreign enterprise headquartered in Guangdong province of China.  IPA-BVI owns all equity interests of IPA China.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise stated, the translations of RMB into U.S. dollars have been made at the rates of exchange of $1.00 to RMB 6.81731, the exchange rates prevailing on December 31, 2008. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Risk Factors—Fluctuation of the Renminbi could materially affect our financial condition and results of operations.” for discussions of the effects of fluctuating exchange rates on the value of our shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Table of Contents

Prospectus Summary	7

Risk Factors	13

Forward-Looking Statements	23

Our Corporate Structure	24

Use of Proceeds	24

Dividend Policy	24

Exchange Rate Information	24

Management’s Discussion and Analysis of Financial Condition and Results of Operations	24

Our Business	36

Management	41

Director and Executive Compensation	42

Principal Shareholders	45

Dilution	46

Selling Security Holders	47

Plan of Distribution	49

Related Party Transactions	50

Description of Share Capital	51

Shares Eligible for Future Sale	56

Taxation	56

Enforceability of Civil Liabilities	58

Legal Matters	59

Experts	59

Where You Can Find More Information	59

Financial Information	60

Dealer Prospectus Delivery Obligation

Until _________, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

VIASPACE Green Energy Inc., a British Virgin Islands company (“VGE-BVI” or the “Company”) is the parent company of IPA BVI. IPA BVI owns all equity interests of IPA China.  IPA BVI and IPA China specialize in the manufacturing of high quality, copyrighted, framed artwork sold in U.S. retail chain stores. IPA China also has a sub license to grow and sell a new fast-growing hybrid grass to be used for production of biofuels and as feed for livestock.

Our principal executive offices are located at 2102 Business Center Dr., Suite 130, Irvine, CA  92612.  Our main office in the PRC is located at San Sheng Road, DaLi Village, TaiHe Town, Guangzhou, China 510540.  Our website address is www.viaspacegreenenergy.com.  Information contained on our website or any other website is not a part of this prospectus.

Risks Related to Our Business

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors.”

Corporate History

On October 21, 2008, VIASPACE Inc., our parent company (“VIASPACE”), and we entered into a Securities Purchase Agreement (the "Purchase Agreement") with Sung Hsien Chang ("Chang"), and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor"). Under the Purchase Agreement, we agreed to acquire 100% of Inter-Pacific Arts Corp., a British Virgin Islands international business company ("IPA BVI"), and the entire equity interest of Guangzhou Inter-Pacific Arts Corp., a Chinese wholly owned foreign enterprise registered in Guangdong province ("IPA China") from Chang, the sole shareholder of IPA BVI and IPA China. In exchange, VIASPACE agreed to pay $16 million in a combination of cash, and newly-issued shares of VIASPACE and our ordinary shares.  In addition, VIASPACE issued shares of its common stock to Licensor and in exchange Licensor sub licensed certain fast growing grass technology to IPA China.

The transactions under the Purchase Agreement ("Acquisition") involves two phases.  At the first closing on October 21, 2008, we issued 3,500,000 newly-issued shares to Chang and his designees.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI to us.  In addition, we executed employment agreements with certain persons, including Sung Chang; Carl Kukkonen, VIASPACE’s Chief Executive Officer; Stephen Muzi, the VIASPACE’s Chief Financial Officer; and Maclean Wang, the sole shareholder of the Licensor.  Our shareholders also entered into an agreement with Chang regarding the rights as our shareholders ("Shareholders Agreement") to elect directors.  IPA China became a wholly-owned subsidiary of IPA BVI (and indirectly, our subsidiary) after the First Closing.

Following various amendments to the Purchase Agreement, the deadline for the second closing in which the remaining minority interest of 30% of IPA BVI equity holdings would be transferred to us is  January 15, 2010 ("Second Closing") unless otherwise extended to February 15, 2010 .  At the Second Closing, VIASPACE shall pay $4.8 million ("Cash Consideration") plus Interest (as determined below) since the First Closing, in cash to Chang. Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6%  thereafter. As of September 30, 2009, the entire amount of Cash Consideration due from VIASPACE to Chang was $5.155 million.   VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.   We have complete control of the assets of IPA BVI through our majority ownership position and there is no restriction on the Company’s ability to transfer or capitalize on such assets at any time, including prior to the cash payment due Mr. Chang from VIASPACE.

The conditions to VIASPACE’s and our obligations to consummate the second closing included: (1) representations and warranties of Chang and Licensor remained true at closing; (2) Chang complied with the material covenants under the agreement; (3) the issuance of the securities to Chang and Licensor were exempt from registration, including under  Regulation D for which the issuance of the first closing shares relied upon; (4) Chang executed certain compliance certificates; (5) customary permits, consents and waivers were obtained; (6) books and records were delivered to VIASPACE; (7) an officer’s certificate regarding each target’s charter documents were delivered; (8) due diligence had been satisfactorily completed; and (9) Chang shall have transferred his entire equity interest in IPA China to IPA BVI. To our knowledge, all of these criteria have been satisfied.

The conditions to Chang’s and Licensor’s obligation to consummate the second closing included: (1) representations and warranties of VIASPACE and us remained true at closing; (2) VIASPACE and we complied with the material covenants under the agreement; (3) books and records of VIASPACE were delivered or made available to Chang and his counsel; (4) any necessary third party consents shall have been obtained; and (5) VIASPACE shall be prepared to deliver $4.8 million in cash to Chang.  To our knowledge, all of these criteria, other than the cash payment, have been prepared or may be delivered shortly.  Management is uncertain when it will be able to raise the cash payment amount.

In addition, the Licensor and Sung Chang, the seller of IPA China and IPA BVI, each represented that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  IPA China secured 45 hectares of arable land in the first quarter of 2009 and leased an additional 55 ha in the third quarter of 2009.  The requirement has been met so this requirement no longer has any impact on our ability to utilize our grass license rights.

We sublicense our intellectual property to the Giant King Grass from China Gate which licenses the intellectual property from the original licensor.  China Gate has informed us that they have an exclusive license to the Giant King Grass in Guangdong province and North America and have granted us an exclusive sublicense to the same region.  However, we do not have a direct relationship with the holder of the intellectual property, any material adverse effect to the Giant King Grass license held by our sublicensor would affect our rights as the sublicensee.

On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that the Registrant’s shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  This amendment also extended the Second Closing deadline from June 18, 2009 to November 21, 2009  (which has since been further extended to January 15, 2010 under a subsequent amendment to the Purchase Agreement).  The Second Closing is now scheduled for December 15, 2009, and VIASPACE is to pay $4,800,000 plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6% thereafter ..  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur and the closing conditions to VIASPACE’s and us are satisfied or waived.   The Second Closing has not occurred at this time.   VIASPACE and we believe that such closing conditions have been satisfied at November 25, 2009.   The parties have acknowledged on Amendment No. 6 to the Securities Purchase Agreement dated on or about December 18, 2009, that regardless of whether the Second Closing occurs or not, the remaining 30% of IPA will be transferred to VGE on or before January 15, 2010.   Therefore, even if the Second Closing did not occur, the remaining 30% of IPA BVI will be transferred to VGE.  We believe that this transfer will occur on or before January 15, 2010.

If the Second Closing does not take place by the Second Closing Deadline, then alternatively, the following will occur:

•	Chang and/or his designees shall retain our Shares;
•	VIASPACE shall transfer all shares of our common stock it holds to Chang;
•	Chang will deliver the remaining 30% equity interest of IPA-BVI to us, such that we shall receive all equity securities of IPA-BVI, and
•
if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.

As required by the Purchase Agreement, VGE filed a Form S-1 Registration Statement with the Securities and Exchange Commission ("SEC") on June 3, 2009 covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations.  The second Amendment extends until November 21, 2009, the date that VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market.  If VGE’s Registration Statement is declared effective by the SEC on or before November 21, 2009, the Second Closing Deadline will be extended until December 21, 2009.

On November 25, 2009, we entered into another amendment to the Securities Purchase Agreement that extended the Second Closing Deadline from November 21, 2009 to December 15, 2009; and provided further that if the registration statement were declared effective by the SEC on or before December 15, 2009, then the Second Closing Deadline would be extended to January 15, 2010.   On December 18, 2009, the parties further extended the Second Closing Deadline to January 15, 2010, and if the registration declared effective by the SEC on or before January 15, 2010, then the Second Closing Deadline would be extended to February 15, 2010.

Also pursuant to the second amendment, VIASPACE irrevocably assigned to Chang and Licensor the VIASPACE shares issued to Chang and Licensor in the First Closing of the Purchase Agreement.  Licensor agreed to limit sales of VIASPACE common shares issued at the First Closing to a maximum of 8,800,000 shares in any 90-day period.  On October 13, 2009 the parties to the Purchase Agreement entered into the third Amendment to the Securities Purchase Agreement in which the parties agreed that in the event that the Second Closing fails to occur and VIASPACE’s closing conditions to the Second Closing have been satisfied by Chang, then  (1) Chang and/or his designees shall retain our Shares, (2) VIASPACE shall transfer all shares of our common stock it holds to Chang, (3) Chang will deliver the remaining 30% equity interest of IPA-BVI to us, such that we shall receive all equity securities of IPA-BVI, and (4) if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.  In addition, the parties clarified that the three year non-competition clause to engage in the grass business starting from the date of the First Closing does not apply to VGE and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of Licensor to assign the grass license to VGE.

If the Second Closing has occurred but if Registrant common stock is not listed on a trading market by January 15, 2010 (or  February 15, 2010 if this registration statement is declared effective prior to January 15, 2010 ) , then VIASPACE will issue to Chang the number of shares of its common stock equivalent to US$5,600,000.

Licensor and Chang each represented and covenanted that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date. Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to us at our option. The term of such agreement, including possible renewals, shall be at least 10 years.  Currently approximately 45 hectares of the 100 hectares are leased by IPA China in Guangdong province for a term of 20 years. We expect Chang to complete the leasing of a total of 100 hectares by the deadline.  We do not expect to request an assignment of this lease since we intend to own IPA China through 100% ownership of IPA BVI.  VIASPACE and we have contractual rights to enforce this obligation and intend to do so.

On October 13, 2009 the parties to the Purchase Agreement entered into Amendment No. 3 to the Securities Purchase Agreement in which the parties agreed that Acquirer Shares would not be subject to cancellation unless the registration statement was abandoned.  If the Acquirer Shares were registered, then such shares would no longer be subject to cancellation.  In addition, the parties clarified that the non-competition clause did not apply to us and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of China Gate to assign the license to us.

As previously stated, on November 25, 2009, we entered into another amendment to the Purchase Agreement that extended the Second Closing Deadline to December 15, 2009.   On December 18, 2009, the parties further extended the Second Closing Deadline to January 15, 2010, and if the registration declared effective by the SEC on or before January 15, 2010, then the Second Closing Deadline would be extended to February 15, 2010.

Currently, we control 70% of IPA BVI.  Accordingly, we consolidate their results, assets and liabilities in our financial statements.

Our Business

Grass Business Division

Through our acquisition of IPA BVI and IPA China we indirectly obtained a worldwide sublicense to cultivate and sell “Giant King Grass,” a natural hybrid, non-genetically modified, fast-growing, perennial grass originally developed for livestock feed.  Giant King Grass may also be used to produce non-food crop liquid biofuels, and as a replacement for coal in electricity generating power plants. This perennial grass can grow up to 12 feet in height in 60 days.  It can be harvested four or more times a year in tropical and semitropical areas with a yield of up to 375 metric tons per hectare (freshly cut, referred to as wet yield).  This is four to seven times higher mass yield than for corn.  Note that one hectare (ha) is 10,000 square meters and equal to 2.47 US acres or approximately the size of two US football fields.

Giant King Grass has immediate use as animal feed for cattle, sheep, horses, rabbits, pigs, poultry and fish. The $40 billion Chinese animal feed market, according to the January 2008 Feed International report, has grown 15% annually for the last ten years.

Giant King Grass can also be used as a feedstock to make cellulosic biofuels such as ethanol, methanol and green gasoline.  British Petroleum recently announced plans to build a cellulosic ethanol plant in Florida using grass as a feedstock, and in the March 23, 2009 issue of Time magazine, a Toyota advertising section stated that the carbon footprint for its plug-in hybrid can be reduced by fueling the engine with cellulosic ethanol. Liquid biofuels are one of the potential uses for our grass.

The July 2009 issue of Scientific American has a cover story entitled “Grassoline” which discusses renewable low carbon, non-food, liquid biofuels made from grass and other feedstock.  The Scientific American article only covers grass grown in the U.S.

We are growing Giant King Grass, a different and more productive grass compared to those considered in the Scientific American article, in Guangdong Province China and is exploring opportunities in other semitropical and tropical parts of China and other areas such as India, Indonesia, Malaysia, the Philippines, and Tanzania as well as Central and South America.

Another application of Giant King Grass is as a replacement for coal in electricity generating power plants.  Reports by the U.S. Department of Energy state that 15% to 20% of coal may be replaced by burning grass in a power plant with only minor modifications. This process is called co-firing. In addition there is a growing trend towards small dedicated power plants (10-30 megawatts) that are fueled exclusively by biomass such as grass and agricultural waste.  For example, since its founding in 2004, Dragon Power in China has built and is operating 19 power plants powered by 100% biomass.  China’s A-Power Energy Generation Systems Ltd. (Nasdaq:APWR) announced in April, May and June 2009 that it has received three contracts to build a total of five biomass fueled electricity generation plants in China by the end of 2010.

On September 2, 2009 our parent company VIASPACE and we signed a non-binding Memorandum of Understanding  (“MOU”) with DP Cleantech Co. Ltd. of Beijing China, a subsidiary of Dragon Power.  Pursuant to the Memorandum of Understanding, the parties agreed to (i) review the potential of running DP’s power plants solely with Giant King Grass or in combination with agricultural waste; (ii) investigate of suitable areas to grow Giant King Grass and co-locate a new power plant; (iii) and burn significant quantities of Giant King Grass in an existing  DP Cleantech power plant.  As part of their due diligence, DP Cleantech commissioned an independent analysis of Giant King Grass by the China National Center for Quality Supervision and Test of Coal which confirmed that Giant King Grass has an energy content of 18.4 megajouels (MJ) per dry kilogram (4402 kilocalories (kcal) per kilogram). DP Cleantech declared Giant King Grass suitable as a renewable feedstock for generating electric power in their power plants.

Our strategy is to build up our grass production capabilities and initially sell our grass into the animal feed market and to ship it to existing biomass power plants in China.  Our long-term focus is on biofuels — both liquid and solid with long-term supply contracts.

We initially planted 1.2 million seedlings on land on and adjacent to the framed art factory in Guangzhou, Guangdong province, China.  We obtained a 20 year lease on 45 ha (112 acres) north of Guangzhou.  Approximately 3 million seedlings generated from the Guangzhou land have been planted here. We are negotiating to lease additional land in China.  We plan to expand our grass business into other areas of the world. An example is that on May 15 we signed a Memorandum of Understanding with Auro Infra to develop a project to grow grass in Tanzania, Africa to feed cattle and sheep, and explore the opportunity for biomass fueled power plants.  We have also received inquiries from Indonesia and Brazil. The Company has the right to grow and sell the grass anywhere in the world.  In addition, China Gate has agreed not to sell more than a de minimis amount of seedlings to customers in Guangdong province China and North America other than to us.  To our knowledge, the Company is the only large-scale commercial source of Giant King Grass in the world.  However, we do not have exclusivity of Giant King Grass other than the arrangement set forth in Guangdong province and North America.

We believe Giant King Grass supports three of China’s top national initiatives: improved agriculture to feed its people; alternative energy and a cleaner environment.  These priorities are documented in China's five-year plan, and by the Chinese Reform and Development Commission.

Transportation applications requiring liquid fuels and biofuels have great potential.  Most biofuels are made from plants which are a renewable resource, and use of some biofuels can significantly reduce carbon emissions.  Growing grass or any plant matter absorbs carbon dioxide from the atmosphere during photosynthesis and stores it in the plant tissue.  Subsequent burning the grass does emit carbon dioxide into the atmosphere; however the next crop of grass 60 days later absorbs the carbon dioxide. If the process of growing, fertilizing, harvesting and transporting the grass can be done with minimal use of fossil fuels, a grass-based fuel can be a carbon neutral or low carbon process.  Burning coal, oil, or natural gas emits carbon dioxide and there is no mechanism to remove this carbon dioxide from the atmosphere.

Ethanol, which is the same alcohol in beer, wine or liquor, is the most well-known biofuel. Ethanol is blended with gasoline and burned in conventional automobile engines that have minor modifications.  In the U.S. today almost all ethanol is made from corn.  Government subsidies for ethanol have made ethanol price competitive with gasoline and much of the US corn crop now goes toward ethanol production.  These subsidies have led to an increased demand for corn for ethanol production.  According to the Money Morning Corn Price Report (quoting the US Department of Agriculture), one third of U.S. corn is devoted to ethanol production, and this is expected to increase in the future.  Corn prices have risen from about $2.00 per bushel at the beginning of 2006 to a peak of $7.65 in mid-2008.  Corn is currently $3.66 per bushel.  More land in the U.S. is devoted to corn production at the expense of other crops and the prices of these other crops have risen as well.

Higher food prices have led to food shortages around the globe and it has been argued that people are starving so we can make the fuel to drive our cars.   This argument has resonated with many world leaders and resulted in a global effort to derive biofuels from plants that are not in the human food chain.  These are called cellulosic biofuels.

Cellulosic biofuels are based on nonfood plants including grass, shrubs and trees.  These plants do not have a lot of sugar and cannot be fermented directly like corn.  They do have a lot of cellulose in their leaves, stalks and branches which contain carbon and hydrogen which can be converted into ethanol which is called cellulosic ethanol.

A growing trend and a recent business opportunity is to simply burn the grass in a power plant to generate electricity. More than 20 new power plants fueled entirely by biomass are operating in China. These power plants currently use agricultural waste such as corn straw, wheat straw and wood chips as the fuel. Agricultural waste is seasonal and supply can be erratic with varying quality and price. As stated in the MOU, Dragon Power has informed us that they would like to have the plant fueled completely by a dedicated energy crop or at least 50% by agricultural waste and 50% by a dedicated energy crop such as Giant King Grass.

We are seeking long-term supply contracts for Giant King Grass with biofuel producers and power plants, as well as animal feed. We are in discussions with these parties, but as of this date, we have not entered into any such contracts.  We have no customers for our grass crops at this time.  However the Memorandum of Understanding with DP Cleantech, a subsidiary of Dragon Power the largest builder, owner and operator of biomass power plants in China, may lead to their becoming a customer of the Registrant.

Currently we grow Giant King Grass on 45 hectares of land leased by it for 20 years in Guangdong province in China. This grass can be harvested and sold directly to customers, and it can be used to provide new seedlings for expanded growing.  A single plant can generate 20 to 35 seedlings from its stalk and shoots (tillers) in addition to allowing the harvest and sale of the leaves.  The current 45 hectares can provide enough seedlings for 900-1575 hectares, and each year the production capability can increase by a factor of 20 to 35. We are aggressively pursuing additional land to support long-term supply contracts. We believe we will have access to sufficient capital to lease additional land  to support such contracts. The Company is also pursuing partnership discussions with parties that have access to land in China and other countries.

We are working to produce enough seedlings and obtain enough land to have at least 1000 to 2000 hectares under cultivation in 2010.  Dragon Power analyzed the energy content of Giant King Grass and indicated in the MOU that their 30 MW power plant fueled 100% by Giant King Grass would consume 600 tons of biomass per day. At an 80% utilization factor this is 175,200 tons per year.  At 25% moisture content, which is suitable for a power plant, Giant King Grass has an effective yield of 125 to 180 tons per hectare per year, and the land requirement would be 973-1402 hectares.  Thus, a 30 MW electricity generating power plant may potentially be fueled 100% by grass, or by a combination of grass and agricultural waste. Dragon Power has said in the MOU that they prefer to have a dedicated energy crop to provide a reliable and consistent fuel source for at least 50% of their power generation needs. We are in discussions with biomass power plant suppliers and operators, and with parties that have access to significant amounts of land.

We leased land in Guangdong province in southern China at favorable rates, and contract with local farmers to provide the labor for growing grass at favorable rates. Management believes sufficient land to meet our initial objectives in Guangdong province can be acquired and financed within our current capital resources. The land required to grow Giant King Grass to supply a power plant does not necessarily need to be contiguous, but can consist of several parcels all within a 50 km radius of the power plant. Parcels up to 666 ha can be leased with only local or provincial approval.  We are also pursuing other opportunities for significant expansion that may require joint ventures or raising capital.

We currently seek long-term supply contracts for grass for animal feed, electrical power production and for liquid biofuels such as cellulosic ethanol. We are offer Giant King Grass for sale to customers. We do not sell seedlings to third parties, but will provide seedlings and grass growing expertise to joint venture partners where we can benefit from the recurring revenue stream of grass sales.  Based on our discussions with Dragon Power, the largest biomass power plant builder and operator in China, Dragon Power has considered the possibility of  entering into a 20 year grass supply contract for Giant King Grass with several additional 10 year options. The lifetime of their power plant is up to 50 years, and they need an assured, reliable source of biomass fuel.  While  these durations have been discussed, there is no assurance nor guarantee that Dragon Power will enter into any agreement.  Even if they enter into an agreement with us, there is no assurance it will be for 20 years or so.

VIASPACE Green Energy has two distinct revenue models for Giant King Grass: integrated grass/fuel supply under company control, and  contract support/ licensing with a joint venture partner.

In the integrated grass /fuel supply model we will own or lease land and employ labor and management to grow Giant King Grass that will be used to supply domestic animal feed and biomass energy markets, or exported, likely in pelletized form, to energy markets globally.  We will manage and control the supply chain from initial land preparation through the FOB source shipment point for the feed or energy market. We may pursue this model using only our own capital resources, or  we may elect to use joint ventures with domestic landowners, energy equipment manufacturers, power plant owner/operators and/or capital providers like energy investment funds.  The terms of these joint ventures will be negotiated on a case-by-case basis.

Under a contract/licensing model, the joint venture partner would provide the land, labor and management and be responsible for growing Giant King Grass. We will provide initial seedlings, crop management services and knowledge transfer for a negotiated price.  In addition, there would be an ongoing fee based on grass production.

VIASPACE Green Energy leased land and directly employs workers where Giant King Grass is grown today in Guangdong province in southern China. This is under the integrated grass/fuel supply model. We are also in discussions with potential joint venture partners that have land and the ability to grow the grass in other regions of China and in other countries in Asia, Africa, India and South America.

Management believes both models will be important contributors to our  revenue streams. Initial revenues will be 100% from the integrated grass/fuel supply model. Rapid global expansion requires local joint venture partners that have land and labor, but lack the energy crop and the expertise to grow it. The contract/licensing model with joint venture partners will be used for these remote projects.

Framed Art Business Division

Our subsidiaries, IPA BVI and IPA China (collectively “IPA”) manufacture high quality, copyrighted, framed artwork in its factory in Guangzhou China, and sell the art to large U.S. retailers through its sales organization in Atlanta, Georgia. IPA is a manufacturer and wholesaler of framed art.

The IPA framed art unit has  five people in the U.S. and 84 in China. The factory is on 1.6 hectares of land in China including two manufacturing buildings and one employee dorm and a dining facility. This factory may be utilized for our other future manufacturing requirements. IPA, with its framed art business, has an established and stable production facility in China and a sales and distribution network in the United States.

The acquisition of IPA was a strategic move to acquire its revenue and profit from its current framed art business, as well as the grass business. With the profits from the framed art business, we believe we can aggressively build the grass business even during these difficult economic times. We plan to continue and grow the framed art business.  Based on our grass business goals discussed above, we believe that the grass business will as large as the framed art business in 2010 or 2011 and much larger thereafter.

IPA art designers work with buyers from retail chains to choose prints and other art forms from catalogs of copyrighted and licensed work. We only purchase prints from reputable publishing companies with whom we have long-standing relationships, and such companies have guaranteed  to us that there are no counterfeits and that all royalties have been paid.  IPA designers then mockup mattes and frames for the customer.  Once the customer decides on a print, matte and frame combination, we ship the print to our factory in Guangzhou, China.  The mattes, frame moldings and glass are sourced in China.  A typical order is 1,400 units of a specific design and a customer usually orders several different designs which are packed in several containers and shipped directly to the customer in the U.S.  We provide prints, frames and packaging that are all of high quality.  An example of quality packaging is our use of protective clear plastic covers on the corners of the frame.  The covers provide protection during shipping and handling, but are transparent and do not obscure the artwork on the display shelf as conventional cardboard corner protectors do.  Our framed artwork typically retails for $50-$300.

The Offering

We are registering 896,800 ordinary shares (of 8,600,000 shares outstanding) for sale by the selling shareholders identified in the section of this prospectus titled “Selling Security Holders.”

We will not receive any proceeds from the sale of these shares. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling shareholders. Information regarding our ordinary shares is included in the section of this prospectus entitled “Description of Securities.”

Summary Financial Information

In the table below, we provide historical selected financial data for the period from inception (July 1, 2008) through December 31, 2008 and the three and nine-month periods ended September 30, 2009.   This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Period from inception (July 1, 2008) through December 31, 2008	Three Months Ended September 30, 2009 (unaudited)	Nine Months Ended September 30, 2009 (unaudited)
Total Revenues	$866,000	$1,064,000	$2,935,000
Income (Loss) from Operations	101,000	30,000	(100,000)
Other Income (Expense)	―	―	1,000
Net Income (Loss)	91,000	32,000	(99,000)
Basic Earnings (Loss) per Share	0.03	0.00	(0.01)
Diluted Earnings (Loss) per Share	0.03	0.00	(0.01)

	At December 31, 2008	At September 30, 2009 (unaudited)
Total Assets	$18,197,000	$17,952,000
Total Current Liabilities	699,000	573,000
Shareholders’ Equity	17,498,000	17,379,000
Total liabilities and shareholders’ equity	18,197,000	17,952,000

Corporate Information

Our principal executive offices are located at 2102 Business Center Dr., Suite 130, Irvine, California, 92612 which is where our parent corporation, VIASPACE Inc. is also located.  Our telephone number at this address is 626-768-3360 and our fax number is 626-578-9063. Our registered office in the British Virgin Islands is c/o CCS Management Limited, Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our website is www.viaspacegreenenergy.com.  The information contained on our website does not constitute a part of this prospectus. Our agent for service of process in the United States is Carl Kukkonen, 2102 Business Center Dr., Suite 130, Irvine, California, 92612.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face, but represent the material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

Risks Relating to Our Entire Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. Our consolidated affiliated entities, IPA BVI and IPA China, each commenced operations in the artwork business in 2003 and although we have profit from our artwork business, we have yet to achieve profitability from our grass business.  Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in the manufacturing and agricultural industries in China. Some of these risks and uncertainties relate to our ability to:

●
maintain or establish a competitive position in China and compete in each of our business segments with Chinese and international companies, many of which have longer operating histories and greater financial resources than we do, and thus making it difficult to compete;

●	continue to offer commercially successful products to attract and retain a larger base of customers of both of our artwork and grass business goods and products;

●	retain access to the crop land we currently use for production of our products and obtain access to additional crop land for expansion;

●	maintain effective control of our costs and expenses in the grass business due to our early start-up nature and inexperience in managing growth; and

●	retain our management, including our Chief Executive Officer Carl Kukkonen and our President Sung Chang, and skilled technical staff and recruit additional key employees.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

Our senior management team has worked together for a short period of time, which may make it difficult for you to evaluate their effectiveness and ability to address challenges.

Due to our recent restructuring and additions to our corporate management team, our senior management has worked together at our company for a short period.  As a result, it may be difficult for you to evaluate the effectiveness of our senior management and their ability to address future challenges to our business. In addition, we may not be able to successfully execute our plan to recruit qualified candidates with substantial experience in the global agricultural industry to join our senior management team in the future. Even if we recruit qualified senior management personnel, such new senior management personnel may not be able to work with our existing management to effectively execute our growth strategy and address future challenges to our business.

In addition, VIASPACE, Carl Kukkonen and Stephen Muzi have agreed to non-competition covenants  with our grass and framed art businesses upon a failure to close the Second Closing unless otherwise waived by Mr. Chang.  Upon such event, we would lose two of our key executives and our connection with our current parent company, VIASPACE.

Our future growth prospects may be affected if we are unable to obtain additional capital.

While we believe we have sufficient cash for the next 12 months, we may require additional cash to grow our grass business.  The sale or issuance of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We may not be able to obtain financing in amounts or on terms acceptable to us, if at all. We may also not be able to secure or repay debt incurred to fund operations. As a result, our operating results and financial condition may be materially and adversely affected.

Failure to achieve and maintain effective internal controls could have a material and adverse effect on the trading price of our securities.

We will become subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, as required under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring public companies to include a report of management on the effectiveness of such companies’ internal control over financial reporting in their annual reports. In addition, an independent registered public accounting firm for a public company must report the effectiveness of our Company’s internal control over financial reporting. These requirements will first apply to our annual report on Form 10-K for the fiscal year ending December 31, 2010. Management may conclude our internal control over financial reporting is not effective. Moreover, even if our management concludes our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if such firm is not satisfied with our internal control over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if such firm interprets the relevant requirements differently from us. In addition, during the course of such evaluation, documentation and testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.

We have been a private company with limited accounting personnel and other resources to address our internal controls and procedures. As a result, we will likely have a number of internal control deficiencies. If we fail to implement measures to remediate these material weaknesses and other control deficiencies in time to meet the deadline imposed by Section 404 of the Sarbanes-Oxley Act, we may not be able to conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, any failure to achieve and maintain effective internal control over financial reporting could result in our inability to conclude we have effective internal control over financial reporting in accordance with the Sarbanes-Oxley Act, causing the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our securities. Furthermore, we may need to incur significant costs and use significant management and other resources in an effort to comply with Section 404 of the Sarbanes-Oxley Act and other requirements.

Our anticipated and any other employee share options, restricted shares or other share incentives in the future, will adversely affect our net income.

We adopted a 2009 share incentive plan and granted 1,400,000 share options under the plan in June 2009.  We intend to issue options to purchase ordinary shares, and ordinary shares under the plan.  We are required to account for share-based compensation in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment, which requires a company to recognize, as an expense, the fair value of share options and other share-based compensation to employees based on the fair value of equity awards on the date of the grant (taking into account the prices payable by the award recipients), with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award.  We have agreed to grant Messrs. Chang and Wang approximately 688,000 options upon the Second Closing.  We will have approximately 712,000 options remaining and reserved for issuance under the 2009 plan after such grant.

If we grant any options, restricted shares or other equity incentives in the future, we could incur significant compensation charges equal to the fair value of the additional options, restricted shares and other equity incentives (taking into account the prices payable by the award recipients) and our net income could be adversely affected.

We are substantially dependent upon our key personnel, particularly Dr. Carl Kukkonen, our Chief Executive Officer, Mr. Sung Chang, our President and Mr. Stephen Muzi, our Chief Financial Officer.

Our performance is substantially dependent on the performance of our executive officers and key employees. In particular, the services of:

•	Dr. Carl Kukkonen, Chief Executive Officer.

•	Mr. Sung Chang, President.

•	Mr. Stephen Muzi, Chief Financial Officer.

would be difficult to replace. We do not have “key person” life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could substantially impair our ability to successfully implement our business plan.

We rely on our management’s experience in product development, business operations, and sales and marketing, and on their relationships with distributors and relevant government authorities. If one or more of our key management personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. The loss of the services of our key management personnel, in the absence of suitable replacements, could have a material adverse effect on our operations and financial condition, and we may incur additional expenses to recruit and train personnel. Each member of our management team has entered into an employment agreement with us.

If we do not complete the second closing, we may lose the services of our U.S.-based officers and directors

Under the terms of the Purchase Agreement, as amended, if we do not complete the second closing of the acquisition of IPA BVI (and indirectly IPA China), and if the parties do not make other arrangements, then Mr. Kukkonen and Mr. Muzi, our CEO and CFO may be terminated from our Company as officers and directors.  We cannot assure you that we would find suitable replacements.

If we complete the second closing, there is a risk that our parent company, VIASPACE, may compete against  us.

Under the terms of the Purchase Agreement, as amended, if we do not complete the second closing of the acquisition of IPA BVI (and indirectly IPA China), and if the parties do not make other arrangements, then VIASPACE and Messrs. Kukkonen and Muzi are prohibited from engaging in the grass growing business.  No such non-competition clause exists if the second closing is consummated.  There are disincentives for VIASPACE to compete against us.  VIASPACE will hold a significant amount of our common stock and they will have helped us raise $4.8 million in order to consummate the second closing.  VIASPACE also does not have a grass license relationship with China Gate or the original licensor.  However, there can be no assurance that VIASPACE will not compete against us in the future.  If VIASPACE were to compete against us in the grass business, it could have a material adverse effect on our revenues.  It could force us to expend more resources in marketing efforts, thereby affecting our earnings.

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our ordinary shares. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. Under BVI law, we may only pay dividends from profits or credit from the share premium account (the amount paid over par value), and we must be solvent before and after the dividend payment. If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operating subsidiary. See “Dividend Policy.”

Risks related to our Grass Business

We currently have no customers for our grass business.  If we are unable to attract any customers, our grass business will fail.

We commenced our grass business in October 2008 and currently lack any customers.  While we believe we will be able to attract customers and achieve revenues in 2010, we cannot assure you we will. If we fail to attract a sufficient number of customers that purchase a sufficient amount of grass, our grass business will fail.

We may not have sufficient land, seedlings and other resources to enter into long-term supply contracts with customers.

We recently signed a Memorandum of Understanding with DP Cleantech, a subsidiary of Dragon Power, the largest biomass power plant builder and operator in China. Dragon has independently tested Giant King Grass and found it suitable for their power plants.  A Dragon 30 MW power plant burning 50% Giant King Grass and 50% agricultural waste would require 487-701 hectares of land. Currently we have 45 hectares under cultivation and are actively seeking more land.  If we are unable to secure this additional land, a biomass power plant operator may not enter into a long-term supply contract with us.  The Giant King Grass growing on the 45 hectares is being used for propagation. A single Giant King Grass plant can generate 20 to 35 new seedlings each year. Therefore the current land is able to supply seedlings for 900- 1575 hectares.  Grass production capability can increase by a minimum of 20 times each year.  We believe we have sufficient financial resources to lease this much land but there are no assurances we will be able to do so.  If we are unable to secure sufficient amounts of land, seedlings and other resources, we may be unable to attract customers and our business model may fail.

We could be subject to intellectual property rights claims regarding the seedlings.

We are subject to the risk that the seedlings we license infringe or will infringe upon patents, copyrights, trademarks or other intellectual property rights held by third parties.   We acquired rights to grow Giant King Grass from a seller which we believe holds such rights.  If that party does not hold such rights, we may be subject to legal proceedings and claims relating to the intellectual property of others.  If any such claim arises in the future, litigation or other dispute resolution proceedings may be necessary to retain our ability to offer our current and future products, which could result in substantial costs and diversion of our management resources and attention even if we prevail in contesting such claims. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property rights, incur additional costs to license or develop alternative products and be forced to pay fines and damages, any of which could materially and adversely affect our business and results of operations, or terminate our grass business entirely.

We have a sublicense relationship with respect to the Giant King Grass license.  If the license from our sublicensor is cancelled, terminated or otherwise is adversely affected, our sublicense may be materially affected.

We sublicense our intellectual property to the Giant King Grass from China Gate which licenses the intellectual property from the original licensor.  The term of this license is not specified.  China Gate has informed us that they have an exclusive license to the Giant King Grass in Guangdong province and North America and have granted us an exclusive sublicense to the same region.   However, because we do not have a direct relationship with the holder of the intellectual property, any material adverse effect to the Giant King Grass license held by our sublicensor would affect our rights as the sublicensee.  The original licensor is aware of our sublicense and has consented to it.  For instance, if our sublicensor fails to perform its obligations under its license with the original licensor, we would have no recourse against the original licensor and our rights with respect to the sublicense may be materially affected.

Natural or man-made disasters could damage our crop production, which would cause us to suffer losses of production and a material reduction of revenues.

We produce Giant King Grass in the Guangdong province of China.  This grass is subject to the risks associated with growing crops, including natural disasters such as drought, pestilence, plant diseases and insect infestations, and man-made disasters such as environmental contamination. Other man-made incidents may damage our products, such as arson or other acts that may adversely affect our grass inventory in the winter storage season.  Furthermore, natural or man-made disasters may cause farmers to migrate from the farmland, which would decrease the number of end users of our products. We are particularly susceptible to disasters or other incidents in the Guangdong province, where we have the greatest concentration of our operations. In the event of a widespread failure of our grass, we could likely sustain substantial loss of revenues and suffer substantial operating losses. We do not have insurance to protect against such a risk and we are not aware of the availability of any such insurance in China.

Our growth prospects may be materially and adversely affected if we are unable to develop or acquire new products or to produce our existing products in sufficient quantities.

We believe the future growth of our Company will depend on the value of our grass business for biofuel, power plant, or animal feed purposes.   The ability to develop orders from customers, if at all, is uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, competitive price pressures, the failure to adapt products to meet the evolving demands of customers in China, the development of higher-quality products by our competitors, and general economic conditions. If we are unable to develop or acquire additional products that meet the demands of our customers, if our competitors develop products that are favored by our customers in China, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected and our revenues and profitability may decline.

Our plans to increase production capacity in the grass business and expand into new markets may not be successful, which could adversely affect our operating results.

Our plans to develop our grass business and its production capacity has placed and will continue to place, substantial demands on our managerial, operational, technological and other resources. We are addressing three markets for Giant King Grass: feedstock for low-carbon liquid biofuels for transportation; fuel to burn in electricity generating power plants; and animal feed. We are also reviewing opportunities to grow grass in other areas of China, India, Indonesia, other areas of Southeast Asia and South America.  These represent great opportunities for the company, but also represent a potential risk in losing focus and diluting management attention. If we fail to establish and manage the growth of our product offerings, operations and distribution channels effectively and efficiently in such business, we could suffer a material and adverse effect on our operations and our ability to capitalize on new business opportunities, either of which could materially and adversely affect our operating results.

We will need to develop new sales channels into the biofuel, electric power plant, and animal feed markets. Expansion into new markets may present operating and marketing challenges. If we are unable to anticipate the changing demands that expanding operations will impose on our production systems and distribution channels, or if we fail to develop our production systems and distribution channels to meet the demand, we could experience an increase in expenses and our results of operations could be adversely affected.

Our financial results are sensitive to fluctuations in market prices of the products that we offer.

The profitability of our operations is affected by the selling prices of our products. We intend to benchmark the prices of our grass against the prevailing domestic market prices of grass of similar quality and attributes, and set the prices accordingly.  Historically, prices of grass and other agricultural products in China have been volatile, primarily due to fluctuations in supply and demand.  If the prices for such products decline in the future, and we are unable sell more products and/or reduce our cost of sales, our revenues will decrease and our profitability will be adversely affected.

We have limited insurance coverage in China.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited insurance products. Other than automobile insurance on certain vehicles and property and casualty insurance on some of our assets, we do not have insurance coverage on our other assets or inventories and do not have insurance to cover our business or interruption of our business, litigation or product liability. We determined the costs of insuring these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our operating results and financial condition.

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and competitive and we expect competition to increase and intensify within the sector. We face significant competition in our grass business.  Many of our competitors have greater financial, research and development and other resources than we have. Competition may also develop from consolidation or other market forces within the grass industry in China.  Because our licensor has no restrictions outside of Guangdong province and North America, we have no means to restrict our licensor from selling Giant King Grass to third parties throughout the rest of the world.   Although we believe we are the only business that will grow a significant amount of Giant King Grass sufficient to support biomass related power plants in China, we have no assurance this is the case.  Other growers of Giant King Grass could potentially compete with us.  In addition, our competitors may develop other types of grasses that are superior to Giant King Grass and more favored by our potential customers.  Our business could be materially and adversely affected by such competition.

Our competitors may be better able to take advantage of industry consolidation and acquisition opportunities than we are. The reform and restructuring of state-owned equity in agricultural enterprises could likely lead to the reallocation of market share in the grass industry, and our competitors may increase their market share by participating in the restructuring of the state-owned seed companies. Such privatization would likely mean that these producers will need to develop more efficient and commercially viable business models in order to survive. In addition, the PRC government currently restricts foreign ownership of any domestic agricultural development and production business to no more than 50% unless otherwise approved by the PRC government. When and if such restrictions are lifted, multinational corporations engaged in the seed business may expand into the agricultural market in China. These companies have significantly greater financial, technological and other resources than us and may become our major competitors in China. As competition intensifies, our margins may be compressed by more competitive pricing in the short term and may continue to be compressed in the long term and we may lose our market share and experience a reduction in our revenues and profit.

If we are unable to estimate customers’ future needs accurately and to match our production to the demand of our direct customers, our business, financial condition and results of operations may be materially and adversely affected.

Due to the nature of the grass industry, we normally grow according to our production plan before we sell and deliver grass to distributors and our direct customers. The potential end users of our grass, such as biofuel providers and livestock owners, generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by our customers, we may produce more grass that is in demand by our distributors resulting in aged crops. In the event we decide not to sell the crop due to our concerns about the quality, the aged inventory could eventually be sold at greatly reduced prices. Aged inventory could result in asset impairment, in which case we would suffer a loss and incur an increase in our operating expenses. On the other hand, if we underestimate demand, we may not able to satisfy our customers’ demand for grass, and thus damage our customer relations and end-user loyalty. Our failure to estimate our customers’ future needs and to match our production to the demand of our direct customers may materially and adversely affect our business, financial condition and results of operations.

Grass prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and profitability.

There may be periods of instability during which commodity prices and sales volumes may fluctuate greatly. Commodities can be affected by general economic conditions, weather, disease outbreaks and factors affecting demand, such as availability of financing and competition. Our attempts to differentiate our products from those of other grass producers have not prevented the grass market from having the characteristics of a commodity market. As a result, the price we are able to demand for our grass is dependent on the size of the supply of our grass and the grass of other producers. Therefore, the potential exists for fluctuation in supply, and consequently in price, in our own markets, even in the absence of significant external events that might cause volatility. As a result, the amount of revenue that we receive in any given year is subject to change. As production levels are determined prior to the time that the volume and the market price for orders is known, we may have too much or too little product available, which may materially and adversely affect our revenues, margins and profitability.

Risks related to our framed art business

We are heavily dependent on one major customer for our revenues

For the nine months ended September 30, 2009, sales to one customer, Hobby Lobby Stores, comprised 75% of our total revenues. We believe this concentration of sales to a small number of customers will continue in the near future. We do not have a long-term contract with Hobby Lobby Stores. A loss of Hobby Lobby Stores as a customer or even a dramatic reduction in sales to Hobby Lobby Stores could significantly reduce our future revenues.

We may not be able to compete with existing or potential competitors in our framed art business

The visual content and art framing businesses are highly competitive. We believe competitive factors include quality of images, branding, reputation, service, breadth of content, depth of content, technology, pricing, and sales and marketing.  Overall, many of our competitors are significantly larger, have far greater resources, a notably larger customer base, a far greater content provider base, significantly more technology infrastructure, and more well-recognized names in the marketplace than we do, all of which may make it difficult for us to compete effectively.

We rely on outside content providers, therefore our revenues will be materially and adversely affected without adequate supply of content

We rely on outside sources to provide us with visual content for our artwork, which we aggregate and make available to our customers. Although we work with entities we believe are reputable vendors, we cannot assure you such outside content provider will have the resources or personnel to provides us with content and artwork that is attractive to potential customers. If we are not able to acquire quality content in sufficient quantities that are favored by our customers, our revenue will be materially and adversely affected.

We may be subject to intellectual property rights claims or other claims in the future which could result in substantial costs and diversion of our financial and management resources away from our business.

We are subject to the risk that the products, technology and processes we license infringe or will infringe upon patents, copyrights, trademarks or other intellectual property rights held by third parties.  We purchase copyrighted artwork prints  from reputable publishers that have license agreements with the copyright holders.  These publishers will indemnify us in the event that an infringement action occurs.  We may be subject to legal proceedings and claims relating to the intellectual property of others. If any such claim arises in the future, litigation or other dispute resolution proceedings may be necessary to retain our ability to offer our current and future products, which could result in substantial costs and diversion of our management resources and attention even if we prevail in contesting such claims. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property rights, incur additional costs to license or develop alternative products and be forced to pay fines and damages, any of which could materially and adversely affect our business and results of operations, or terminate our grass business entirely.

Our failure to protect our intellectual property rights may undermine our competitive position, and legal action to protect our intellectual property rights may be costly and divert our management resources.

We rely primarily on trademark law, and other contractual restrictions to protect our intellectual property.  We also rely on Licensor and its licensor to protect our licensed intellectual properties.   These afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our licensed proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition or operating results. Preventing unauthorized use of proprietary technology can be difficult and expensive. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties. The occurrence of any of the foregoing may have a material adverse effect on our business, results of operations and financial condition.

Historically, implementation of PRC intellectual property-related laws has been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property.

We may not possess all the licenses required to operate our business, or may fail to maintain the licenses we currently hold. This could subject us to fines and other penalties, which could have a material adverse effect on our results of operations.

We are required to hold a variety of permits and licenses to conduct our framed art and grass businesses in China. To our knowledge, we hold all the permits and licenses required for each of our business segments, however we cannot assure you we possess all the permits and licenses required for each of our business segments. In addition, there may be circumstances under which the approvals, permits or licenses granted by the governmental agencies are subject to change without substantial advance notice, and it is possible we could fail to obtain the approvals, permits or licenses required to expand our business as we intend. If we fail to obtain or to maintain such permits or licenses or renewals are granted with onerous conditions, we could be subject to fines and other penalties and be limited in the number or the quality of the products that we would be able to offer. As a result, our business, result of operations and financial condition could be materially and adversely affected.

We may be subject to product quality or liability claims, which may cause us to incur litigation expenses and to devote significant management time to defending such claims and, if determined adversely to us, could require us to pay significant damage awards.

Although we are not subject to any claims now, we may be subject to legal proceedings and claims from time to time relating to our products in the future.   The defense of these proceedings and claims could be costly and time-consuming and significantly divert the efforts and resources of our management personnel. An adverse determination in any such proceedings could subject us to significant liability. In addition, any such proceeding, even if ultimately determined in our favor, could damage our market reputation and prevent us from maintaining or increasing sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Risks Related to Doing Business in China

PRC laws and regulations governing our businesses are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and materially adversely affect our competitive position.

We conduct substantially all of our operations and generate most of our revenues in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

●	the higher level of government involvement;

●	the early stage of development of the market-oriented sector of the economy;

●	the rapid growth rate;

●	the higher level of control over foreign exchange; and

●	the allocation of resources.

While the PRC economy has grown significantly since the late 1970s, the growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on our business. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned to a more market-oriented economy. Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiary in the PRC, IPA China, which is a wholly foreign owned enterprise in China. IPA China is generally subject to laws and regulations applicable to foreign investment in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations has significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

A slowdown in the Chinese economy may slow down our growth and profitability.

The Chinese economy has grown at an approximately 9 percent average annual rate for more than 25 years, making it the fastest growing major economy in recorded history.  However, it has begun to slow down.  In 2007, China’s economy grew by 10.7%, the fastest pace in 11 years.  In 2008, this growth rate slowed to 9.0%.

We cannot assure you growth of the Chinese economy will be steady or that any slowdown will not have a negative effect on our business. Several years ago, the Chinese economy experienced deflation, which may recur in the foreseeable future. More recently, the Chinese government announced its intention to use macroeconomic tools and regulations to slow the rate of growth of the Chinese economy, the results of which are difficult to predict. Adverse changes in the Chinese economy will likely impact the financial performance of the manufacturing and agricultural industries in China which could, in turn, reduce the demand for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Most of our revenues and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, IPA China may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenues will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by IPA China under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if IPA China borrows foreign currency through loans from us or other foreign lenders, these loans must be registered with SAFE, and if we finance IPA China by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the National Development and Reform Commission, or the NDRC, the Ministry of Commerce, or MOFCOM, or their respective local counterparts. These limitations could affect IPA China’s ability to obtain foreign exchange through debt or equity financing.

Recent PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents, if applied to us, may subject the PRC resident shareholders of us or our parent company to personal liability and limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE notice, which requires PRC residents, including both legal persons and natural persons, to register with the competent local SAFE branch before establishing or controlling any company outside of China, referred to as an “offshore special purpose company,” for the purpose of overseas equity financing involving onshore assets or equity interests held by them. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend its SAFE registration with the local SAFE branch with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. Moreover, if the offshore special purpose company was established and owned the onshore assets or equity interests before the implementation date of the SAFE notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC shareholder of any offshore special purpose company fails to make the required SAFE registration and amendment, the PRC subsidiaries of that offshore special purpose company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore special purpose company. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Due to lack of official interpretation, some of the terms and provisions in the SAFE notice remain unclear and implementation by central SAFE and local SAFE branches of the SAFE notice has been inconsistent since its adoption. Because of uncertainty over how the SAFE notice will be interpreted and implemented, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our or our parent company’s PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE notice. We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with the SAFE notice, if SAFE requires it, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to significant political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

We face risks related to health epidemics and other outbreaks.

Adverse public health epidemics or pandemics could disrupt business and the economies of the PRC and other countries where we do business. From December 2002 to June 2003, China and other countries experienced an outbreak of a highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. However, a number of isolated new cases of SARS were subsequently reported, most recently in central China in April 2004.  During May and June of 2003, many businesses in China were closed by the PRC government to prevent transmission of SARS. Moreover, some Asian countries, including China, have recently encountered swine flu influenza. We are unable to predict the effect, if any, that avian or swine influenza may have on our business. In particular, any future outbreak of SARS, influenza or other similar adverse public developments may, among other things, significantly disrupt our business and force us to temporarily close our businesses. Furthermore, an outbreak may severely restrict the level of economic activity in affected areas, which may in turn materially adversely affect our financial condition and results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of health related epidemics.

Shareholder rights under British Virgin Islands law may differ materially from shareholder rights in the United States, which could adversely affect the ability of us and our shareholders to protect our and their interests.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, by the Business Companies Act (No 16 of 2004) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands. The common law in the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, the decisions of whose courts are of persuasive authority but are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law in this area may not be as clearly established as they would be under statutes or judicial precedent in existence in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate laws. Moreover, our company could be involved in a corporate combination in which dissenting shareholders would have no rights comparable to appraisal rights which would otherwise ordinarily be available to dissenting shareholders of United States corporations. Also, we are not aware of a significant number of reported class actions or derivative actions having been brought in British Virgin Islands courts. Such actions are ordinarily available in respect of United States corporations in U.S. courts. Finally, British Virgin Islands companies may not have standing to initiate shareholder derivative action before the federal courts of the United States. As a result, our public shareholders may face different considerations in protecting their interests in actions against the management, directors or our controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States, and our ability to protect our interests may be limited if we are harmed in a manner that would otherwise enable us to sue in a United States federal court.

As we are a British Virgin Islands company and most of our assets are outside the United States, it will be extremely difficult to acquire jurisdiction and enforce liabilities against us and our officers, directors and assets based in China.

We are a British Virgin Islands international business company, and our corporate affairs are governed by our Memorandum and Articles of Association and by the BVI Business Companies Act (No 16 of 2004) and other applicable British Virgin Islands laws. Certain of our directors and officers primarily reside outside of the United States. In addition, the Company’s assets will be located outside the United States although we do sell our products into the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon our directors or officers and our subsidiaries, or enforce against any of them court judgments obtained in United States’ courts, including judgments relating to United States federal securities laws. In addition, there is uncertainty as to whether the courts of the British Virgin Islands and of other offshore jurisdictions would recognize or enforce judgments of United States’ courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the British Virgin Islands or other offshore jurisdictions predicated upon the securities laws of the United States or any state thereof. Furthermore, because the majority of our assets are located in China, it would also be extremely difficult to access those assets to satisfy an award entered against us in United States court.

The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of the affairs of our company.

Under the laws of the British Virgin Islands, there is some statutory law for the protection of minority shareholders under the Act. The principal protection under statutory law is that shareholders may bring an action to enforce our Amended and Restated Memorandum and Articles of Association. The Act sets forth the procedure to bring such a claim. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the Amended and Restated Memorandum and Amended and Restated Articles of Association. Companies are not obligated to appoint an independent auditor and shareholders are not entitled to receive the audited financial statements of the company.

There are common law rights for the protection of shareholders that may be invoked (such rights have also now been given statutory footing under the Act), largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum or articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority, (ii) acts that constitute fraud on the minority where the wrongdoers control the company, (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote, and (iv) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the U.S.

Risks Associated with this Offering

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there was no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our ordinary shares is not active. The initial public offering price was determined by unilaterally by the Company. The initial public offering price may not be indicative of prices that will prevail in the trading market.

The market price for our ordinary shares may be volatile, which could result in substantial losses to investors.

The market price for our ordinary shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in the Chinese energy and livestock industries;
●	changes in the Chinese economy;
●	announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel; or
●	potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our ordinary shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our ordinary shares.

Future sales of our ordinary shares may depress our share price.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of ordinary shares. There will be an aggregate of 8,600,000 ordinary shares outstanding before the consummation of this offering. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as defined in Rule 144 of the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

If our parent company VIASPACE cannot make the cash payment due to Chang, then the second closing will not occur, and Chang will greatly increase his ownership in our equity securities and have greater influence on shareholder actions.

Our parent company VIASPACE must pay Sung Chang $4.8 million plus interest (which as of September 30, 2009 was $355,000) at the Second Closing.  At this time, VIASPACE does not have this cash available and would have to raise this capital in order to meet such commitment.  If VIASPACE is ultimately unable to make this cash payment, then the Second Closing will not occur.  Instead, VIASPACE will transfer all shares of our common stock it holds to Chang.  This would cause Mr. Chang to have greater influence on shareholder decisions.

Our major shareholders, directors and officers will control a majority of our ordinary shares, decreasing your influence on shareholder decisions.

Our major shareholders, officers and directors will, in the aggregate, beneficially own 7,896,000 ordinary shares or approximately 91.8% of our outstanding shares. If the Second Closing does not occur, we will be controlled by Mr. Sung Chang rather than our current parent company, VIASPACE Inc. As a result, our officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ordinary shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

FORWARD-LOOKING STATEMENTS

We made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could” and similar expressions. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

●	projections of revenue, earnings, capital structure and other financial items;
●	statements of our plans and objectives;
●	statements regarding the capabilities and capacities of our business operations;
●	statements of expected future economic performance; and
●	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss many of these risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

OUR CORPORATE STRUCTURE

On July 1, 2008 our Company was incorporated as an international business company in the British Virgin Islands and we were wholly-owned by VIASPACE Inc. On October 21, 2008, we acquired 70% of the equity securities of IPA BVI, which owns 100% of IPA China.   We intend to acquire the other 30% of IPA BVI at the Second Closing or if the Second Closing does not occur, then upon such time that the closing conditions for VIASPACE and us under the Purchase Agreement have been satisfied or waived.  We believe that such date for the transfer of the 30% of IPA BVI will be on or before January 15, 2010 .

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares offered hereby will be for the accounts of the selling shareholders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the obligation of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be approximately $100,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares. We anticipate we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by our subsidiary in China to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents. There are no such similar foreign exchange restrictions in the British Virgin Islands.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and the U.S. but all of our revenues are denominated in RMB. However, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then current exchange rates, for the convenience of the readers. The conversion of RMB into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus were made at a rate of RMB 6.81731 to $1.00, the noon buying rate in effect as of December 31, 2008. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. The Company does not currently engage in currency hedging transactions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited historical consolidated financial statements and our unaudited pro forma condensed consolidated financial statements, together with the respective notes thereto, included elsewhere in this prospectus. Our audited historical consolidated financial statements have been prepared in accordance with U.S. GAAP. Our unaudited pro forma financial information has been derived from our audited historical consolidated financial statements.

Overview

Our Company

VIASPACE Green Energy Inc., a British Virgin Islands company (“VGE-BVI” or the “Company”) is the parent company of IPA BVI. IPA BVI owns all equity interests of IPA China.  IPA BVI and IPA China specialize in the manufacturing of high quality, copyrighted, framed artwork sold in U.S. retail chain stores. IPA China also has a sublicense to grow and sell a new fast-growing hybrid grass to be used for production of crops that may be as feedstock for biofuels and fuel for electricity generation.   It may also be used as feed for livestock.

Our principal executive offices are located at 2102 Business Center Dr., Suite 130, Irvine, California, 92612.  Our main office in the PRC is located at San Sheng Road, DaLi Village, TaiHe Town, Guangzhou, China 510540.  Our website address is www.viaspacegreenenergy.com.  Information contained on our website or any other website is not a part of this prospectus.

Corporate History

On October 21, 2008, VIASPACE Inc., our parent company (“VIASPACE”), and we entered into a Securities Purchase Agreement (the "Purchase Agreement") with Sung Hsien Chang ("Chang"), and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor"). Under the Purchase Agreement, we agreed to acquire 100% of Inter-Pacific Arts Corp., a British Virgin Islands international business company ("IPA BVI"), and the entire equity interest of Guangzhou Inter-Pacific Arts Corp., a Chinese wholly owned foreign enterprise registered in Guangdong province ("IPA China") from Chang, the sole shareholder of IPA BVI and IPA China. In exchange, VIASPACE agreed to pay approximately $16 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor and in exchange Licensor sublicensed certain fast growing grass technology to IPA China.

The transactions under the Purchase Agreement (“Acquisition”) involve two phases.  At the first closing on October 21, 2008, we issued 3,500,000 newly-issued shares to Chang and his designees.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI to us.  We have complete control of the assets of IPA BVI through our majority ownership position and there is no restriction on the Company’s ability to transfer or capitalize on such assets at any time, including prior to the cash payment due Mr. Chang from VIASPACE.    In addition, we executed employment agreements with certain persons, including Sung Chang; Carl Kukkonen, the VIASPACE’s Chief Executive Officer; Stephen Muzi, the VIASPACE’s Chief Financial Officer; and Maclean Wang, the sole shareholder of the Licensor.  Our shareholders also entered into an agreement with Chang regarding the rights as our shareholders ("Shareholders Agreement") to elect directors.  IPA China became a wholly-owned subsidiary of IPA BVI (and indirectly, our subsidiary) after the First Closing.

The second closing in which the remaining minority interest of 30% of IPA BVI equity holdings would be transferred to us will be held on or before January 15, 2010 (or February 15, 2010 if the registration is declared effective prior to December 15, 2009) ("Second Closing"). At the Second Closing, VIASPACE shall pay $4.8 million ("Cash Consideration") plus Interest (as determined below) since the First Closing, in cash to Chang. We believe this will occur on or before January 15, 2010.   Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6% . VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.

VIASPACE’s and our obligations to consummate the Second Closing are conditioned upon, among other things, the execution of the assignment of the right to grow and harvest fast-growing grasses from China Gate to IPA China so that we have a direct license from the original licensor rather than a sublicense through China Gate. If the Second Closing does not occur and our ordinary shares are listed on a trading market, then VIASPACE shall transfer to Chang all of our shares that it holds. If our ordinary shares are not listed on a trading market, then Chang may retain VIASPACE Shares instead of returning them to VIASPACE.  The Second Closing has not occurred at this time.  We intend to register the shares listed in this registration statement regardless of whether the second closing occurs.  We believe the 30% of IPA BVI will be transferred on or before January 15, 2010.  The parties have acknowledged on Amendment No. 6 to the Securities Purchase Agreement dated on or about December 18, 2009, that regardless of whether the Second Closing occurs or not, the remaining 30% of IPA will be transferred to VGE on or before January 15, 2010.

IPA China has obtained a Certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China (“Certificate”) and an Approval Statement from Administration Foreign Trade of Bai Yun District, Guangzhou, Guangdong Province, People’s Republic of China. The Certificate is dated June 24, 2009 and the Approval Statement is dated June 19, 2009. The Certificate and Approval Statement dictate that IPA China was approved as a foreign invested enterprise solely owned by Inter-Pacific Arts Corp., an enterprise registered in British Virginia Island, with a capital contribution of US$450,000. IPA China has a total investment of US$600,000 and a registered capital of US $450,000. IPA China’s duration of operation is 30 years. The Approval Statement further states that it is approved that, pursuant to the Share Transfer Agreement entered into by and between Sung Hsien Chang and IPA BVI on June 2, 2009, Mr. Chang transferred 100% of his ownership of IPA China to IPA BVI and IPA BVI contributes US$450,000 to IPA China, which counts as 100% of IPA China’s registered capital.

In addition, the Licensor and Sung Chang, the seller of IPA China and IPA BVI, each represented that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  IPA China secured 45 hectares of arable land in the first quarter of 2009 and leased an additional 55 ha in the third quarter of 2009.  The requirement has been met so this requirement no longer has any impact on our ability to utilize our grass license rights.

We sublicense our intellectual property to the Giant King Grass from China Gate which licenses the intellectual property from the original licensor.  China Gate has informed us that they have an exclusive license to the Giant King Grass in Guangdong province and North America and have granted us an exclusive sublicense to the same region.  However, we do not have a direct relationship with the holder of the intellectual property, any material adverse effect to the Giant King Grass license held by our sublicensor would affect our rights as the sublicensee.

On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that the Registrant’s shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  This amendment also extended the Second Closing to November 21, 2009.  The second closing will be held within 396 days after the first closing ("Second Closing").  The Second Closing is scheduled for November 21, 2009, and VIASPACE is to pay $4,800,000 plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6% thereafter.  As of September 30, 2009, the entire amount due from VIASPACE to Chang was $5.155 million.   VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing does not occur.   We believe this transfer will occur on or before January 15, 2010.

As required by the Purchase Agreement, VGE filed a Form S-1 Registration Statement with the Securities and Exchange Commission ("SEC") on June 3, 2009 covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations.  The second Amendment extends until November 21, 2009, the date that VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market.  If VGE’s Registration Statement is declared effective by the SEC on or before November 21, 2009, the Second Closing Deadline will be extended until December 21, 2009.

On November 25, 2009, we entered into another amendment to the Securities Purchase Agreement that extended the Second Closing Deadline from November 21, 2009 to December 15, 2009; and provided further that if the registration statement were declared effective by the SEC on or before December 15, 2009, then the Second Closing Deadline would be extended to January 15, 2010.   On December 18, 2009, the parties further extended the Second Closing Deadline to January 15, 2010, and if the registration declared effective by the SEC on or before January 15, 2010, then the Second Closing Deadline would be extended to February 15, 2010.

Also pursuant to the second amendment, VIASPACE irrevocably assigned to Chang and Licensor the VIASPACE  shares issued to Chang and Licensor in the First Closing of the Purchase Agreement.  Licensor agreed to limit sales of VIASPACE common shares issued at the First Closing to a maximum of 8,800,000 shares in any 90-day period.   On October 13, 2009 the parties to the Purchase Agreement entered into the third Amendment to the Securities Purchase Agreement in which the parties agreed that in the event that the Second Closing fails to occur and VIASPACE’s closing conditions to the Second Closing have been satisfied by Chang, then (1) Chang and/or his designees shall retain our Shares, (2) VIASPACE shall transfer all shares of our common stock it holds to Chang, (3) Chang will deliver the remaining 30% equity interest of IPA-BVI to us, such that we shall receive all equity securities of IPA-BVI, and (4) if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.   In addition, the parties clarified that the three year non-competition clause to engage in the grass business starting from the date of the First Closing does not apply to VGE and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of Licensor to assign the grass license to VGE.

If the Second Closing has occurred but if Registrant common stock is not listed on a trading market by November 21, 2009, then VIASPACE will issue to Chang the number of shares of its common stock equivalent to US$5,600,000.

Licensor and Chang each represented and covenanted that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date. Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to us at our option. The term of such agreement, including possible renewals, shall be at least 10 years.  In March 2009, approximately 45 hectares of the 100 hectares were leased by IPA China in Guangdong province for a term of 20 years.  In the third quarter of 2009, VGE signed a lease for approximately 55 hectares of land in Guangdong province.  The lease begins October 1, 2009 with a lease life of about 29 years.  This land is being used to grow Giant King grass.  We do not expect to request an assignment of the IPA China lease since we intend to own IPA China through 100% ownership of IPA BVI.  VIASPACE and we have contractual rights to enforce this obligation and intend to do so.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates (but excluding us), or any of their directors or officers (but excluding our CEO, Carl Kukkonen, and our CFO, Stephen Muzi), shall engage in the grass business in China for a period of three years after the First Closing Date, or October 21, 2011.  Our management does not believe that this clause would negatively impact our operations, liquidity and capital resources if a Second Closing does not occur.  This clause protects us from competition by VIASPACE or its affiliates (excluding us), including its U.S.-based officers and directors if the Second Closing fails to occur.

Currently, we control 70% of IPA BVI.  Accordingly, we consolidate their results, assets and liabilities in our financial statements.

The Company’s web site is www.viaspacegreenenergy.com.

Material Trends and Uncertainties

Government Regulations and Incentives

The trend toward reducing carbon emissions is the result of international treaties, and government policies and regulations.  These policies and regulations led to incentives for the use of renewable, low carbon biofuels in transportation and electricity generation applications. These applications, we believe, in turn have led to increased demand for feedstocks such as Giant King Grass.

The market for biofuels is critically dependent on foreign regulations that mandate energy security, renewable energy sources and limitations on carbon emissions, including regulations in China.  These Chinese regulations manifest themselves in terms of government policies such as guaranteed markets for renewable electricity in China, subsidized pricing, and favorable treatment in permitting and land-use. Currently these regulations strongly favor electricity generated from burning biomass such as Giant King Grass, or liquid biofuels made from biomass. However, if these favorable regulations were retracted, it would have a major negative impact on the renewable energy business including ours.  We have no reason to believe that these policies toward carbon emissions will be curtailed, reversed or eliminated.

Regulations in individual countries may require us to obtain government approval before we can grow Giant King Grass. Based on our experience in China, we believe that we will be able to comply with these local regulations. We do not anticipate any new regulatory issues with our framed art business.

Plans to Develop the Grass Business and Expand into New Markets

Based on discussions with companies operating or considering biomass derived biofuels and electricity generation, we believe that one of their major business risks is having a reliable and consistent source of feedstock.  Dedicated nonfood energy crops such as Giant King Grass are welcomed by these potential customers.  We believe that the company is well positioned to address this market in China, Southeast Asia, India and other tropical and subtropical areas of the world.  Palm oil is grown commercially primarily in Indonesia and Malaysia.  Palm oil and emerging energy crops such as Jatropha can be used to make bio-diesel fuel for diesel powered vehicles.  Giant King Grass is a candidate crop for biomass gasoline replacements collectively known as Grassoline for spark ignited engines. In addition, Giant King Grass can be burned directly in a power plant to generate electricity.

A major uncertainty is the ability to acquire enough land to deliver Giant King Grass to a power plant or biofuel plant. It is estimated that 1000 to 2000 hectares are needed within a 50 km radius to deliver enough fuel for a 30 MW power plant. We are working aggressively to acquire land and to work with strategic partners that have the land. We believe that the renewable low carbon energy demand is large, and that we will be able to produce large amounts of grass to supply many power and biofuel production plants.

We are addressing three markets for Giant King Grass: feedstock for low-carbon liquid biofuels for transportation; fuel to burn in electricity generating power plants; and animal feed. We are also reviewing opportunities to grow grass in other areas of China, India, Indonesia, other areas of Southeast Asia and South America.  These represent great opportunities for us, but also represent a potential risk in losing focus and diluting management attention.

Lack of Customers for the Grass Business and Potential Over-Reliance on a Single Customer for the Framed Art Business

We entered the grass business in October 2008.  We have concentrated on growing grass and generating enough seedlings to accommodate major expansion. In parallel, we have been meeting with potential customers for large quantities of grass for animal feed, to burn in power plants and as a feedstock for liquid biofuels. We do not yet have a customer for the grass business, but our feedback has been very positive and we expect customer relationships to develop quickly.  We have signed an Memorandum of Understanding to develop a project for animal feed in Tanzania, Africa, and a potential energy customer has tested our grass. A professor from the China Agricultural University has agreed to serve on our advisory board, and he is assisting us with technical issues and helping identify customers for the grass.

We have had an excellent relationship with our largest framed art customer, Hobby Lobby-- a national US retail chain for more than five years. This customer knows our products, quality control, management, and visited our factory. We are extremely happy to have them as a customer.  We have other national customers and are seeking new customers as well. We supply Hobby Lobby with unique high-quality products we believe give them an advantage over their competitors.

Long-Term Prospects for the Framed Art Business

The framed art business is important to our financial strategy.  Sung Chang the original owner of framed art business will continue to run this business unit for VIASPACE Green Energy. We are working to grow framed art sales and profits which can help fund expansion of the grass business. IPA China has the facilities to accommodate significant expansion, and additional workers can be hired to meet increased demand.  We believe that our quality and price will allow long-term steady growth in the framed art business.

Decrease in Revenue Experienced in the Third Quarter of 2009 and Year to Date 2009

Sales of framed artwork were down 46% for the three months ended September 30, 2009 and down 42% for the nine months ended September 30, 2009 versus the comparable period s of 2008. We expect 2009 framed artwork revenue to be lower than 2008 due to the global economic conditions which have resulted in lower consumer spending.

Change from Private to Public Company

Management understands that changing from a private to a public company will require additional legal, accounting and other public company costs not required for a private company including the costs of Sarbanes-Oxley 404 requirements.  We estimate these additional public company costs will be approximately $400,000 per year.  Management expects that cash on hand and operating profits from existing business lines will reduce the burden of these costs on a going forward basis.  We have signed employment agreements with a CEO and CFO who are experienced in public reporting companies.

Sarbanes-Oxley 404 Requirements

We are currently interviewing consultants with expertise in SOX 404 rules and applications to assist management in its preparations of SOX compliance.  The consultants being interviewed have established the necessary documentation and performed the required testing for other public companies and we will draw on this experience.  Our CFO will be the main contact with the SOX 404 consultant in the assessment, documentation and establishing of internal controls.  We expect to engage a consultant in the next few months.  We are aware our internal controls will be tested and subject to an external auditors’ opinion in 2010.

Critical accounting policies and estimates

Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies” (“FRR60”) issued by the SEC, suggests companies provide additional disclosure and commentary on those accounting policies considered most critical.  FRR 60 considers an accounting policy to be critical if it is important to the Company’s financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application.  For a summary of the Company’s significant accounting policies, including the critical accounting policies discussed below, see the accompanying notes to the consolidated financial statements.

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions.  The following accounting policies require significant management judgments and estimates:

In accordance with the SEC’s SAB No. 104, IPA BVI and IPA China recognize product revenue provided: (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.  Our standard shipping terms are free on board shipping point.  Some of the Company’s products are sold in the PRC and are subject to Chinese value-added tax.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  Revenue is recorded net of VAT taxes.

The Company accounts for equity instruments issued to consultants and vendors in exchange for goods and services in accordance with EITF Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services”, and EITF Issue No. 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other than Employees”. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. In accordance with EITF Issue No. 00-18, an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company records the fair value of the fully vested, non-forfeitable common stock issued for future consulting services as prepaid expenses in its consolidated balance sheet.

The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  There is no assurance that actual results will not differ from these estimates.

See footnotes in the accompanying financial statements regarding recent financial accounting developments.

Results of Operations

The following table presents the results of our operations for the periods indicated. Our historical reporting results are not necessarily indicative of the results to be expected for any future period.

	For the Period from inception (July 1, 2008) through December 31, 2008	Three Months Ended September 30, 2009	Nine Months Ended September 30, 2009
		(Unaudited)	(Unaudited)
Revenues	$866,000	$1,064,000	$2,935,000
Cost of revenues	249,000	609,000	1,643,000
Gross Profit	617,000	455,000	1,292,000
Operating expenses
Selling, general and administrative expenses	516,000	425,000	1,392,000
Total operating expenses	516,000	425,000	1,392,000
Income(loss) from operations	101,000	30,000	(100,000)
Non-operating income	1,000	―	6,000
Non-operating expenses	(1,000)	―	―
Interest expense	―	―	(5,000)
Income(loss) before income taxes and minority interest	101,000	30,000	(99,000)
Provision for income taxes	10,000	(2,000)	―
Minority interest, net of tax	―	―	―
Net income (loss)	$91,000	$32,000	$(99,000)
Basic and diluted earnings (loss) per ordinary share	$0.03	$0.00	$(0.01)
Weighted average ordinary shares outstanding	3,365,223	8,600,000	8,600,000

Three Month Period Ended September 30, 2009 Compared to Three Month Period Ended September 30, 2008

Note:  The acquisition of IPA BVI and IPA China occurred on October 21, 2008.  The following discussion reflects a comparison of actual financial results for the three month period ended September 30, 2009 versus actual results incurred by IPA BVI and IPA China for the three month period ended September 30, 2008 .

Revenues

Revenues were $1,064,000 and $1,964,000 for 2009 and 2008, respectively, a decrease of $900,000 or 46%.  Sales of framed artwork were down by 46% during the quarter as compared with the prior year as customer filled orders were lower.  All of the revenues recorded during 2009 and 2008 are from the Company’s framed artwork segment.  There were no grass segment revenues recorded during 2009 and 2008.

Cost of Revenues

Costs of revenues were $609,000 and $1,354,000 for 2009 and 2008, respectively, a decrease of $745,000 or 55%.   Framed artwork costs of revenues were lower as expected due to a decrease in revenues.  All of the cost of revenues recorded during 2009 and 2008 are from the Company’s framed artwork segment.  There were no grass segment cost of revenues recorded during 2009 and 2008.

Gross Profit

The resulting effect on these changes in revenues and cost of revenues from 2008 to 2009 was a decrease in gross profits from $610,000 in 2008 to $455,000 in 2009, a decrease of $155,000 or 25%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $425,000 and $368,000 for 2009 and 2008, respectively, an increase of $57,000 or 15%.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had selling, general and administrative expenses of $269,000 and $368,000 for 2009 and 2008, respectively, a decrease of $99,000, primarily due to a decrease in commissions expense.

Grass Segment
Of the total amounts, the grass segment related to growing Giant King Grass in the PRC had selling, general and administrative expenses of $156,000 and zero for 2009 and 2008, respectively, an increase of $156,000.  This segment had no corresponding costs incurred in the third quarter of 2008, as this segment commenced operations in the fourth quarter of 2008.  Included in the costs of $156,000 were professional accounting fees of $9,000, payroll and benefits of $85,000, legal fees of $25,000 and other expenses of $37,000.

Income (Loss) from Operations

The resulting effect on these changes in gross profits, selling, general and administrative expense was that the Company had a decrease in income from operations of $212,000 from 2008 to 2009.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had decreased income from operations of $56,000 from 2008 to 2009.

Grass Segment
Of the total amounts, the grass segment had a loss from operations of $156,000 for the three months ended September 30, 2009.  There were no results of operations for the three months ended September 30, 2008 as the segment commenced operations in the fourth quarter of 2008.

Other Income (Expense), Net

Other income (expense), net decrease $1,000 from 2008 to 2009.

Nine Month Period Ended September 30, 2009 Compared to Nine Month Period Ended September 30, 2008

Note:  The acquisition of IPA BVI and IPA China occurred on October 21, 2008.   The following discussion reflects a comparison of actual financial results for the nine month period ended September 30, 2009 versus actual results incurred by IPA BVI and IPA China for the nine month period ended September 30, 2008.

Revenues

Revenues were $2,935,000 and $5,066,000 for 2009 and 2008, respectively, a decrease of $2,131,000 or 42%.  Sales of framed artwork were down by 42% during 2009 as compared with the prior year as customer filled orders were lower.   All of the revenues recorded during 2009 and 2008 are from the Company’s framed artwork segment.  There were no grass segment revenues recorded during 2009 and 2008.

Cost of Revenues

Costs of revenues were $1,643,000 and $3,264,000 for 2009 and 2008, respectively, a decrease of $1,621,000 or 50%.  Framed artwork costs of revenues were lower as expected due to a decrease in revenues.  All of the cost of revenues recorded during 2009 and 2008 are from the Company’s framed artwork segment.  There were no grass segment cost of revenues recorded during 2009 and 2008.

Gross Profit

The resulting effect on these changes in revenues and cost of revenues from 2008 to 2009 was a decrease in gross profits from $1,802,000 in 2008 to $1,292,000 in 2009, a decrease of $510,000 or 39%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1,392,000 and $799,000 for 2009 and 2008, respectively, an increase of $593,000 or 74%.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had selling, general and administrative expenses of $716,000 and $799,000 for 2009 and 2008, respectively, a decrease of $83,000 due to lower commissions on framed arwort sales.

Grass Segment
Of the total amounts, the grass segment related to growing Giant King Grass in the PRC had selling, general and administrative expenses of $676,000 and zero for 2009 and 2008, respectively, an increase of $520,000.  This segment did not have any corresponding costs incurred in the first nine months of 2008, as this segment commenced operations in the fourth quarter of 2008.  Included in the costs of $676,000 were professional accounting fees of $153,000, payroll and benefits of $370,000, legal expenses of $60,000 and other expenses of $93,000.

Income (Loss) from Operations

The resulting effect on these changes in gross profits, selling, general and administrative expense was an decrease in income from operations of $1,103,000 from 2008 to 2009.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had decreased income from operations of $427,000 from 2008 to 2009.

Grass Segment
Of the total amounts, the grass segment had a loss from operations of $676,000 in 2009.  There were no results of operations for the first nine months of 2008 as the grass segment commenced operations in the fourth quarter of 2008.

Period from Inception (July 1, 2008) through December 31, 2008 (Audited) Compared to Period from October 21, 2007 through December 31, 2007

Note:  The acquisition of IPA BVI and IPA China occurred on October 21, 2008.   Our company was inactive from July 1, 2008 through October 20, 2008.  The following discussion reflects a comparison of actual financial results versus actual results incurred by IPA BVI and IPA China for the same period presented.

Revenues

Revenues were $866,000 and $816,000 for the periods ending December 31, 2008 and 2007, respectively, an increase of $50,000, or 6%.   Sales of framed artwork were up by 6% during the period as compared with the prior year period as more customer orders were filled.   All of the revenues recorded during 2008 and 2007 are from the Company’s framed artwork segment.  There were no grass segment revenues recorded during 2008 and 2007.

Cost of Revenues

Costs of revenues were $249,000 and $869,000 for the periods ending December 31, 2008 and 2007, respectively, a decrease of $620,000, or 71%. Additional cost of goods sold expenses related to artwork inventory adjustments were recorded for 2007, and no such adjustments were necessary for the period ending December 31, 2008. These adjustments contributed to the lower costs of revenues for 2008. All of the cost of revenues recorded during 2008 and 2007 are from the Company’s framed artwork segment. There were no grass segment cost of revenues recorded during 2008 and 2007.

Gross Profit

The resulting effect on these changes in revenues and cost of revenues from 2007 to 2008 was an increase in gross profits from a loss of $53,000 in 2007 to income of $617,000 in 2008, an improvement of $670,000, or 1,264%.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $516,000 and $101,000 for the periods ending December 31, 2008 and 2007, respectively, an increase of $415,000, or 411%.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had selling, general and administrative expenses of $334,000 and $101,000 for 2008 and 2007, respectively, an increase of $233,000. This increase was primarily due to higher commissions, salaries, frame sample expense, depreciation and amortization expense in 2008 over the same period of 2007.

Grass Segment
Of the total amounts, the grass segment related to growing Giant King Grass in the PRC had selling, general and administrative expenses of $182,000 and zero for 2008 and 2007, respectively, an increase of $182,000. This segment did not have any corresponding costs incurred in 2007, as this segment commenced operations in the fourth quarter of 2008. Included in the costs of $182,000 were professional accounting fees of $95,000, consulting fees of $62,000, public relations fees of $15,000 and other expenses of $10,000.

Income (Loss) from Operations

The resulting effect on these changes in gross profits, selling, general and administrative expense was that the Company had a income from operations of $101,000 for the period ending December 31, 2008 and a loss from operations of $154,000 for the period ending December 31, 2007, an improvement of $255,000.

Framed Artwork Segment
Of the total amounts, the framed artwork segment had an increased income from operations of $437,000 from 2007 to 2008.

Grass Segment
Of the total amounts, the grass segment had a loss from operations of $182,000 in 2008.  There were no results of operations for 2007 as the segment commenced operations in the fourth quarter of 2008.

Other Income (Expense), Net

Other income (expense) was a loss of $17,000 in 2007 and zero in 2008.

Liquidity and Capital Resources

Period from inception (July 1, 2008) through December 31, 2008

Net cash provided by operating activities was $927,000 for the period ending December 31, 2008.  The Company’s net income was $91,000 in 2008.  Non-cash expenses totaled $33,000 for the period ending December 31, 2008, composed of depreciation of fixed assets and amortization of land leases.  General working capital provided $715,000 in cash for the period.   Related party, net, provided $88,000 in cash.

Net cash used in investing activities was $9,000 related to the cash balance on hand in IPA BVI when IPA BVI was acquired by the Company.

In December 2008, the Company received $1,580,000 from Mr. Sung Chang as a condition of the purchase agreement between the Company and Mr. Chang that required IPA BVI and IPA China to have $3 million in cash equivalents on their balance sheet at the time of acquisition by the Company on October 21, 2008.

The Company expects cash on hand as of December 31, 2008 and future operating cash flow to fund operations for a minimum of the next twelve months, and as such, the Company has no immediate need for additional outside financing.

Period from January 1, 2009 through September 30, 2009

Net cash used in operating activities was $526,000 for the nine months ended September 30, 2009.  The Company’s net loss was $99,000 for the nine months ended September 30, 2009.  Non-cash expenses totaled $73,000 composed of depreciation of fixed assets and amortization of land leases.  General working capital used $159,000 in cash for the period ending September 30, 2009.   Related party, net, used $341,000 in cash.

Net cash used in investing activities was $64,000 related to an additional land lease entered into in March 2009 and August 2009 related to the Company’s Giant King grass business in the PRC and $77,000 for capital equipment spend in the Company’s grass business

Net cash used in financing activities was $800,000 comprised of related party loans.

The Company expects cash on hand as of September 30, 2009 and future operating cash flow to fund operations for a minimum of the next twelve months, and as such, the Company has no immediate need for additional outside financing; however if revenue forecasts are not met or if future operating expenses or capital requirements increase beyond our control, the Company may need to seek additional cash resources.  This could be from the sale of additional equity securities or new debt securities.  There is no guarantee that the Company will be able to obtain needed equity or debt financing.

Contractual Obligations

IPA art designers work with buyers from retail chains to choose prints and other art forms from catalogs of licensed work. We only purchase prints from companies with whom we have long-standing relationships, and we guarantee our customers there are no counterfeits and that all royalties were paid.  The vendors from whom we purchase prints guarantee that all of the prints they sell are not counterfeits and that all royalties were paid to the artist of the prints.  We then pass this guarantee on to our customers.  Since the time IPA was formed in 2003, we have not received any legal claims challenging any of the prints we have sold.

We entered into four separate two-year employment agreements with each of Carl Kukkonen, Sung Chang, Stephen Muzi and Maclean Wang.  Kukkonen would serve as Chief Executive Officer, Chang as President, Muzi as Chief Financial Officer and Wang as Managing Director of Grass Development of IPA China.  Kukkonen and Chang would receive a salary of $240,000 per annum, Muzi receives $180,000 per annum and Wang receives $84,000 per annum.  Each of them is entitled to a bonus as determined by our Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, we will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of our total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with us.  There was no stock compensation recorded during 2009 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

Under Wang’s employment agreement, we will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of our total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with us. There was no stock compensation recorded during 2009 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

The Second Closing date was extended until December 15 , 2009, based on an amendment to the Securities Purchase Agreement on November 25 , 2009 and subsequently to January 15, 2010 on a subsequent amendment.   We do not know exactly what the fair market value of VGE common stock will be on December 15 , 2009, but we have determined a Proposed Maximum Offering Price Per Unit of $3.00 per share in this S-1 filing for each share of common stock.  8% of outstanding common shares will be issued to Mr. Chang and Mr. Wang (4% of total outstanding shares to Mr. Chang and Mr. Wang) which translates to 688,000 common shares.  Assuming $3.00 per share common stock price on December 15 , 2009, this would result in the Company issuing these stock incentive options at a per share price of $2.40 per share (20% discount), resulting in stock compensation expense of approximately $412,800 to be amortized over 24 months which is the stock option vesting period, or $17,200 per month.

In the event that the Second Closing does not occur by January 15, 2010 , then each Employment Agreement shall automatically terminate.

Inflation and Seasonality

We have not experienced material inflation during the past five years.  Seasonality has historically not had a material effect on our operations.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements as of September 30, 2009 .

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Our exposure to interest rate risk primarily relates to interest income generated by cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. We have not used any derivative financial instruments to manage our interest rate exposure. We have not been exposed to material risks due to changes in interest rates. However, our future interest income may be lower than expected due to changes in market interest rates.

Foreign Exchange Risk. Although we use U.S. dollars as our reporting currency and our artwork revenue is denominated in U.S. dollars, our operations are carried out in RMB and we maintain RMB denominated bank accounts. We, therefore, are subject to currency risk. Although the conversion of the RMB is highly regulated in China, the value of the RMB against the value of the U.S. dollar or any other currency nonetheless may fluctuate in value within a narrow band against a basket of certain foreign currencies. China is currently under significant international pressures to liberalize this government currency policy, and if such liberalization were to occur, the value of the RMB could appreciate or depreciate against the U.S. dollar. Unfavorable changes in the exchange rate between the RMB and the U.S. dollar may result in a material effect upon accumulated other comprehensive income recorded as a charge in shareholders’ equity. We do not use derivative instruments to reduce our exposure to foreign currency risk.

In addition, the RMB is not a freely convertible currency. IPA China, our Chinese subsidiary, is not permitted to pay outstanding current account obligations in foreign currency, but rather must present the proper documentation to a designated foreign exchange bank. We cannot guarantee that all future local currency can be repatriated.

Inflation. Although China has experienced an increasing inflation rate, inflation has not had a material impact on our results of operations during 2007 and 2008. According to the National Bureau of Statistics of China, the change in the consumer price index in China was 0.46%, (0.77%), and 1.16% in 2001, 2002 and 2003, respectively. However in connection with a 3.9% increase in 2004, the Chinese government announced measures to restrict lending and investment in China in order to reduce inflationary pressures in China’s economy. Following the government’s actions, the consumer price index decreased to 1.8% in 2005 and to 1.5% in 2006. In 2007, the consumer price index increased to 4.8%. In response, China’s central bank, the People’s Bank of China, announced that the bank reserve ratio would rise half a percentage point to 15.5% in an effort to reduce inflation pressures. China’s consumer price index growth rate reached 8.7% year-over-year in 2008. The results of the Chinese government’s actions to combat inflation are difficult to predict. Adverse changes in the Chinese economy, if any, will likely impact the financial performance of a variety of industries in China that use or would be candidates to use our services and products.

Recently Issued Accounting Standards

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. This FSP requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50.  This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS No. 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS No. 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through the time of filing these financial statements with the SEC on November 9, 2009.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,”  codified as FASB ASC Topic 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS No. 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS No. 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS No. 166 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS No. 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS No. 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS No. 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS No. 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS No. 167 will have an impact on its financial condition, results of operations or cash flows.

On July 1, 2009, the Company adopted Accounting Standards Update (“ASU”) No. 2009-01, “Topic 105 - Generally Accepted Accounting Principles - amendments based on Statement of Financial Accounting Standards No. 168 , “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles” (“ASU No. 2009-01”).  ASU No. 2009-01 re-defines authoritative US GAAP for nongovernmental entities to be only comprised of the FASB Accounting Standards Codification™ (“Codification”) and, for SEC registrants, guidance issued by the SEC.  The Codification is a reorganization and compilation of all then-existing authoritative US GAAP for nongovernmental entities, except for guidance issued by the SEC.  The Codification is amended to effect non-SEC changes to authoritative US GAAP.  Adoption of ASU No. 2009-01 only changed the referencing convention of US GAAP in  Notes to the Consolidated Financial Statements.

OUR BUSINESS

Our Company

VIASPACE Green Energy Inc., a British Virgin Islands company (“VGE-BVI” or the “Company”) is the parent company of IPA BVI. IPA BVI owns all equity interests of IPA China.  IPA BVI and IPA China specialize in the manufacturing of high quality, copyrighted, framed artwork sold in U.S. retail chain stores. IPA China also has a sublicense to grow and sell a new fast-growing hybrid grass to be used for production of biofuels and as feed for livestock.

Currently, we control 70% of the equity interests of IPA BVI as a result of the First Closing of the Purchase Agreement between VGE, VIASPACE Inc., Sung Hsien Chang and China Gate Technology Co., Ltd.  This is discussed in detail under “Corporate History” in the Company’s “Management Discussion and Analysis of Financial Condition and Results of Operation.

Grass Business Division

Through our acquisition of IPA BVI and IPA China we indirectly obtained a worldwide sublicense to cultivate and sell Giant King Grass, a natural hybrid, non-genetically modified, fast-growing, perennial grass originally developed for livestock feed.  Giant King Grass may also be used to produce  non-food crop liquid biofuels,  and as a replacement for coal in electricity generating power plants. This perennial grass can grow up to 12 feet in height in 60 days.  It can be harvested four or more times a year in tropical and semitropical areas with a yield of up to 375 metric tons per hectare (freshly cut, referred to as wet yield).  This is four to seven times higher mass yield than for corn.  Note that one hectare is 10,000 m² and equal to 2.47 US acres.  An area 100 m x 100 m-- about the size of two US football fields-- is equal to 1 hectare which is abbreviated as ha.

Giant King Grass has immediate use as animal feed for cattle, sheep, horses, rabbits, pigs, poultry and fish. The $40 billion Chinese animal feed market, according to the January 2008 Feed International report, has grown 15% annually for the last ten years.

Giant King Grass can also be used as a feedstock to make cellulosic biofuels such as ethanol, methanol and green gasoline.  British Petroleum recently announced plans to build a cellulosic ethanol plant in Florida using grass as a feedstock, and in the March 23, 2009 issue of Time magazine, a Toyota advertising section stated that the carbon footprint for its plug-in hybrid can be reduced by fueling the engine with cellulosic ethanol. Liquid biofuels are one of the potential uses for our grass.

The July 2009 issue of Scientific American has a cover story entitled “Grassoline” which discusses renewable low carbon, non-food, liquid biofuels made from grass and other feedstock.  The Scientific American article only covers the U.S. VIASPACE is growing Giant King Grass, a different and more productive grass compared those considered in the Scientific American article, in Guangdong Province China and is exploring opportunities in other semitropical and tropical parts of China and other areas such as India, Indonesia, Malaysia, the Philippines, and Tanzania as well as Central and South America.

Another application of Giant King Grass is as a replacement for coal in electricity generating power plants.  Reports by the U.S. Department of Energy state that 15% to 20% of coal may be replaced by burning grass in a power plant with only minor modifications. This process is called co-firing. In addition there is a growing trend towards small dedicated power plants (10-30 megawatts) that are fueled exclusively by biomass such as grass and agricultural waste.  For example, since its founding in 2004, Dragon Power in China has built and is operating 19 power plants powered by 100% biomass.  China’s A-Power Energy Generation Systems Ltd. (Nasdaq:APWR) announced in April, May and June 2009 that it has received three contracts to build a total of five biomass fueled electricity generation plants in China by the end of 2010.

The VIASPACE Green Energy strategy is to build up our grass production capabilities and initially sell into the animal feed market, but our long-term focus is on biofuels-- both liquid and solid.  The animal feed market means that we are not solely dependent on the maturing of the biofuel industry before we can sell our grass.

We initially planted 1.2 million seedlings on land on and adjacent to the framed art factory in Guangzhou, Guangdong province, China.  We have obtained a 20 year lease on 45 ha (112 acres) north of Guangzhou.  Approximately 3 million seedlings generated from the Guangzhou land have been planted here. We are negotiating to lease additional land in China.  We plan to expand our grass business into other areas of the world. An example is that on May 15 we signed a Memorandum of Understanding with Auro Infra to develop a project to grow grass in Tanzania, Africa to feed cattle and sheep, and explore the opportunity for biomass fueled power plants.  We have also received inquiries from Indonesia and Brazil.

We believe Giant King Grass supports three of China’s top national initiatives: improved agriculture to feed its people; alternative energy and a cleaner environment.  These priorities are documented in China's five-year plan, and by the Chinese Reform and Development Commission.

Transportation applications requiring liquid fuels and biofuels have great potential.  Most biofuels are made from plants which are a renewable resource, and use of some biofuels can significantly reduce carbon emissions.  Growing grass or any plant matter absorbs carbon dioxide from the atmosphere during photosynthesis and stores it in the plant tissue.  Subsequent burning the grass does emit carbon dioxide into the atmosphere; however the next crop of grass 60 days later absorbs the carbon dioxide. If the process of growing, fertilizing, harvesting and transporting the grass can be done with minimal use of fossil fuels, a grass-based fuel can be a carbon neutral or low carbon process.  Burning coal, oil, or natural gas emits carbon dioxide and there is no mechanism to remove this carbon dioxide from the atmosphere.

Ethanol, which is the same alcohol in beer, wine or liquor, is the most well-known biofuel. Ethanol is blended with gasoline and burned in conventional automobile engines that have minor modifications.   In the U.S. today almost all ethanol is made from corn.  Government subsidies for ethanol have made ethanol price competitive with gasoline and much of the US corn crop now goes toward ethanol production.   These subsidies have led to an increased demand for corn for ethanol production.  According to the Money Morning Corn Price Report (quoting the US Department of Agriculture), one third of U.S. corn is devoted to ethanol production, and this is expected to increase in the future.   Corn prices have risen from about $2.00 per bushel at the beginning of 2006 to a peak of $7.65 in mid-2008.  Corn is currently $3.66 per bushel.  More land in the U.S. is devoted to corn production at the expense of other crops and the prices of these other crops have risen as well.

Higher food prices have led to food shortages around the globe and it has been argued that people are starving so that we can make the fuel to drive our cars.  This argument has resonated with many world leaders and resulted in a global effort to derive biofuels from plants that are not in the human food chain.  These are called cellulosic biofuels.

Cellulosic biofuels are based on nonfood plants including grass, shrubs and trees.  These plants do not have a lot of sugar and cannot be fermented directly like corn.   They do have a lot of cellulose in their leaves, stalks and branches which contain carbon and hydrogen  which can be converted into ethanol which is called cellulosic ethanol.

A growing trend and a recent business opportunity is to simply burn the grass in a power plant to generate electricity. More than 20 new power plants fueled entirely by biomass are operating in China. These power plants currently use agricultural waste such as corn straw, wheat straw and wood chips as the fuel. Agricultural waste is seasonal and supply can be erratic with varying quality and price. Biomass power plant operators would like to have the plant fueled 50% by agricultural waste and 50% by a dedicated energy crops such as Giant King Grass.

On September 2, 2009 our parent company VIASPACE signed a Memorandum of Understanding with DP Cleantech Co. Ltd. of Beijing China, a subsidiary of Dragon Power.  Pursuant to the Memorandum of Understanding, the parties agreed to (i) review the potential of running DP’s power plants solely with Giant King Grass or in combination with agricultural waste; (ii) investigate of suitable areas to grow Giant King Grass and co-locate a new power plant; (iii) and burn significant quantities of Giant King Grass in an existing  DP Cleantech power plant. As part of their due diligence, DP Cleantech commissioned an independent analysis of Giant King Grass by the China National Center for Quality Supervision and Test of Coal which confirmed that Giant King Grass has an energy content of 18.4 megajouels (MJ) per dry kilogram (4402 kilocalories (kcal) per kilogram). DP Cleantech declared Giant King Grass suitable as a renewable feedstock for generating electric power in their power plants.

Existing coal-fired power plants with minor modifications can replace 15 to 20% of coal with biomass.  Burning 15 to 20% biomass would mean that this portion of the coal-fired power plant would be using a renewable, low carbon feedstock. Co-firing may be one way to introduce biomass on a large scale for energy production.

VIASPACE Green Energy is seeking long-term supply contracts for Giant King Grass with biofuel producers and power plants, as well as animal feed.  We are in discussions with these parties, but as of this date, we have not entered into any such contracts.  We have no current customers for our grass crops. However, the Memorandum of Understanding with DP Cleantech, a subsidiary of Dragon Power the largest builder, owner and operator of biomass power plants in China, may result in a customer.

We are working to produce enough seedlings and obtain enough land to have at least 1000 to 2000 hectares under cultivation in 2010.  Dragon Power has analyzed the energy content of Giant King Grass and reports that their 30 MW power plant fueled 100% by Giant King Grass would consume 600 tons per day. At 80% utilization factor this is 175,200 tons per year,.   At 25% moisture content, which is suitable for a power plant, Giant King Grass has an effective yield of 125 to 180 tons per hectare per year, and the land requirement would be 973-1402 hectares.   The 30 MW electricity generating power plant can fueled 100% by grass, or by a combination of grass and agricultural waste. The grass revenue from 1000 ha would be greater than $4.5 million and $9 million from 2000 ha based on a price of $36 US per metric ton which is the price currently paid in China for agricultural waste. Dragon Power has said to us that they prefer to have a dedicated energy crop to provide a reliable and consistent fuel source for at least 50% of their power generation needs. We are in discussions with biomass power plant suppliers and operators, and with parties that have access to significant amounts of land.

Currently IPA China is growing Giant King Grass on 45 hectares of land leased by it for 20 years in Guangdong province in China. This grass can be harvested and sold directly to customers, and it can be used to provide new seedlings for expanded growing.  A single plant can generate 20 to 35 seedlings from its stalk and shoots (tillers) in addition to allowing the harvest and sale of the leaves.  The current 45 hectares can provide the enough seedlings for 900- 1575 hectares, and each year the production capability can increase by a factor of 20 to 35. The Company is aggressively pursuing additional land to support long-term supply contracts. The Company has sufficient capital to lease additional land.  The Company is also pursuing partnership discussions with parties that have access to land in China and other countries.

We have been able to lease land in Guangdong province in southern China at favorable rates, and we contract with local farmers to provide the labor for growing the grass also at favorable rates. Management believes that sufficient land to meet our initial objectives in Guangdong province can be acquired and financed within our current capital resources. The land required to grow Giant King Grass to supply a power plant does not necessarily need to be contiguous, but can consist of several parcels all within a 50 km radius of the power plant. Parcels up to 666 ha can be leased with only local or provincial approval.  The company is also pursuing other opportunities for significant expansion that may require joint ventures or raising capital.

We believe we can also obtain a minimum of $36 US per metric ton in China for Giant King Grass as animal feed. We expect to have in excess of 4000 ha under cultivation in 2011 which should generate revenues in excess of $14 million.  Production of Giant King Grass seedlings should be well under control and allow the company to achieve many times increase in production each year in the future. For comparison, the framed art business generated approximately $7 million in revenue in 2008.

We are currently seeking long-term supply contracts for grass for animal feed, electrical power production and for liquid biofuels such as cellulosic ethanol. We are offering Giant King Grass for sale to customers. We do not sell seedlings to third parties, but are willing to provide seedlings and grass growing expertise to joint venture partners where we can benefit from the recurring revenue stream of grass sales.  Based on our discussions with Dragon Power, the largest biomass power plant builder and operator in China, they could potentially enter into a 20 year grass supply contract for Giant King Grass with several additional 10 year options. The lifetime of their power plant is up to 50 years, and they need an assured source of biomass fuel.   There are no assurances that will finalize such agreement or if finalized, that such agreement will be for a term of 20 years.

VIASPACE Green Energy has two distinct revenue models for Giant King Grass: integrated grass/fuel supply under company control, and  contract support/ licensing with a joint venture partner.

In the integrated grass /fuel supply model the company will own or lease the land and employ the labor and management to grow Giant King Grass that will then be used to supply domestic animal feed and biomass energy markets, or will be exported, likely in pelletized form, to energy markets globally.  The company will manage and control the supply chain from initial land preparation through the FOB source shipment point for the feed or energy market. The company may pursue this model using only its own capital resources, or  the company may elect to use joint ventures with domestic landowners, energy equipment manufacturers, power plant owner/operators and/or capital providers like energy investment funds.  The terms of these joint ventures will be negotiated on a case-by-case basis.

Under a contract/licensing model, the joint venture partner would provide the land, labor and management and be responsible for growing Giant King Grass. VIASPACE Green Energy will provide initial seedlings, crop management services and knowledge transfer for a negotiated price.  In addition, there would be an ongoing fee based on grass production.

VIASPACE Green Energy has leased the land and directly employs the workers where Giant King Grass is being grown today in Guangdong province in southern China. This is under the integrated grass/fuel supply model. The company is also in discussions with potential joint venture partners that have land and the ability to grow the grass in other regions of China and in other countries in Asia, Africa, India and South America.

Management believes both models will be important contributors to the Company's revenue streams. Initial revenues are expected to be 100% from the integrated grass/fuel supply model. Rapid global expansion requires local joint venture partners that have land and labor, but lack the energy crop and the expertise to grow it. The contract/licensing model with joint venture partners will be used for these remote projects. Management believes that approximately half the revenue will be from joint ventures by 2012.

In the event that the Second Closing of the acquisition of IPA BVI and China does not occur, VGE’s Parent Company will no longer be permitted to operate in the grass business for three years; however, VGE will continue to be permitted to operate in the grass business.

In addition, the Licensor and Sung Chang, the seller of IPA China and IPA BVI, each represented that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  IPA China secured 45 hectares of arable land in the first quarter of 2009 and leased an additional 55 ha in the third quarter of 2009.  The requirement has been met so this requirement no longer has any impact on our ability to utilize our grass license rights.

Framed Art Business Division

Our subsidiaries, IPA BVI and IPA China (collectively “IPA”) manufacture high quality, copyrighted, framed artwork in its factory in Guangzhou China, and sell the art to large U.S. retailers through its sales organization in Atlanta, Georgia. IPA is a manufacturer and wholesaler of framed art.

The IPA framed art unit consists of five people in the U.S. and 84 in China. The factory is on 1.6 hectares of land in China including two manufacturing buildings and one employee dorm and a dining facility. This factory may be utilized for our other future manufacturing requirements. IPA, with its framed art business, has an established and stable production facility in China, and sales and distribution network in the United States.

The acquisition of IPA was a strategic move to acquire its revenue and profit, as well as the grass business. With the IPA profits, we believe we can aggressively build the grass business even during these difficult economic times. We plan to continue and to grow the framed art business. Based on our grass business goals discussed above, we believe that the grass business will as large as the framed art business in 2010 or 2011 and much larger thereafter.

IPA art designers work with buyers from retail chains to choose prints and other art forms from catalogs of copyrighted and licensed work. We only purchase prints from companies with whom we have long-standing relationships, and we guarantee our customers there are no counterfeits and that all royalties have been paid.  IPA designers then mockup mattes and frames for the customer.  Once the customer decides on a print, matte and frame combination, we ship the print to our factory in Guangzhou, China.  The mattes, frame moldings and glass are sourced in China.  A typical order is 1,400 units of a specific design and a customer usually orders several different designs which are packed in several containers and shipped directly to the customer in the U.S.   We provide prints, frames and packaging that are all of high quality.   An example of quality packaging is our use of protective clear plastic covers on the corners of the frame.  The covers provide protection during shipping and handling, but are transparent and do not obscure the artwork on the display shelf as conventional cardboard corner protectors do.   Our framed art typically retails for $50-$300.

Competition

Framed Art Business (Inter-Pacific arts, Inc. /IPA)

There are many framed art companies that compete with IPA.  For example, ICA Home Decor, Crown Arts, Wendover Art, Midwest Art and many more in the U.S. and China.  IPA benefits from having its own factory in China and concentrates on large customers that typically order framed art work by the container load with a typical order of 1400 copies of a single design.  These customers generally have many retail stores in their chains.  IPA only manufactures art after an order is placed and has virtually no inventory of framed art.  IPA guarantees its customers that all art is legitimate with full royalties paid, and that it will not sell the same product to another customer.   IPA sources high quality frame moldings, mattes and glass in China, and assembles the framed art in its factory in China.  IPA is able to control its expenses through its relationships with suppliers and control quality by assembly at its factory in China. We believe that these processes allow IPA's products to be sold at a favorable price in a competitive environment.

Grass Business Division

Many companies, universities and research laboratories worldwide are investigating grass as a feedstock for cellulosic ethanol.  Monsanto is an example of a large company focusing on grass. Ceres is an example of a startup company focusing on biomass and grass in particular. Much of the competition is looking at miscanthus or switchgrass.  These grasses are suitable for temperate areas. Much of the competition also is focused on selling seeds. The VIASPACE Green Energy Giant King Grass is a natural hybrid of pennisetum purpureum with another grass.  This hybrid is not generally available, and to our knowledge no one else is growing Giant King Grass, as a commercial crop. Based on publicly available data on switchgrass and miscanthus, compared to our data on Giant King Grass, we believe that Giant King Grass has significantly higher productivity than these and other competing grasses.  Giant King Grass is most suitable for tropical and subtropical areas, which are the focus of the company’s efforts.  Giant King Grass is propagated by seedlings not by seeds. VIASPACE Green Energy is not selling seedlings to third parties, but is focusing on growing the grass and securing long-term supply contracts for biofuel production, as a replacement for coal and electricity generation, and as animal feed.  Once we obtain long-term supply contracts, we plan to capture these recurring revenue streams.

Other grasses such as alfalfa are suitable for animal feed and are also competitors.

Customers

All of our current framed artwork customers are national U.S. retailers.  For 2008, sales to one customer, Hobby Lobby Stores, comprised 57% of our total revenues.  We believe this concentration of sales made to a small number of customers will continue in the near future.  A loss of any customer by us could significantly reduce our future revenues.

Our grass business has not generated revenue yet.  On May 15 we signed a Memorandum of Understanding with Auro Infra to develop a project to grow grass in Tanzania, Africa to feed cattle and sheep, and explore the opportunity for biomass fueled power plants.  We have been meeting with potential customers in China.  We have also received inquiries from Indonesia and Brazil.

Suppliers

We purchase raw materials such as glass panes and mattes for our picture frames from third party vendors.  We do not rely on any sole source vendor.  We believe we have a multiple source supplier base that allows us to utilize numerous vendors and obtain reduced prices for our supplies, components and reduce product costs.

We obtain seedlings to the Giant King Grass from our licensor, China Gate Ltd.

Marketing

We typically deploy a targeted partner-customer approach intended to establish key relationships with the appropriate decision makers of our broad market. This approach also includes valuable participation at the appropriate related trade industry events.

We send e-mails to current and prospective users and partners regularly that contain invitations to visit various pages or features on our websites. Our ongoing effort to update our customer list is also an opportunity to build and reinforce the personal contacts that are critical in servicing our customer’s needs.

Intellectual Properties

Grass License

IPA China received its sublicense authority to obtain and grow Giant King Grass from China Gate Technology Co. Ltd., a Brunei Darussalam company ("Licensor"), in an agreement dated November 11, 2008. IPA China purchased 1.2 million seedlings under the agreement, which also provided that China Gate agreed to refer any of its future sales over small quantities (20,000 seedlings) in Guangdong province China and in North America to IPA China.  China Gate also agreed to provide IPA China with technical support to assist in planting. The agreement does not provide any limitation on IPA China’s ability to grow, harvest and market the grass anywhere in the world.  In addition to Giant King Grass, the license/agreement covers elephant grass and Purple King Grass. We plan on evaluating opportunities for these grasses as well.   No term length was specified in the agreement.  To our knowledge, China Gate has not entered into such license agreements with any other party.  The agreement between China Gate and IPA China enables us to plant our seedlings in other geographic regions outside Guangdong province and North America.

Art License

We purchase the copyrighted artwork that is placed into our picture frames from reputable publishers who pay the appropriate royalties to the artists.  These are companies we have longstanding relationships with, and we believe the chances that such artwork copyrights have not been obtained is minimal.

Employees

As of September 30, 2009 we have 91 employees, 84 of whom are based in China and 7 of whom are based in the U.S.  We believe that our relations with our employees are good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

Facilities

We currently operate our office in Irvine, California and our facilities in China. Our headquarters are located in Guanzhou province in the PRC.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commercial Commitments.”

Office	Address	Term
VIASPACE GREEN ENERGY	2102 Business Center Dr., Suite 130, Irvine, California, 92612	Month-to-month rental lease

IPA CHINA	San Sheng Road, DaLi Village, TaiHe Town, Guangzhou, China 510540	Building owned by Company; Land leased from PRC government

IPA BVI	No. 10 Lane 210, Hai Pu Road, Hsin Chu, Taiwan	Month-to-month

MANAGEMENT

Executive Officers and Directors

The following table sets forth our executive officers and directors, their ages and the positions held by them.   None of the directors listed below are independent directors:

Name	Age	Position Held
Mr. Carl Kukkonen	64	Chief Executive Officer and Director
Mr. Sung Chang	47	President and Director
Mr. Amjad S. Abdallat	48	Director
Mr. Stephen Muzi	46	Chief Financial Officer

Carl Kukkonen.   Dr. Kukkonen has been our Chief Executive Officer and Director since October 2008.  He is also the Chief Executive Officer and Director of VIASPACE, Inc., our parent corporation since 2005.  He is also the Chief Executive Officer, President, and Director, Direct Methanol Fuel Cell Corporation, a subsidiary of VIASPACE since 2001, and the Chief Executive Officer and Director of VIASPACE Security Inc., a subsidiary of VSI since 2002.  He was the Co-founder and Chief Executive Officer of ViaSpace Technologies LLC (predecessor of VIASPACE) from 1998 to 2005.  Previously, Dr. Kukkonen served as the Director of the Center for Space Microelectronics Technology and Manager of Supercomputing at the Caltech NASA Jet Propulsion Laboratory from 1984 to 1998.  From 1977 to 1984, he was the Principal Research Engineer at Ford Motor Company.  Dr. Kukkonen has a B.S. in physics from the University of California at Davis and an M.S. and Ph.D. in physics from Cornell University.  He was also a Post-doctoral fellow at Purdue University.

Sung Chang.  Mr. Chang is the President and Director of VIASPACE Green Energy since October 2008.  He is also the Chief Executive Officer and founder of Inter-Pacific Arts, Inc., our subsidiary since 2002.  He worked at Jun Jung Metal prior to 2002.  He attended Taiwan Junior College.

Amjad S. Abdallat.   Mr. Abdallat has a Director of the Company since October 2008.   He is also a Director of VIASPACE, Inc., our parent corporation since 2005.  He is also a director of Direct Methanol Fuel Cell Corporation, a subsidiary of VIASPACE since 2001.  He is also a Director of Ionfinity LLC, a subsidiary of VIASPACE since 2001.  He was the Co-founder of ViaSpace Technologies LLC (predecessor of VIASPACE) from 1998 to 2005.  He was with Hewlett-Packard Company as Business Development, Marketing and Program Capture from 1989 to 1998, and was in business development at Control Data Corporation from 1984 to 1989.  He has a BS from the University of California at Berkeley and a Master’s degree in Engineering from the University of Missouri.

Stephen Muzi.  Mr. Muzi is our Chief Financial Officer, Treasurer and Secretary since October 2008.  Since June 2005, he has also been the Chief Financial Officer, Treasurer and Secretary of VIASPACE Inc., our parent corporation.  He was the controller for SpectraSensors, Inc., a spun-off former subsidiary of VIASPACE from 2003 to 2005.  He was also a controller for ViaLogy Corp., a spun-off former subsidiary of the Company from 2003 to 2005.  From 2004 to 2005, he also served as a consultant to Direct Methanol Fuel Cell Corporation, VIASPACE Security Inc. and Ionfinity LLC, subsidiaries of VIASPACE from 2004 to 2005.  Mr. Muzi joined ViaSpace Technologies LLC (predecessor of VIASPACE) in May 2000.  Mr. Muzi obtained his B.S. degree from Rochester Institute of Technology and an M.B.A. from the State University of New York at Buffalo.  He is a Certified Public Accountant

DIRECTOR AND EXECUTIVE COMPENSATION
Executive Compensation

The following table shows the annual compensation paid by us to Mr. Carl Kukkonen, our principal executive officers, for the year ended December 31, 2008 and our executive officers who were paid more than $100,000 per annum.  Other than the officers listed, no other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table
Name(1)	Year	Salary		Bonus		All Other Compensation		Total(1)
Carl Kukkonen	2008	$	―		$—		$—	$	―
Chief Executive Officer (Principal Executive Officer)

Sung Chang	2008		$40,000	$	―	$	―		$40,000
President and Chief Executive Officer of IPA BVI and IPA China

Stephen Muzi	2008	$	―	$	―	$	―	$	―
Chief Financial Officer (Principal Financial Officer)
__________________
(1)	Mr. Sung Chang became our President and an executive officer in October 2008.

Stock Incentive Plan

Our Board of Directors and majority of shareholders adopted a stock incentive plan that provides for stock option and stock grants for our employees, directors and consultants. 1,400,000 ordinary shares (16.28% of outstanding shares at the conclusion of this offering) will initially be reserved in the stock incentive plan.  The number of shares in the stock option plan will adjust annually and remain at 16.28% of outstanding shares. The options will vest at a rate determined by the company's directors and have an exercise price of at least 80% of the market price of our shares on the date the options are granted.  We expect to grant options and common shares to certain employees as of the closing of this offering; however, we have not yet determined the number of options or the individuals to whom to grant such options.

Board of Directors and Board Committees

Our board of directors currently consists of three (3) members. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Duties of Directors

Under British Virgin Islands law, our directors have a fiduciary duty to the company to act in good faith in their dealings with or on behalf of our company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

●	a duty to act in good faith in the best interests of the company;
●	a duty not to personally profit from opportunities that arise from the office of director;
●	a duty to avoid conflicts of interest; and
●	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law imposes fines on persons who fail to satisfy those requirements or the company itself. However, in many circumstances, an individual is only liable if he is knowingly guilty of the default or knowingly and willfully authorizes or permits the default.

Director Compensation

All directors hold office until the expiration of their respective terms and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors may receive cash, stock or stock options for their service on the Board of Directors. In addition, non-employee directors are entitled to receive compensation for their actual travel expenses for each Board of Directors meeting attended.   None of our directors received any director compensation for serving on the Board of Directors in 2008.  Directors who are our officers received only salary which is shown in the Summary Compensation Table.

Employment Agreements

We have entered into four separate employment agreements with each of Carl Kukkonen, Sung Chang, Maclean Wang and Stephen Muzi.  Dr. Kukkonen serves as Chief Executive Officer, Mr. Chang as President, Mr. Wang as Managing Director of grass development, Mr. Muzi as Chief Financial Officer, Treasurer and Secretary.  Dr. Kukkonen and Mr. Chang would receive a salary of $240,000 per annum, Mr. Wang receives $72,000 per annum as an employee, but not an officer of our company and Mr. Muzi receives $180,000 per annum. Each of them should are entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, we will grant him an option to purchase the number of ordinary shares equal to four percent (4%) of our total outstanding shares as of the Second Closing Date. The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such shares as of the Second Closing Date. The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with VGE.

Under Wang’s employment agreement, we will grant him an option to purchase the number of ordinary shares equal to four percent (4%) of our total outstanding shares as of the Second Closing Date. The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date. The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with VGE.

Dr. Carl Kukkonen will be granted 150,000 VGE ordinary shares and an option to purchase 200,000 shares: Mr. Stephen Muzi will be granted 100,000 shares of VGE common stock and an option to purchase 150,000 shares; and Dr. Jan Vandersande serving as Director of Communications will be granted 15,000 shares of VGE common stock and an option to purchase 15,000 shares.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date. The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that such person is employed with VGE.

Each executive shall have an employment term of two years. VGE may terminate the Employment Agreement for Cause. As used herein, “Cause” means (a) the refusal in bad faith by executive to carry out specific written directions of the Board, (b) intentional fraud or dishonest action by executive in his relations with VGE; (c) the conviction of executive of any crime involving an act of significant moral turpitude; (d) any act (or failure to act), knowingly committed by executive, that is in violation of written VGE policies, the Employment Agreement or VGE’s written agreements with third parties and that is materially damaging to the business or reputation of VGE as determined in good faith by the CEO.

Each executive, by notice to VGE, may terminate the Employment Agreement if a Good Reason exists. “Good Reason” means the occurrence of any of the following circumstances without executive’s prior express written consent: (a) a material adverse change in the nature of executive’s title, duties or responsibilities with VGE that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of the Employment Agreement by VGE; (c) a failure by VGE to make any payment to executive when due, unless the payment is not material and is being contested by VGE, in good faith.

If executive’s employment with VGE is terminated without Cause or for Good Reason, executive shall be entitled to receive all salary and benefits due to executive during the term of the Employment Agreement, and all executive’s stock options, if any, shall vest on the date of termination.

If the Second Closing fails to occur within 396 days after the First Closing, the Employment Agreement shall automatically terminate and neither party shall owe any obligations whatsoever to the other party under the Employment Agreement, provided that VGE shall pay to executive all amounts owing to executive at the time of termination, including for previously accrued but unpaid bonuses and expense reimbursements.

Each executive shall not disclose any confidential information of VGE. During the period commencing upon the date of each Agreement and terminating three years after termination of employment, no executive, without the prior written permission of VGE, shall not for any reason whatsoever, (i) enter into the employment of or render any services to any person, firm or corporation engaged in any business which competes with VGE (“Competitive Business”); (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee consultant, advisor or in any other relationship or capacity; (iii) employ, or have or cause any other person or entity to employ, any person who was employed by VGE at the time of termination of executive’s employment by VGE (other than Executive’s personal secretary and assistant); or (iv) solicit, interfere with, or endeavor to entice away from VGE, for the benefit of a Competitive Business, any of its customers. Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Limitation of Director and Officer Liability

Pursuant to our Memorandum and Articles of Association, every director or officer and the personal representatives of the same shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him or her in or about the conduct of our business or affairs or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the British Virgin Islands or elsewhere. No such director or officer will be liable for: (a) the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent; or (b) any loss on account of defect of title to any of our property; or (c) account of the insufficiency of any security in or upon which any of our money shall be invested; or (d) any loss incurred through any bank, broker or other similar person; or (e) any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his or her part; or (f) any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his or her office or in relation thereto, unless the same shall happen through his or her own dishonesty.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to beneficial ownership of our ordinary shares as of December 29 , 2009 and as adjusted to reflect the sale of the ordinary shares offered by us in this offering, for each person known by us to beneficially own 5% or more of our ordinary shares, and all of our executive officers and directors individually and as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,600,000 shares outstanding as of December  29 , 2009. Our major shareholders do not possess voting rights that differ from our other shareholders. The address of each of the below shareholders is c/o VIASPACE Green Energy Inc., 2102 Business Center Dr., Suite 130, Irvine, CA  92612 unless otherwise specified.

	Amount of Beneficial Ownership	Percentage Ownership Before Offering	Percentage Ownership After Offering
Carl Kukkonen (1)	5,100,000	59.3%	59.3%
Sung Chang (2)	1,806,000	21.0%	16.8%
Amjad S. Abdallat	0	0	0
Stephen Muzi	0	0	0
VIASPACE Inc.(1)	5,100,000	59.3%	59.3%
Maclean Wang (3)	525,000	6.1%	4.9%
GIT, LLC (4)	523,000	6.1%	4.9%
Directors and Officers as a group (4 persons)	6,906,000	80.3%	76.1%
_______________
(1)         The natural person with voting and dispositive power of ordinary shares held by VIASPACE Inc. is Carl Kukkonen.  Mr. Kukkonen disavows ownership of such shares.  Percentage ownership after offering assumes that all registered shares have been sold, and VIASPACE holds 5,100,000 shares after the offering.

(2)         Includes 350,000 shares held by his wife, 526,000 shares held by a company of which his wife is the control person, and 400,000 shares held by his two sons, all of whom reside in the same household.  Percentage ownership after offering assumes that all registered shares have been sold, and Mr. Chang and immediate family hold 1,444,800 shares after the offering.

(3)         Maclean Wang is also known by his Chinese name, Ko Hung Wang.

(4)         The natural person with voting and dispositive power of ordinary shares held by GIT, LLC is Yousan Su.

Shareholder Agreement and Change of Control

Under the Shareholder Agreement by and among VIASPACE and Chang, we have three directors. The parties agree that two directors will be selected by VIASPACE while one director will be selected by Chang. Carl Kukkonen will be our initial Chairman of the Board and Chief Executive Officer. Stephen Muzi will be our initial Chief Financial Officer, Treasurer and Secretary. Chang will be the initial President.

Carl Kukkonen will be the initial Chief Executive Officer of IPA BVI and IPA China, effective as of the Second Closing. Stephen Muzi will be the initial Chief Financial Officer and Secretary of IPA BVI and IPA China, effective as of the Second Closing. Chang will be the initial President of IPA BVI and IPA China (the "Subsidiaries"). Maclean Wang will be initial Managing Director of Grass Development of IPA China.

Meetings of each board of directors shall be held at least 4 times per year, at such places and on such dates as are agreed by the directors. The presence of any 2 of the directors shall constitute a quorum for the transaction of business at a meeting of the board of directors. The affirmative vote of a majority of the directors present at a meeting will constitute a decision of the board of directors; provided, however, that decisions as to Fundamental Matters, as set forth below, shall require unanimous approval:

●	other than certain permitted issuances, any issuance or agreement to issue any of our equity securities or those of our subsidiaries;
●
any transaction of merger, consolidation, amalgamation, recapitalization or other form of business combination; any joint venture; any liquidation, winding up or dissolution of us or our subsidiaries; or any acquisition of any business or assets from, or capital stock of, any person;

●	any sale, conveyance, lease, transfer or other disposition of any substantial assets or any other transaction not in the ordinary course of business;

●	any declaration or making of dividend payments or other payments or distributions made to any shareholders;

●	any amendment or modification of the Memorandum and Articles of Association;

●	any indebtedness incurred or guaranty made by us or our subsidiaries or any pledge of our or our subsidiaries’ assets;

●	commercial proposals or contracts which would commit us or our subsidiaries for a total amount of more than $100,000;

●	decisions relating to the officers and executive management of us or our subsidiaries, including compensation, employment and termination of employment;

●	approval of our annual budget of and our subsidiaries’;

●	selection of our auditors and our subsidiaries.

Each shareholder shall have a right of first refusal of any attempted sale or transfer of shares of our common stock by the other shareholder except for certain permitted transfers to related parties. In addition, each shareholder shall have a "tag along" offer right in which it may include its shares in any attempted sale of our common stock by the other shareholder.

The Shareholder Agreement shall terminate if the Second Closing fails to occur, or as mutually determined by the parties or upon a sale of our company to a third party.

The description of the Shareholders Agreement is qualified in its entirety by reference to such agreements attached hereto.

DILUTION

If you invest in our common stock, the public offering price per share of our common stock in the resale offering of $3.00 is much greater than the pro forma combined net tangible book value per share of our common stock after this offering.  Our pro forma combined net tangible book value at September 30, 2009 was approximately $4,540,000 or $0.53 per share of our common stock, based on 8.6 million shares outstanding.

This registration statement is on behalf of our shareholders only and we will not receive any of the proceeds of this resale offering.  As a result, our pro forma combined net tangible book value at September 30, 2009 assuming the consummation of this offering is the same as our net tangible book value at September 30, 2009 .  The following table illustrates the per share dilution to new investors purchasing our common stock in the offering:

Assumed public offering price per share		$3.00
Pro forma combined net tangible book value per share at September 30, 2009 and after the offering	$0.53
Increase attributable to new investors	$0
Pro forma combined net tangible book value after the offering		$0.53
Dilution in pro forma combined net tangible book value per share to new investors		$2.47

Selling Security Holders

The following table sets forth the names of the selling shareholders who may sell their shares under this prospectus from time to time. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of our securities, except for Mr. Sung Hsien Chang, who is an officer of the Company.

The following table also provides certain information with respect to the selling shareholders’ ownership of our securities as of  December 29 , 2009, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling shareholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

Some of the selling shareholders may distribute their shares, from time to time, to their limited and/or general partners or shareholders, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him or her by gift, and upon any such transfer the donee would have the same right of sale as the selling shareholder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. None of the selling shareholders are or were affiliated with registered broker-dealers. See our discussion entitled “Plan of Distribution” for further information regarding the selling shareholders’ method of distribution of these shares.

Name of Selling Shareholder	Number of Shares Owned Before Offering	Number of Shares Offered in this Offering	Number of Shares Owned After Offering(1)	Percentage Owned After Offering(1)
Sung Hsien Chang (2)	530,000	106,000	424,000	4.9%
Green Solutions Group Limited (3)	526,000	105,200	420,800	4.9%
Wen Liang Chang (4)	10,000	10,000	0	0.0%
Yin Chia Yang Chang (5)	10,000	10,000	0	0.0%
Sung Kao Chang (6)	40,000	30,000	10,000	0.1%
Yu Yin Chang (7)	10,000	10,000	0	0.0%
Shun Yin Chang (7)	10,000	10,000	0	0.0%
Sung Hung Chang (6)	60,000	30,000	30,000	0.3%
Hsiu Fen Su (8)	350,000	70,000	280,000	3.3%
Chun Hao Chang (9)	200,000	40,000	160,000	1.9%
Jay Chang (9)	200,000	40,000	160,000	1.9%
Chung Hsin Lin (10)	10,000	10,000	0	0.0%
Yin Ju Chang (11)	10,000	10,000	0	0.0%
Chan Sheng Lin (7)	10,000	10,000	0	0.0%
Chan Kuan Lin(7)	10,000	10,000	0	0.0%
Tzu Ching Lin(7)	10,000	10,000	0	0.0%
Chan Chun Lin(7)	10,000	10,000	0	0.0%
Chih Wei Chang (12)	10,000	10,000	0	0.0%
Ting Wei Chang(12)	10,000	10,000	0	0.0%
Ya Hui Chang(12)	10,000	10,000	0	0.0%
Ko Hsin Yang(12)	10,000	10,000	0	0.0%
Zhan Pei Xiao	99,000	30,000	69,000	0.8%
Hai Yang Xiao	500	500	0	0.0%
Hai Lan Xiao	500	500	0	0.0%
I Sen Chen	50,000	30,000	20,000	0.2%
Huan Ching Hsu	100,000	30,000	70,000	0.8%
Su Nan Wang	150,000	30,000	120,000	1.4%
Marty F. Bridges	2,000	1,000	1,000	0.0%

Name of Selling Shareholder	Number of Shares Owned Before Offering	Number of Shares Offered in this Offering	Number of Shares Owned After Offering(1)	Percentage Owned After Offering(1)
Ko Hung Wang (13)	525,000	105,000	420,000	4.9%
GIT, LLC. (14)	523,000	104,600	418,400	4.9%
Kevin Wei	100	100	0	0.0%
Albert Wu	500	500	0	0.0%
Eric Wu	500	500	0	0.0%
Kevin Wu	500	500	0	0.0%
Alexander Brown	100	100	0	0.0%
Nathaniel Brown	100	100	0	0.0%
Makayla Xinyu Hu	100	100	0	0.0%
Rachel Xinrui Hu	100	100	0	0.0%
Lily Wang	1,000	1,000	0	0.0%
Patricia Roberge	1,000	1,000	0	0.0%

TOTAL	3,500,000	896,800	2,603,200	30.5%
________________
(1) Assumes that all shares will be resold by the selling shareholders after this offering.  However, the selling shareholders have no obligation to sell all registered shares.

(2) Mr. Sung Hsien Chang is the President of VGE.

(3) The natural person with voting and dispositive powers for Green Solutions Group Limited is Hsiu Fen Su, the wife of Sung Hsien Chang.   Mr. Sung Hsien Chang has a minority interest in Green Solutions Group Limited.

(4) Shareholder is the father of Mr. Sung Hsien Chang.

(5) Shareholder is the mother of Mr. Sung Hsien Chang.

(6) Shareholder is the brother of Mr. Sung Hsien Chang.

(7) Shareholder is the nephew of Mr. Sung Hsien Chang.

(8) Shareholder is the wife of Mr. Sung Hsien Chang.

(9) Shareholder is the son of Mr. Sung Hsien Chang.

(10) Shareholder is the sister-in-law of Mr. Sung Hsien Chang.

(11) Shareholder is the sister of Mr. Sung Hsien Chang.

(12) Shareholder is the cousin of Mr. Sung Hsien Chang.

(13) Shareholder is also known as Maclean Wang, and is an employee of the Company.

(14) The natural person with voting and dispositive powers for GIT, LLC is Yousan Su.

PLAN OF DISTRIBUTION

Each selling shareholder of the common stock and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its registered ordinary shares on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares, subject to applicable federal and state securities laws:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. The maximum commission or discount to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not be greater than 8% for the sale of any securities included in the registration statement of which this prospectus is a part.

In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may, subject to applicable federal state securities laws, in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also, in compliance with applicable federal and state securities laws, sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We have agreed to use reasonable efforts to keep this registration statement continuously effective (the “Effective Period”) until the first anniversary of the effective date of this registration statement plus whatever period of time as shall equal any period, if any, during the Effective Period in which the Company was not current with our reporting requirements under the Exchange Act of 1934, as amended (the “Exchange Act”). The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

RELATED PARTY TRANSACTIONS

October 2008 Acquisition

On October 21, 2008, VIASPACE Inc., our parent company (“VIASPACE”), and we entered into a Securities Purchase Agreement (the "Purchase Agreement") with Sung Hsien Chang ("Chang"), and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor"). Under the Purchase Agreement, we agreed to acquire 100% of Inter-Pacific Arts Corp., a British Virgin Islands international business company ("IPA BVI"), and the entire equity interest of Guangzhou Inter-Pacific Arts Corp., a Chinese wholly owned foreign enterprise registered in Guangdong province ("IPA China") from Chang, our President. In exchange, VIASPACE agreed to pay $16 million in a combination of cash, and newly-issued shares of VIASPACE and our common stock.

The transactions under the Purchase Agreement ("Acquisition") involve two phases.  At the first closing on October 21, 2008, we issued 3,500,000 newly-issued shares to Chang and his designees.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI to us.

The second closing in which the remaining minority interest of 30% of IPA BVI equity holdings would be transferred to us is intended to be held within 396 days after the First Closing ("Second Closing"). At the Second Closing, VIASPACE shall pay $4.8 million ("Cash Consideration") plus Interest (as determined below) since the First Closing, in cash to Chang. Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6% thereafter.

On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that the Registrant’s shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  This amendment also extended the Second Closing to November 21, 2009 (which has since been further extended to December 15, 2009 under a subsequent amendment to the Purchase Agreement).  The Second Closing is scheduled for December 15, 2009, and VIASPACE is to pay $4,800,000 plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6% thereafter.  As of September 30, 2009, the entire amount of Cash Consideration due from VIASPACE to Chang was $5.155 million. VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.   The Second Closing has not occurred at this time.   Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur and the closing conditions to VIASPACE’s and us are satisfied or waived. VIASPACE and we believe that such closing conditions have been satisfied or waived ..   The parties have acknowledged on Amendment No. 6 to the Securities Purchase Agreement dated on or about December 18, 2009, that regardless of whether the Second Closing occurs or not, the remaining 30% of IPA will be transferred to VGE on or before January 15, 2010.  Therefore, even if the Second Closing did not occur, the remaining 30% of IPA BVI will be transferred to VGE.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates ( excluding us ), or any of their directors or officers, shall engage in the grass business in China for a period of three years after the First Closing Date.

As required by the Purchase Agreement, VGE filed a Form S-1 Registration Statement with the Securities and Exchange Commission ("SEC") on June 3, 2009 covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations.  The second Amendment extends until November 21, 2009, the date that VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market.  If VGE’s Registration Statement is declared effective by the SEC on or before January 15, 2010 , the Second Closing Deadline will be extended until  February 15, 2010 .

Also pursuant to the second amendment, VIASPACE irrevocably assigned to Chang and Licensor the VIASPACE shares issued to Chang and Licensor in the First Closing of the Purchase Agreement.  Licensor agreed to limit sales of VIASPACE common shares issued at the First Closing to a maximum of 8,800,000 shares in any 90-day period.  On October 13, 2009 the parties to the Purchase Agreement entered into the third Amendment to the Securities Purchase Agreement in which the parties agreed that in the event that the Second Closing fails to occur and VIASPACE’s closing conditions to the Second Closing have been satisfied by Chang, then  (1) Chang and/or his designees shall retain our Shares, (2) VIASPACE shall transfer all shares of our common stock it holds to Chang, (3) Chang will deliver the remaining 30% equity interest of IPA-BVI to us, such that we shall receive all equity securities of IPA-BVI, and (4) if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.  In addition, the parties clarified that the three year non-competition clause to engage in the grass business starting from the date of the First Closing does not apply to VGE and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of Licensor to assign the grass license to VGE.

Provided that the Second Closing has occurred, if our common stock is not listed on a trading market within  January 15, 2010 , then VIASPACE will issue to Chang the number of shares of its common stock equivalent to US$5,600,000. The stock price will be calculated as the average closing price of VIASPACE’s common stock during the 60 day period prior to and including the Second Closing Date. In exchange, Chang shall return all shares of our common stock he received pursuant to the Purchase Agreement to VIASPACE.

Included in the Company’s consolidated balance sheet at September 30, 2009 are Related Party Receivables.  The Related Party Receivables represents amounts due to IPA BVI from Sung Hsien Chang, President of VGE and CEO of IPA China and IPA BVI, and from JJ International, a company owned by Sung Hsien Chang that operates separately.  IPA China recorded revenues of $233,000 for the nine months ended September 30, 2009 from JJ.  An employee of IPA China owes $204,000 to VGE at September 30, 2009.

The following table represents a summary of Related Party Receivables at September 30, 2009 (unaudited) and December 31, 2008:

	2009	2008

Due from Sung Chang	$1,009,000	$209,000
Due from JJ International	706,000	657,000
Due from employee of IPA China	204,000	―
Total	$1,919,000	$866,000

IPA China owes $19,000 to an employee of IPA China at September 30, 2009 which is shown as a Related Party Payable in the accompanying consolidated balance sheets.  In addition, the Company owes $25,000 to its Parent Company at September 30, 2009 related to expenses paid by Parent Company on behalf of the Company.

Future Related Party Transactions

Our Bylaws provide that all future transactions between us and our officers, directors and principal stockholders and their affiliates must be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members of our Board of Directors, and must be on terms no less favorable to us than those that we could obtain from unaffiliated third-parties.   Based on its consideration of all of the relevant facts and circumstances, the Board will decide whether or not to approve such transaction and will generally approve only those transactions that are negotiated at arm's length and have terms and conditions that are reasonable and customary.

All material related party transactions will be made or entered into on terms that are no less favorable to us than can be obtained from unaffiliated third parties. Related party transactions that we have previously entered into were not approved by independent directors, as we had no independent directors at that time.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 50,000,000 ordinary shares, par value $0.001 per share. As of the date of this prospectus, 8,600,000 ordinary shares are issued and outstanding. An additional 1,400,000 shares of ordinary shares have been reserved for issuance under the Company’s stock incentive plan.  The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our Memorandum and Articles of Association.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore and subject to any preference of any then authorized and issued preferred stock. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

Limitations on the Right to Own Shares

There are no limitations on the right to own our ordinary shares.

Limitations on Transfer of Shares

Our Articles of Association gives our directors, at their discretion, the right to decline to register any transfer of shares.

Disclosure of Shareholder Ownership

There are no provisions in our Memorandum of Association or Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

•	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•
in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; and

•
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Differences in Corporate Law

The Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders who are unreasonable and materially detrimental to the interest of minority shareholders may be declared null and void. Notwithstanding, the minority shareholders may have less protection for their rights under British Virgin Islands law than they would have under U.S. law.

Powers of Directors

Unlike with most U.S. jurisdictions, the directors of a British Virgin Islands company, subject in certain cases to court’s approvals but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any asset, property, part of the business, or securities of the company, if they determine it is in the best interests of the company, its creditors, or its shareholders, with the exception that shareholder approval is required for the disposition of over 50 per cent in value of the assets of the company if not made in the usual or regular course of the business carried out by the company.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which the company is to enter into, he must disclose it to the board. However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by the Company may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under the British Virgin Islands law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. The British Virgin Islands law does not make a specific reference to cumulative voting, and our current memorandum and articles of association have no provision authorizing cumulative voting.

Independent Directors

There is no requirement for a majority of the directors of the company to be independent as a matter of British Virgin Islands law.

Redemption

Our ordinary shares are not redeemable at the shareholders’ option. We may redeem our ordinary shares only with the consent of the shareholders whose ordinary shares are to be redeemed, except that the consent from the shareholders is not needed under the circumstances of (i) the compulsory redemption with respect to fractional shares held by our shareholders in the circumstance of share division, and (ii) the compulsory redemption, at the request of the shareholders holding 90% of the votes of the outstanding shares entitled to vote, of the remaining issued shares.

Takeover Provisions

The memorandum and articles of association of our company does not derogate from the general provisions of British Virgin Islands law and therefore measures such as a poison pill would have to be in place before a takeover offer is in contemplation, as, if not, the directors could be seen as exercising their powers for an improper purpose in trying to introduce such a measure.

Furthermore, the creation of additional class of shares would require an amendment to the memorandum and articles of association of our company. This can only be done following a resolution of shareholders. If at any time the shares of our company are divided into different classes, the variation of the rights of any such class (i.e. by the issue of a further class with preferred rights) will require the consent of 50 percent of the shares in the affected class. Therefore, the introduction of poison pill would require an amendment to the memorandum and articles of association of our company which may only be done by way of shareholder resolution.

Shareholder’s Access to Corporate Records

A shareholder is entitled, on giving written notice to the company, to inspect the company’s (i) memorandum and articles of association; (ii) register of members; (iii) register of directors; and (iv) minutes of meetings and resolutions of members and of those classes of members of which he is a member.

The directors may, if they are satisfied that it would be contrary to the company’s interests to allow a member to inspect any document listed above (or any part thereof), refuse the member to inspect the document or limit the inspection of the document. The board may also authorize a member to review the companies account if requested.

Indemnification

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our memorandum and articles of association, we may indemnify our directors or any person who is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise against expenses (including legal fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with legal, administrative or investigative proceedings to which they are a party or are threatened to be made a party by reason of their acting as our directors or agents. To be entitled to indemnification, these persons must have acted honestly and in good faith and in the best interest of the company, and they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and Similar Arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the Companies Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan of merger of consolidation, in order for the resolution to be valid, the interest must have been disclosed to the board forthwith upon him becoming aware of such interest. The transaction will not be avoidable if the shareholders approve it.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment of the fair value of their shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ Suits

Similar to the laws of most U.S. jurisdictions, British Virgin Islands law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

We are not aware of any reported class action having been brought in a British Virgin Islands court. Reported derivative actions have been brought but unsuccessfully for technical reasons. The court of the British Virgin Islands may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the High Court of the British Virgin Islands must take into account (i) whether the shareholder is acting in good faith; (ii) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (iii) whether the proceedings are likely to succeed; (iv) the costs of the proceedings in relation to the relief likely to be obtained; and (v) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the High Court of the British Virgin Islands is satisfied that (i) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (ii) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Certain Effects of Authorized but Unissued Stock

We have 41,400,000 ordinary shares remaining authorized but unissued. Authorized but unissued ordinary shares are available for future issuance without shareholder approval. Issuance of these shares will dilute your percentage ownership in us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our ordinary shares, and a liquid trading market for our ordinary shares may not develop or be sustained after this offering. Future sales of substantial amounts of ordinary shares or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

TAXATION

The following sets forth the material British Virgin Islands and U.S. federal income tax consequences of an investment in our ordinary shares. It is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

U.S. Federal Income Taxation

The following discussion describes the material U.S. federal income tax consequences to you if you are a U.S. Holder (as defined below) of an investment in the ordinary shares and you hold the ordinary shares as capital assets. This discussion is based on the tax laws of the United States as in effect on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations in effect as of the date of this prospectus and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply on a retroactive basis and could affect the tax consequences described below.

The following discussion does not deal with the U.S. federal income tax consequences relevant to you if you are in a special tax situation such as:

•	banks;
•	certain financial institutions;
•	insurance companies;
•	broker dealers;
•	U.S. expatriates;
•	traders that elect to mark-to-market;
•	tax-exempt entities;
•	persons that have a functional currency other than the U.S. dollar;
•	persons liable for alternative minimum tax;
•	persons holding an ordinary share as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10% or more of our voting stock; or
•	persons holding ordinary shares through partnerships or other pass-through entities.

Prospective purchasers are urged to consult their tax advisors about the application of the U.S. Federal Income Tax Rules to their particular circumstances as well as the state, local and foreign tax consequences to them of the purchase, ownership and disposition of ordinary shares.

•	For purposes of this discussion, you are a U.S. Holder if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,
•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any State thereof or the District of Columbia;
•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. person under the Internal Revenue Code on the previous day and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are a partner in a partnership or other entity taxable as a partnership that holds ordinary shares, your tax treatment will depend on your status and the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor regarding the U.S. federal income tax consequences to you of the purchase, ownership and disposition of our ordinary shares.

Taxation of dividends and other distributions on the ordinary shares

Subject to the passive foreign investment company rules discussed below, the gross amount of all our distributions to you with respect to the ordinary shares will be included in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

If you are a non-corporate U.S. Holder, including an individual, for taxable years beginning before January 1, 2011, dividends may constitute “qualified dividend income” which is taxed at the lower long-term capital gains rate provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under Internal Revenue Service authority, our ordinary shares are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.

Dividends will constitute foreign source income for U.S. foreign tax credit limitation purposes. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income” for taxable years beginning on or before January 1, 2007. For taxable years beginning after December 31, 2006, dividends distributed by us with respect to ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that any distribution we make will be treated as a dividend.

Taxation of disposition of shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized for the ordinary share and your tax basis in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual, who has held the ordinary share for more than one year, you will be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive foreign investment company

We do not believe we were a passive foreign investment company, or PFIC, for the taxable year ended December 31 2008, and we do not expect to be a PFIC for our current taxable year ending December 31 2009. However, our actual PFIC status will not be determinable until the close of our current taxable year. Accordingly, there is no guarantee that we will not be a PFIC for the current taxable year. However, we must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC to you for all succeeding years during which you hold ordinary shares.

A non- U.S. corporation is considered to be a PFIC for any taxable year if either:

•	at least 75% of its gross income is passive income, or

•	at least 50% of the average quarterly value of its assets during a taxable year is derived from assets that produce, or that are held for the production of, passive income.

We will be treated as owning a proportionate share of the assets and earnings and a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

In applying the asset test described above, the value of our assets will be deemed to be equal to the sum of the aggregate value of our outstanding equity plus our liabilities. For purposes of the asset test, our goodwill, which is measured as the sum of the aggregate value of outstanding equity plus liabilities, less the value of known assets, should be treated as a non-passive asset. Therefore, a decrease in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test. If there is such a reduction in goodwill and the value of our non-passive assets, the percentage of the value of our assets that is attributable to passive assets may increase, and if such percentage, based on an average of the quarterly values during a taxable year, exceeds 50%, we will be a PFIC for such taxable year. Accordingly, fluctuations in the market price of our shares may result in us being a PFIC for any year. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend our cash.

If we are a PFIC for any taxable year during which you hold ordinary shares, dividends paid by us to you will not be eligible for the reduced rate of taxation applicable to non-corporate U.S. Holders, including individuals. See “Taxation of dividends and other distributions on the ordinary shares” above. Additionally, you will be subject to special tax rules, discussed below, with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period prior to the current year for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably on a daily basis over your holding period for the ordinary shares,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

•
the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Alternatively, if the ordinary shares constitute “marketable stock” in a PFIC, you may make a mark-to-market election for the ordinary shares to elect out of the tax treatment discussed in the two preceding paragraphs. We expect that our ordinary shares will qualify as marketable stock for U.S. federal income tax purposes. Marketable stock is stock that is regularly traded in other than de minimis quantities on a qualified exchange, which includes the New York Stock Exchange. If you make a mark-to-market election for the ordinary shares, you will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of your taxable year over your adjusted basis in such ordinary shares. You are allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us.

In addition, we do not intend to prepare or provide you with the information necessary to make a “qualified electing fund” election.

If you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

You are urged to consult your tax advisor regarding the application of the PFIC rules to your investment in ordinary shares.

Information reporting and backup withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or redemption of ordinary shares may be subject to information reporting to the Internal Revenue Service and possible backup withholding at a current rate of 28%. Backup withholding will not apply, however, if you are a corporation or other exempt recipient or if you furnish a correct taxpayer identification number and make any other required certification. If you are required to establish your exempt status, you must provide such certification on Internal Revenue Service Form W-9. You are urged to consult your tax advisor regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information in a timely manner.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include:

•	the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and political and economic stability;

•	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

We have been advised that there is uncertainty as to whether the courts of the British Virgin Islands or China would:

•
recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•
entertain original actions brought in the British Virgin Islands or China against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the British Virgin Islands under the common law doctrine of obligation.

Market and Pricing Considerations

We cannot assure you that an active or orderly trading market will develop for our common stock or that our common stock will trade in the public markets subsequent to this offering at or above the offering price.

There is not an established market for our ordinary shares.  The offering price has been arbitrarily determined by management and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.

An active trading market for our ordinary shares may not develop. It is possible that after this offering the ordinary shares will not trade in the public market at or above the initial offering price.

Quotation on the Over-the-Counter Bulletin Board

We have applied to have our ordinary shares quoted on the Over-the-Counter Bulletin Board.  If so admitted, we expect our ordinary shares to begin trading on the OTCBB within 30 days following the effectiveness of this registration statement. If our ordinary shares are eventually quoted on the OTCBB, we will be subject to continued disclosure requirements. We estimate that our costs for SEC reporting and continued quotation on the OTCBB to be approximately $100,000 per year.

LEGAL MATTERS

Certain matters related to the offering relating to U.S. law will be passed on by Richardson & Patel LLP.

EXPERTS

Our consolidated balance sheets as of December 31, 2008, and our consolidated statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2008, presented in U.S. dollars, have been included herein and in the registration statement in reliance upon the report of Goldman Parks Kurland Mohidin LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933 with respect to our ordinary shares offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information regarding us and our ordinary shares offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the placement discounts, expenses and commissions, which we will be required to pay:

U.S. Securities and Exchange Commission registration fee	$321
Legal fees and expenses for British Virgin Islands counsel	15,000
Legal fees and expenses for U.S. securities counsel	50,000
Accounting fees and expenses	50,000
Total	$115,321

All amounts are estimated, except the U.S. Securities and Exchange Commission registration fee.

VIASPACE GREEN ENERGY INC.
FINANCIAL STATEMENTS

VIASPACE GREEN ENERGY INC.
FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
VIASPACE Green Energy Inc.

We have audited the accompanying consolidated balance sheet of VIASPACE Green Energy Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows from inception (July 1, 2008) through December 31, 2008.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VIASPACE Green Energy Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows from inception (July 1, 2008) through December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Goldman Parks Kurland Mohidin LLP

Goldman Parks Kurland Mohidin LLP

Encino, California
October 15, 2009, except for Note 4 for which the date is November 12, 2009

VIASPACE GREEN ENERGY INC.
CONSOLIDATED BALANCE SHEET

December 31,
2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,516,000
Accounts receivable, net of allowance for doubtful accounts of zero in 2008	247,000
Inventory	342,000
Prepaid expenses	20,000
Related party receivables	866,000
Other current assets	147,000
TOTAL CURRENT ASSETS	4,138,000

FIXED ASSETS, net of accumulated depreciation	720,000

OTHER ASSETS
Land Use Right, net of accumulated amortization	514,000
License to Grass, net of accumulated amortization	503,000
Goodwill	12,322,000
TOTAL OTHER ASSETS	13,339,000

TOTAL ASSETS	$18,197,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$536,000
Related party payable	96,000
Accrued expenses	67,000
TOTAL CURRENT LIABILITIES	699,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 50,000,000 shares authorized, 8,600,000 issued and outstanding	9,000
Additional paid in capital	17,398,000
Accumulated other comprehensive income	―
Retained earnings	91,000
Total stockholders’ equity	17,498,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,197,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

July 1, 2008 through December 31, 2008
PRODUCT REVENUES	$866,000
COST OF REVENUES	249,000
GROSS PROFIT	617,000

OPERATING EXPENSES
Selling, general and administrative expenses	516,000
Total operating expenses	516,000

INCOME FROM OPERATIONS	101,000

OTHER INCOME (EXPENSE)
Other expense	(1,000)
Other income	1,000
Total other income	―

INCOME BEFORE INCOME TAXES	101,000
Income taxes	10,000

NET INCOME	$91,000

NET INCOME PER SHARE OF COMMON STOCK - Basic and diluted	$0.03

WEIGHTED AVERAGE SHARES OUTSTANDING - Basic and diluted	3,365,223

NET INCOME	$91,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation income	―

COMPREHENSIVE INCOME	$91,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid in Capital		Accumulated Other Comprehensive Income		Retained Earnings		Total

BALANCE, JULY 1, 2008	10	$10	$	―	$	―	$	―	$10

Net income from October 21, 2008 through December 31, 2008								91,000	91,000

Issuance of shares on acquisition of Inter-Pacific Arts	8,599,990	8,990		4,573,000		―		―	4,581,990

Capital contribution from Parent Company related to acquisition of Inter-Pacific Arts and Affiliate				12,825,000					12,825,000

BALANCE, DECEMBER 31, 2008	8,600,000	$9,000		$17,398,000	$	―		$91,000	$17,498,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	July 1, 2008 through December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$91,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		33,000
(Increase) decrease in:
Accounts receivable		764,000
Inventory		63,000
Related party receivable		65,000
Prepaid expenses		(20,000)
Other current assets		(113,000)
Increase (decrease) in:
Accounts payable		(30,000)
Related party payable		23,000
Accrued expenses		51,000
Net cash provided by operating activities		927,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of Inter-Pacific Arts, cash acquired		9,000
Net cash provided by investing activities		9,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Investment		1,580,000
Net cash provided by financing activities		1,580,000

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS		―

NET INCREASE IN CASH AND CASH EQUIVALENTS		2,516,000
CASH AND CASH EQUIVALENTS, Beginning of period		―
CASH AND CASH EQUIVALENTS, End of period		$2,516,000

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$	―
Income taxes	$	―

Supplemental Disclosure of Non-Cash Financing for 2008:
•
In connection with the acquisition of Inter-Pacific Arts, Inc., the Company issued 3,500,000 shares of Company common stock to the seller of Inter-Pacific Arts and 5,090,000 shares of Company common stock to the Company’s Parent Company.

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD FROM INCEPTION (JULY 1, 2008) THROUGH DECEMBER 31, 2008

Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business – VIASPACE Green Energy Inc. (“VGE”), a British Virgin Islands international company and its subsidiaries,  Inter-Pacific Arts Corp. (“IPA BVI”) and Guangzhou Inter-Pacific Arts Corp. (“IPA China”) (collectively, “the Company”, “we” or “us” ) specialize in manufacturing and selling high quality, copyrighted, framed artwork to retail stores.  The Company manufactures its artwork in the People’s Republic of China (the “PRC”) and sells its products within China and worldwide.  The Company also has a worldwide sublicense to cultivate and sell Giant King Grass – a natural hybrid, non-genetically modified, extremely fast-growing, perennial grass that is suitable for livestock feed as well as a feedstock for biofuel production.  Giant King Grass has the potential to be used in the production of nonfood crop based biofuels such as cellulosic ethanol, methanol and green gasoline; burned directly in power plants as a clean substitute for coal, and in the more immediate term, as animal feed for dairy cows, pigs, sheep, goats, fish and other animals.  VGE was formed on July 1, 2008 and was inactive from July 1, 2008 through October 20, 2008.  IPA BVI is a British Virgin Islands international company formed in 2003 and IPA China is a Chinese wholly owned foreign enterprise formed in 2003 and registered in Guangdong province of the PRC.

Basis of Presentation - The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for financial information.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in combination.

Company History – Prior to October 21, 2008, VGE was 100% owned by VIASPACE Inc. (“VIASPACE” or “Parent Company”) and did not have any active operations.   On October 21, 2008, the majority shareholder of IPA BVI and IPA China, Sung Hsien Chang (“Chang”), entered into a Securities Purchase Agreement (the "Purchase Agreement") with VGE, VIASPACE and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, VGE acquired 100% of IPA BVI and the entire equity interest of IPA China from Chang.  In exchange, VIASPACE agreed to pay approximately $16 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s sublicense of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees and 5,090,000 newly-issued shares to VIASPACE.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI to VGE.  On June 22, 2009, the parties entered into an Amendment to the Purchase Agreement that extended the Second Closing to August 21, 2009.  On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that extended the Second Closing to November 21, 2009.  In addition, on August 21, 2009, the parties agreed that the VGE shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  On November 25, 2009, the parties entered into another amendment to the Securities Purchase Agreement that extended the Second Closing Deadline from November 21, 2009 to December 15, 2009; and provided further that if the registration statement were declared effective by the SEC on or before December 15, 2009, then the Second Closing Deadline would be extended to January 15, 2010 ..   On December 18, 2009, the parties further extended the Second Closing Deadline to January 15, 2010, and if the registration declared effective by the SEC on or before January 15, 2010, then the Second Closing Deadline would be extended to February 15, 2010.

At the Second Closing, VIASPACE is to pay $4,800,000 plus interest to Chang.  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur.

The value paid by VIASPACE and VGE for the acquisition of IPA BVI and IPA China was $15,832,000.   The IPA BVI and IPA China net assets acquired totaled $3,003,000.  The excess of value paid for the acquisition in excess of net assets acquired is recorded on the balance sheet of VIASPACE and was assigned to:  grass license - $507,000 and goodwill - $12,322,000.

As of December 31, 2008, VIASPACE owns 59.3% of the outstanding common shares of VGE.

Principles of Consolidation – VGE has a controlling interest in IPA BVI and IPA China and accounts for these subsidiaries under the consolidation method.  Under this method, an affiliated company’s results of operations are reflected within the Company’s consolidated statement of operations. Transactions between consolidated affiliated companies are eliminated in consolidation. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, which requires use of the purchase method for all business combinations initiated after June 30, 2001.

Fiscal Year End - The Company’s fiscal year ends December 31.

Use of Estimates in the Preparation of the Financial Statements - The preparation of financial statements, in conformity with United States GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Concentration of Credit Risk - The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents, accounts receivable and related party receivable. The Company maintains all of its cash accounts with high credit quality institutions. Such balances with any one institution may exceed FDIC insured limits.

Accounts Receivable Allowance for Doubtful Accounts - The allowance for doubtful accounts relates to specifically identified receivables that are evaluated individually for collectability.  We determine a receivable is uncollectible when, based on current information and events, it is probable that we will be unable to collect amounts due according to the original contractual terms of the receivable agreement, without regard to any subsequent restructurings. Factors considered in assessing collectability include, but are not limited to, a customer’s extended delinquency, requests for restructuring and filings for bankruptcy.  There is one customer of the Company that accounts for 85% of the Company’s 2008 revenues.

Inventory– Inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.  Market is determined using net realizable value.  The Company writes down its inventory for estimated obsolescence, excess quantities and other factors in evaluating net realizable value.  Inventory includes material, direct labor and related manufacturing overhead.

The following is a summary of inventory at December 31, 2008:

	Raw Materials	Finished Goods	Total
Framed-Artwork	$286,000	$16,000	$302,000
Grass	40,000	0	40,000
Total	$326,000	$16,000	$342,000

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets and estimated lives ranging from 5 to 30 years as follows:

Building	20 to 30 years
Machinery and equipment	10 years
Office equipment	5 years
Vehicles	5 years

Land Use Right – All land in the PRC is government owned and cannot be sold to any individual or company.  IPA China acquired land use right for the land occupied by its manufacturing facility during 2005 for RMB 5,000,000 or approximately $605,000.  The land lease is for 30 years.  Accordingly, the land use right is being amortized on the straight-line method over 30 years.

License – IPA China has a sublicense to a grow and sell a new fast-growing hybrid grass known as Giant King Grass to be used for production of biofuels and as feed for livestock.  IPA China licensed this right from China Gate Technology Co., Ltd. (Licensor) who obtained the original license from the inventor.    IPA China did not directly pay for the sublicense.  VIASPACE issued shares of its common stock to Licensor upon the acquisition of IPA China by VIASPACE and the Company on October 21, 2008.  The principal of Licensor, Mr. Maclean Wang, is the Director Grass Development of VGE.  Mr. Wang entered into an employment agreement with VGE on October 21, 2008.  The principal of Licensor, Mr. Maclean Wang, is the Director Grass Development of VGE.  Mr. Wang entered into an employment agreement with VGE on October 21, 2008.  Mr. Wang and Mr. Chang were business associates prior to the licensing of the hybrid grass, but the business association did not relate to IPA China.  Mr. Wang had no involvement with IPA China, IPA BVI, VGE or VIASPACE prior to the licensing of the hybrid grass.

Fair Value of Financial Instruments - The recorded value of accounts receivables, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The recorded values of long-term debt and liabilities approximate fair value.

Income Taxes– The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The statutory corporate income tax rate for foreign enterprises in the PRC was 25% for 2008.  For 2008, IPA China was eligible for a reduced income tax at 50% of the normal income tax rate.  Beginning January 1, 2009, IPA China will be subjected to the normal income tax rate.  IPA China was exempted from a local income tax rate of 3% for 2008.

VGE and IPA BVI are British Virgin Islands international companies and not subject to any United States income taxes.

The Company does not have any deferred tax assets or liabilities recorded for the periods covered by the accompanying financial statements due to no significant book to tax basis differences existing.

Revenue Recognition – IPA BVI and IPA China have generated revenues to date on product revenue shipments.  In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”), IPA recognizes product revenue provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.  Our standard shipping terms are free on board shipping point.  Some of the Company’s products are sold in the PRC and are subject to Chinese value-added tax.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  Revenue is recorded net of VAT taxes.

Cost of Goods Sold – Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Any write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss) – IPA China’s functional currency is the Renminbi (“RMB”).  For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency.   Assets and liabilities are translated at the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.   Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".  Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.  The sales of IPA BVI are in USD.

Segment Reporting and Geographic Information – SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  At December 31, 2008, all of the Company's operations are conducted in one industry segment, the Consumer Products segment which specializes in manufacturing and selling high-quality, copyrighted, framed artwork to retail stores.  In the future, the Company expects to incur revenue and expenses in a Grass segment, through its growing, harvesting and selling of its Giant King Grass as a livestock feed as well as a feedstock for biofuel production.  All of the Company’s revenues for 2008 are in the Consumer Products segment.  All identifiable assets at December 31, 2008 are in the Asia/Pacific region and are related to the Consumer Products segment, with the exception of inventory, which is broken down by segment above.

NOTE 2 — FIXED ASSETS

Fixed assets are comprised of the following at December 31, 2008:

Building	$606,000
Machinery and equipment	192,000
Office equipment	73,000
Vehicles	144,000
Total property and equipment	1,015,000
Less: Accumulated depreciation	295,000
Fixed assets, net	$720,000

Depreciation expense was $28, 000 for the period October 21, 2008 through December 31, 2008.

NOTE 3 — LAND USE RIGHT

Land use right is composed of the following at December 31, 2008:

Land use right	$605,000
Less: Accumulated amortization	91,000
Land use right, net	$514,000

Amortization expense was $5,000 for the period October 21, 2008 through December 31, 2008.  The amortization expense for the next five years will be $20,000 per year.

NOTE 4 — INTANGIBLE ASSETS

License to Grass

As more fully explained in Note 9, the Company and Parent Company acquired IPA China and IPA BVI on October 21, 2008.  IPA China has a worldwide license to cultivate and sell a fast-growing high yield hybrid grass called Giant King Grass that has the potential to be used in the production of nonfood biofuels and, in the more immediate term, animal feedstock for dairy cows, pigs, sheep, goats, fish and other animals.  The Parent Company issued 30,576,007 shares to the licensor of the Giant King Grass valued at $507,000 on the date of acquisition.  The grass license is being amortized over an estimated useful life of 20 years.  In 2008, $4,000 was recorded as amortization expense.   The amortization expense for the next five years will be $25,000 in each year.

License to Grass is composed of the following at December 31, 2008:

License to Grass	$507,000
Less: Accumulated amortization	4,000
License to Grass, net	$503,000

Goodwill

As more fully explained in Note 9, the Company and Parent Company acquired IPA China and IPA BVI on October 21, 2008 and recorded goodwill of $12,322,000 related to the acquisition.

NOTE 5 — RELATED PARTIES

Included in the Company’s Consolidated Balance Sheets at December 31, 2008 are Related Party Receivables.  The Related Party Receivables represents amounts due to IPA BVI from Sung Chang, the Company’s owner and from JJ International, a company owned by Sung Chang that operates separately.

The following table represents a summary of Related Party Receivables at December 31, 2008:

Due from Sung Chang	$209,000
Due from JJ International	657,000
Total	$866,000

The Company has a related party payable of $96,000 at December 31, 2008.  IPA China owes $75,000 to a related party related to framed-artwork production.  IPA China also owes $21,000 to a company related to an employee of IPA China.

IPA China performs manufacturing services in the PRC for JJ International.  During 2008, IPA China recorded revenues of $418,000 from JJ International which amount is included in the Consolidated Statement of Operations presented.

NOTE 6 — INCOME TAXES

Income tax receivables, net at December 31, 2008, respectively are included in Other Current Assets on the accompanying balance sheet as they have a net debit balance.  Income tax receivables consist of the following at December 31, 2008:

Value added tax receivable	$84,000
Income tax payable	(8,000)
Total	$76,000

IPA China is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 24% on income reported in the statutory financial statements after appropriated tax adjustments.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for 2008:

U.S. statutory rates	34.0%
Tax rate difference	(10.0%)
Effect of tax holiday	(12.5%)
Effect of IPA China income (loss)	(2.6%)
Total	9.9%

Note 7 — COMMITMENTS AND CONTINGENCIES

IPA China’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

IPA art designers work with buyers from retail chains to choose prints and other art forms from catalogs of licensed work. We only purchase prints from companies with whom we have long-standing relationships, and we guarantee our customers there are no counterfeits and that all royalties have been paid.  The vendors from whom we purchase prints guarantee to us that all of the prints they are selling are not counterfeits and that all royalties have been paid to the artist of the prints.  We then pass this guarantee on to our customers.  Since the time IPA was formed in 2003, we have not received any legal claims challenging any of the prints we have sold.

VGE entered into four separate two-year employment agreements with each of Carl Kukkonen, Sung Chang, Stephen Muzi and Maclean Wang.  Kukkonen would serve as Chief Executive Officer, Chang as President, Muzi as Chief Financial Officer and Wang as Managing Director of Grass Development of IPA China.  Kukkonen and Chang would receive a salary of $240,000 per annum, Muzi receives $180,000 per annum and Wang receives $84,000 per annum.  Each of them is entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with VGE.  There was no stock compensation recorded during 2008 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

Under Wang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with VGE. There was no stock compensation recorded during 2008 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

The Second Closing date was extended until November 21, 2009, based on an amendment to the Securities Purchase Agreement on August 21, 2009.  We do not know exactly what the fair market value of VGE common stock will be on November 21, 2009, but we have determined a Proposed Maximum Offering Price Per Unit of $3.00 per share in a recent Form S-1 filing for each share of common stock.  8% of outstanding common shares will be issued to Mr. Chang and Mr. Wang (4% of total outstanding shares to Mr. Chang and Mr. Wang) which translates to 688,000 common shares.  Assuming $3.00 per share common stock price on November 21, 2009, this would result in the Company issuing these stock incentive options at a per share price of $2.40 per share (20% discount), resulting in stock compensation expense of approximately $412,800 to be amortized over 24 months which is the stock option vesting period, or $17,200 per month.

In the event that the Second Closing does not occur within 396 days after the First Closing, each Employment Agreement shall automatically terminate.

The Company is not party to any legal proceedings at the present time.

Note 8 — FINANCIAL ACCOUNTING DEVELOPMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS No. 159 was effective for us on January 1, 2008.  The adoption of SFAS No. 159 did not have a significant impact on our financial position, cash flows, and results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited.  The adoption of SFAS No. 141 did not have a significant impact on our financial position, cash flows, and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.”  SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with United States GAAP. SFAS 162 will not have an impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 163 will not have an impact on the Company’s financial statements.

NOTE 9— ACQUISITION OF IPA

On October 21, 2008, VIASPACE and VGE entered into a Securities Purchase Agreement (the "Purchase Agreement") with Sung Hsien Chang (“Chang”) and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, we agreed to acquire 100% of IPA BVI and the entire equity interest of IPA China from Chang, the sole shareholder of IPA BVI and IPA China.  In exchange, VIASPACE agreed to pay approximately $15.282 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s sublicense of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees and 5,090,000 newly-issued shares to VIASPACE.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI.  On June 22, 2009, the parties entered into an Amendment to the Purchase Agreement that extended the Second Closing to August 21, 2009.

On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that the VGE shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  This amendment also extended the Second Closing to November 21, 2009.  The Second Closing is scheduled for November 21, 2009, and VIASPACE is to pay $4,800,000 plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6%.  There is a loan of $4,800,000 on the balance sheet of VIASPACE.  The interest expense owed on this loan is due by VIASPACE and not VGE.  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur.  Chang will also cause IPA China to be a wholly-owned subsidiary of IPA BVI including obtaining all governmental approvals required for such transfer.

VIASPACE and VGE’s obligations to consummate the Second Closing is conditioned upon, among other things, the transfer of the equity of IPA China from Chang to IPA BVI and the execution of the assignment of the right to grow and harvest fast-growing proprietary grasses from Licensor to IPA China.

Also, pursuant to the second Amendment, VIASPACE irrevocably assigned to Chang and Licensor the VIASPACE shares issued to Chang and Licensor in the First Closing of the Purchase Agreement.  Licensor agreed to limit sales of VIASPACE common shares issued at the First Closing to a maximum of 8,800,000 shares in any 90-day period.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates, or any of their directors or officers, shall engage in the grass business in China for a period of three years after the First Closing Date.

On October 13, 2009 the parties to the Purchase Agreement entered into the third Amendment to the Purchase Agreement in which the parties agreed that in the event that the Second Closing fails to occur and VIASPACE’s closing conditions to the Second Closing have been satisfied by Chang, then (1) Chang and his designees shall retain the 3,500,000 VGE shares issued at the First Closing, (2) VIASPACE shall transfer all shares of VGE common stock it holds to Chang, (3) Chang will deliver the remaining 30% equity interest of IPA BVI to VGE, such that VGE shall receive all equity securities of IPA BVI, and (4) if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.  In addition, the parties clarified that the three year non-competition clause to engage in the grass business starting from the date of the First Closing does not apply to VGE and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of Licensor to assign the grass license to VGE.

As of the First Closing, Chang warrants that IPA BVI and IPA China’s cash equivalents (which includes all cash plus accounts receivables less accounts payable) will be $3 million.  Any difference between $3 million and the actual cash equivalents on the financial records of IPA BVI and IPA China as of the First Closing is a Cash Shortfall.  Chang agreed to deposit the Cash Shortfall into IPA BVI’s bank account once the amount is determined.  In December 2008, Chang deposited $1,580,000 in the bank account of IPA BVI related to this Cash Shortfall.

As required by the Purchase Agreement, VGE filed a Form S-1 Registration Statement with the SEC on June 3, 2009 covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations.  The second Amendment extends until November 21, 2009, the date that VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market.  If VGE’s Registration Statement is declared effective by the SEC on or before November 21, 2009, the Second Closing Deadline will be extended until December 21, 2009.

Provided that the Second Closing has occurred, if VGE common stock is not listed on a trading market by the Second Closing deadline, then VIASPACE will issue to Chang the number of shares of its common stock equivalent to $5,600,000. The stock price will be calculated as the average closing price of VIASPACE’s common stock during the 60 day period prior to and including the Second Closing Date.

Licensor and Chang each represents and covenants that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to VGE at VGE’s option.  The term of such agreement, including possible renewals, shall be at least 10 years.

The value paid by VIASPACE and VGE for the acquisition was $15,832,000 composed of:  fair market value of VIASPACE stock issued for assets acquired - $4,589,000; VIASPACE loan to Mr. Sung Chang - $4,800,000; and VIASPACE minority interest in VGE - $6,443,000.  The net assets acquired totaled $3,003,000.  The excess of value paid for the acquisition in excess of net assets acquired was assigned to:  grass license - $507,000 and goodwill - $12,322,000 which are recorded on the balance sheet of VIASPACE.

The acquisition of IPA BVI and IPA China occurred on October 21, 2008.  The following table reflects the Company’s consolidated unaudited results of operations as if the acquisition occurred on January 1, 2008 and January 1, 2007, respectively.

	2008	2007
Revenues – as reported	$866,000	$	―
Revenues – pro forma	$6,624,000		$5,462,000
Net Income – as reported	$91,000	$	―
Net Income – pro forma	$939,000		$843,000
Earnings per share - basic and diluted – as reported	$0.01	$	―
Earnings per share - basic and diluted – pro forma	$0.11		$0.10

VIASPACE GREEN ENERGY INC.
FINANCIAL STATEMENTS

SEPTEMBER 30, 2009

VIASPACE GREEN ENERGY INC.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,049,000	$2,516,000
Accounts receivable, net of allowance for doubtful accounts of $18,000 in 2009 and zero in 2008	499,000	247,000
Inventory	337,000	342,000
Prepaid expenses	35,000	20,000
Related party receivables	1,919,000	866,000
Other current assets	6,000	147,000
TOTAL CURRENT ASSETS	3,845,000	4,138,000

FIXED ASSETS, net of accumulated depreciation	744,000	720,000

OTHER ASSETS:
Land Use Right, net of accumulated amortization	557,000	514,000
License to Grass, net of accumulated amortization	484,000	503,000
Goodwill	12,322,000	12,322,000
TOTAL OTHER ASSETS	13,363,000	13,399,000

TOTAL ASSETS	$17,952,000	$18,197,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$372,000	$536,000
Related party payable	44,000	96,000
Accrued expenses	157,000	67,000
TOTAL CURRENT LIABILITIES	573,000	699,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.001 par value, 50,000,000 shares authorized, 8,600,000 issued and outstanding in 2009 and 2008	9,000	9,000
Additional paid in capital	17,378,000	17,398,000
Retained earnings (Accumulated deficit)	(8,000)	91,000
Total stockholders’ equity	17,379,000	17,498,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,952,000	$18,197,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF OPERATIONS
AND OTHER COMPREHENSIVE LOSS

	(Unaudited) Three Months Ended September 30, 2009	(Unaudited) Nine Months Ended September 30, 2009
REVENUES	$1,064,000	$2,935,000
COST OF REVENUES	609,000	1,643,000
GROSS PROFIT	455,000	1,292,000

OPERATING EXPENSES
Selling, general and administrative expenses	425,000	1,392,000
Total operating expenses	425,000	1,392,000

INCOME (LOSS) FROM OPERATIONS	30,000	(100,000)

OTHER INCOME (EXPENSE)
Interest expense	―	(5,000)
Other income (expense), net	―	6,000
Total other income, net	―	1,000

INCOME (LOSS) BEFORE INCOME TAXES	30,000	(99,000)

Income taxes	(2,000)	―

NET INCOME (LOSS)	32,000	(99,000)

OTHER COMPREHENSIVE LOSS
Foreign currency translation loss	―	―

COMPREHENSIVE INCOME (LOSS)	$32,000	$(99,000)

NET INCOME PER SHARE OF COMMON STOCK - Basic and diluted	$0.00	$(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING - Basic and diluted	8,600,000	8,600,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Income		Retained Earnings (Accumulated Deficit)	Total

BALANCE, DECEMBER 31, 2008	8,600,000	$9,000	$17,398,000	$	―	$91,000	$17,498,000

Net loss						(99,000)	(99,000)
Other comprehensive expense:
Foreign currency translation expense					―		―
Amortization of capital contribution from Parent Company related to acquisition of Inter-Pacific Arts and Affiliate			(20,000)				(20,000)

BALANCE, SEPTEMBER 30, 2009	8,600,000	$9,000	$17,378,000	$	―	$(8,000)	$17,379,000

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	(Unaudited) Nine Months Ended September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(99,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		73,000
(Increase) decrease in:
Accounts receivable		(243,000)
Inventory		35,000
Prepaid expenses		(15,000)
Other current assets		132,000
Increase (decrease) in:
Accounts payable		(164,000)
Related party receivables		(341,000)
Accrued expenses		96,000
Net cash used in operating activities		(526,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of equipment		(77,000)
Acquisition of land use rights		(64,000)
Net cash used in investing activities		(141,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Related party loans		(800,000)
Net cash used in financing activities		(800,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS		(1,467,000)
CASH AND CASH EQUIVALENTS, Beginning of Year		2,516,000
CASH AND CASH EQUIVALENTS, End of Period		$1,049,000

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest		$(5,000)
Income taxes	$	―

See accompanying notes to consolidated financial statements.

VIASPACE GREEN ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PERIOD ENDED SEPTEMBER 30, 2009

Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business – VIASPACE Green Energy Inc. (“VGE”), a British Virgin Islands international company and its subsidiaries,  Inter-Pacific Arts Corp. (“IPA BVI”) and Guangzhou Inter-Pacific Arts Corp. (“IPA China”) (collectively, “the Company”, “we” or “us” ) specialize in manufacturing and selling high quality, copyrighted, framed artwork to retail stores.  The Company manufactures its artwork in the People’s Republic of China (the “PRC”) and sells its products within China and worldwide.  The Company also has a worldwide sublicense to cultivate and sell Giant King Grass – a natural hybrid, non-genetically modified, extremely fast-growing, perennial grass that is suitable for livestock feed as well as a feedstock for biofuel production.  Giant King Grass has the potential to be used in the production of nonfood crop based biofuels such as cellulosic ethanol, methanol and green gasoline; burned directly in power plants as a clean substitute for coal, and in the more immediate term, as animal feed for dairy cows, pigs, sheep, goats, fish and other animals.  VGE was formed on July 1, 2008 and was inactive from July 1, 2008 through October 20, 2008.  IPA BVI is a British Virgin Islands international company formed in 2003 and IPA China is a Chinese wholly owned foreign enterprise formed in 2003 and registered in Guangdong province of the PRC.

Basis of Presentation - The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for financial information and with Securities and Exchange Commission (“SEC”) instructions to Form 10-Q.  Accordingly, the unaudited financial statements do not include all of the information and footnotes required by GAAP.  Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2009.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been reflected in these interim financial statements.  All significant intercompany accounts and transactions have been eliminated on consolidation.

Company History – Prior to October 21, 2008, VGE was 100% owned by VIASPACE Inc. (“VIASPACE” or “Parent Company”) and did not have any active operations.   On October 21, 2008, the majority shareholder of IPA BVI and IPA China, Sung Hsien Chang (“Chang”), entered into a Securities Purchase Agreement (the "Purchase Agreement") with VGE, VIASPACE and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, VGE acquired 100% of IPA BVI and the entire equity interest of IPA China from Chang.  In exchange, VIASPACE agreed to pay approximately $16 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s sublicense of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees and 5,090,000 newly-issued shares to VIASPACE.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI to VGE.  On June 22, 2009, the parties entered into an Amendment to the Purchase Agreement that extended the Second Closing to August 21, 2009.  On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that extended the Second Closing to November 21, 2009.  In addition, on August 21, 2009, the parties agreed that the VGE shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.

At the Second Closing, VIASPACE is to pay $4,800,000 plus interest to Chang.   VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur.

The value paid by VIASPACE and VGE for the acquisition of IPA BVI and IPA China was $15,832,000.   The IPA BVI and IPA China net assets acquired totaled $3,003,000.  The excess of value paid for the acquisition in excess of net assets acquired is recorded on the balance sheet of VIASPACE and was assigned to:  grass license - $507,000 and goodwill - $12,322,000.

As of September 30, 2009 and December 31, 2008, VIASPACE owns 59.3% of the outstanding common shares of VGE.

Principles of Consolidation – VGE has a controlling interest in IPA BVI and IPA China and accounts for these subsidiaries under the consolidation method.  Under this method, an affiliated company’s results of operations are reflected within the Company’s consolidated statement of operations. Transactions between consolidated affiliated companies are eliminated in consolidation. The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (codified in FASB ASC Topic 805), which requires use of the purchase method for all business combinations initiated after June 30, 2001.

Fiscal Year End - The Company’s fiscal year ends December 31.

Use of Estimates in the Preparation of the Financial Statements - The preparation of financial statements, in conformity with United States GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Concentration of Credit Risk - The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents, accounts receivable and related party receivable. The Company maintains all of its cash accounts with high credit quality institutions. Such balances with any one institution may exceed FDIC insured limits.

Accounts Receivable Allowance for Doubtful Accounts - The allowance for doubtful accounts relates to specifically identified receivables that are evaluated individually for collectability.  We determine a receivable is uncollectible when, based on current information and events, it is probable that we will be unable to collect amounts due according to the original contractual terms of the receivable agreement, without regard to any subsequent restructurings. Factors considered in assessing collectability include, but are not limited to, a customer’s extended delinquency, requests for restructuring and filings for bankruptcy.  There is one customer of the Company that accounts for 75% of the Company’s revenues for 2009.

Inventory – Inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.  Market is determined using net realizable value.  The Company writes down its inventory for estimated obsolescence, excess quantities and other factors in evaluating net realizable value.  Inventory includes material, direct labor and related manufacturing overhead.

The following is a summary of inventory at September 30, 2009 (unaudited):

	Raw Materials	Finished Goods	Total
Framed-Artwork	$260,000	$29,000	$289,000
Grass	48,000	―	48,000
Total	$308,000	$29,000	$337,000

The following is a summary of inventory at December 31, 2008:

	Raw Materials	Finished Goods	Total
Framed-Artwork	$286,000	$16,000	$302,000
Grass	40,000	―	40,000
Total	$326,000	$16,000	$342,000

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets and estimated lives ranging from 5 to 30 years as follows:

Building	20 to 30 years
Machinery and equipment	10 years
Office equipment	5 years
Vehicles	5 years

Land Use Right – All land in the PRC is government owned and cannot be sold to any individual or company.  IPA China acquired land use rights for the land occupied by its manufacturing facility during 2005 for RMB 5,000,000 or approximately $605,000.  The land lease is for 30 years.  Accordingly, the land use right is being amortized on the straight-line method over 30 years.   In the first quarter of 2009, VGE leased approximately 45 hectares (111 acres) of land in the Guangdong province of the PRC for 20 years at a cost of RMB 172,080 or approximately $25,000 every three years.  In the third quarter of 2009, VGE signed a lease for approximately 55 hectares (136 acres) of land in Guangdong province.  The lease begins October 1, 2009 with a lease life of about 29 years at a cost of approximately RMB 65,000 or approximately $8,000 per year.  This land is being used to grow Giant King grass.

License – IPA China has a license to a grow and sell a new fast-growing hybrid grass known as Giant King Grass to be used for production of biofuels and as feed for livestock.  IPA China sublicensed this right from China Gate Technology Co., Ltd. (Licensor) who obtained the original license from the inventor.  IPA China did not directly pay for the license.  VIASPACE issued shares of its common stock to Licensor upon the acquisition of IPA China by VIASPACE and the Company on October 21, 2008.  The principal of Licensor, Mr. Maclean Wang, is the Director Grass Development of VGE.  Mr. Wang entered into an employment agreement with VGE on October 21, 2008.  The principal of Licensor, Mr. Maclean Wang, is the Director Grass Development of VGE.  Mr. Wang entered into an employment agreement with VGE on October 21, 2008.  Mr. Wang and Mr. Chang were business associates prior to the licensing of the hybrid grass, but the business association did not relate to IPA China.  Mr. Wang had no involvement with IPA China, IPA BVI, VGE or VIASPACE prior to the licensing of the hybrid grass.   As discussed in Note 9, in the event that the Second Closing of the acquisition of IPA BVI and China does not occur, VGE’s Parent Company will no longer be permitted to operate in the grass business for three years; however, VGE will continue to be permitted to operate in the grass business.

In addition, as discussed in Note 9, the Licensor and Sung Chang, the seller of IPA China and IPA BVI, each represented that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  IPA China secured 45 hectares of arable land in the first quarter of 2009 and leased an additional 55 ha in the third quarter of 2009.  The requirement has been met so this requirement no longer has any impact on our ability to utilize our grass license rights.

Fair Value of Financial Instruments - The recorded value of accounts receivables, related party receivables, related party payables, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The recorded values of long-term debt and liabilities approximate fair value.

Income Taxes– The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” (codified in FASB ASC Topic 740),  which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The statutory corporate income tax rate for foreign enterprises in the PRC was 25% for 2009.  IPA China is subject to local income tax rate of 3% for 2009.

VGE and IPA BVI are British Virgin Islands international companies and not subject to United States income taxes.

The Company does not have any deferred tax assets or liabilities recorded for the periods covered by the accompanying financial statements due to no significant book to tax basis differences existing.

Revenue Recognition – IPA BVI and IPA China have generated revenues to date on product revenue shipments.  In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”) (codified in FASB ASC Topic 605), IPA recognizes product revenue provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.  Our standard shipping terms are free on board shipping point.  Some of the Company’s products are sold in the PRC and are subject to Chinese value-added tax.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  Revenue is recorded net of VAT taxes.

Cost of Goods Sold – Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Any write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss) – IPA China’s functional currency is the Renminbi (“RMB”).  For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency.   Assets and liabilities are translated at the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.   Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".  Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.  The sales of IPA BVI are in USD.

Segment Reporting and Geographic Information – SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (codified in FASB ASC Topic 280) requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  At September 30, 2009, the Company's operations are conducted in two industry segments, the Consumer Products segment which specializes in manufacturing and selling high-quality, copyrighted, framed artwork to retail stores and the Grass segment, through its growing, harvesting and selling of its Giant King Grass as a livestock feed as well as a feedstock for biofuel production.  From a geographic standpoint, all of the Company’s revenues for 2009 are to customers in the United States.  All of the Company’s revenues for 2009 are in the Consumer Products segment.  All identifiable assets at September 30, 2009 are in the Asia/Pacific region and are related to the Consumer Products segment, with the exception of inventory, which is broken down by segment above.

NOTE 2 — FIXED ASSETS

Fixed assets are comprised of the following at September 30, 2009 (unaudited) and December 31, 2008:

	2009	2008
Building	$627,000	$606,000
Machinery and equipment	248,000	192,000
Office equipment	73,000	73,000
Vehicles	144,000	144,000
Total property and equipment	1,092,000	1,015,000
Less: Accumulated depreciation	348,000	295,000
Fixed assets, net	$744,000	$720,000

Depreciation expense was $18,000 for the three months ended September 30, 2009.  Depreciation expense was $52,000 for the nine months ended September 30, 2009.

NOTE 3 — LAND USE RIGHT

Land use right is composed of the following at September 30, 2009 (unaudited) and December 31, 2008:

	2009	2008
Land use right	$669,000	$605,000
Less: Accumulated amortization	112,000	91,000
Land use right, net	$557,000	$514,000

Amortization expense was $8,000 for the three months ended September 30, 2009.  Amortization expense was $21,000 for the nine months ended September 30, 2009.  The amortization for the next five years will be:  2010 - $38,000; 2011 - $38,000; 2012 - $33,000; 2013 - $30,000; and 2014 - $20,000.

NOTE 4 — INTANGIBLE ASSETS

License to Grass

As more fully explained in Note 9, the Company and Parent Company acquired IPA China and IPA BVI on October 21, 2008.  IPA China has a worldwide license to cultivate and sell a fast-growing high yield hybrid grass called Giant King Grass that has the potential to be used in the production of nonfood biofuels and, in the more immediate term, animal feedstock for dairy cows, pigs, sheep, goats, fish and other animals.  The Parent Company issued 30,576,007 shares to the licensor of the Giant King Grass valued at $507,000 on the date of acquisition.  The grass license is being amortized over an estimated useful life of 20 years.  In 2009, $23,000 was recorded as amortization expense.   The amortization expense for the next five years will be $25,000 in each year.

License to Grass is composed of the following at September 30, 2009 (unaudited) and December 31, 2008:

	2009	2008
License to Grass	$507,000	$507,000
Less: Accumulated amortization	29,000	4,000
License to Grass, net	$484,000	$503,000

Goodwill

As more fully explained in Note 9, the Company and Parent Company acquired IPA China and IPA BVI on October 21, 2008 and recorded goodwill of $12,322,000 related to the acquisition.

NOTE 5 — RELATED PARTIES

Included in the Company’s consolidated balance sheet at September 30, 2009 are Related Party Receivables.  The Related Party Receivables represents amounts due to IPA BVI from Sung Hsien Chang, President of VGE and CEO of IPA China and IPA BVI, and from JJ International, a company owned by Sung Hsien Chang that operates separately.  IPA China recorded revenues of $233,000 for the nine months ended September 30, 2009 from JJ.  An employee of IPA China owes $204,000 to VGE at September 30, 2009.

The following table represents a summary of Related Party Receivables at September 30, 2009 (unaudited) and December 31, 2008:

	2009	2008
Due from Sung Chang	$1,009,000	$209,000
Due from JJ International	706,000	657,000
Due from employee of IPA China	204,000	―
Total	$1,919,000	$866,000

IPA China owes $19,000 to an employee of IPA China at September 30, 2009 which is shown as a Related Party Payable in the accompanying consolidated balance sheets.  In addition, the Company owes $25,000 to its Parent Company at September 30, 2009 related to expenses paid by Parent Company on behalf of the Company.

Employment Agreements

On October 21, 2008, VGE entered into two-year employment agreements with each of Dr. Carl Kukkonen, Mr. Sung Chang, Mr. Stephen Muzi and Mr. Maclean Wang.  Dr. Kukkonen would serve as Chief Executive Officer, Mr. Chang as President, Mr. Muzi as Chief Financial Officer, Treasurer and Secretary and Mr. Wang as Managing Director of Grass Development.  Dr. Kukkonen and Mr. Chang would receive a salary of $240,000 per annum, Mr. Muzi receives $180,000 per annum and Mr. Wang receives $84,000 per annum.  Each of them is entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.  These employment agreements are terminated if the Company fails to achieve the Second Closing of IPA BVI and IPA China as discussed in Note 9.

NOTE 6 — INCOME TAXES

IPA China is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25% in 2009 on income reported in the statutory financial statements after appropriated tax adjustments.  VGE and IPA BVI are British Virgin Islands international companies and not subject to United States income taxes.

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Operations in the PRC
IPA China’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

IPA art designers work with buyers from retail chains to choose prints and other art forms from catalogs of licensed work. We only purchase prints from companies with whom we have long-standing relationships, and we guarantee our customers there are no counterfeits and that all royalties have been paid.  The vendors from whom we purchase prints guarantee to us that all of the prints they are selling are not counterfeits and that all royalties have been paid to the artist of the prints.  We then pass this guarantee on to our customers.  Since the time IPA was formed in 2003, we have not received any legal claims challenging any of the prints we have sold.

Employment Agreements
VGE entered into four separate two-year employment agreements with each of Carl Kukkonen, Sung Chang, Stephen Muzi and Maclean Wang.  Kukkonen would serve as Chief Executive Officer, Chang as President, Muzi as Chief Financial Officer and Wang as Managing Director of Grass Development of IPA China.  Kukkonen and Chang would receive a salary of $240,000 per annum, Muzi receives $180,000 per annum and Wang receives $84,000 per annum.  Each of them is entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The options vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with VGE.  There was no stock compensation recorded during 2009 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

Under Wang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The options vest over 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with VGE. There was no stock compensation recorded during 2009 since the options are not granted unless the Second Closing occurs as discussed in Note 9.

As discussed in Note 9, the Second Closing date was extended until November 21, 2009, based on an amendment to the Securities Purchase Agreement on August 21, 2009.  We do not know exactly what the fair market value of VGE common stock will be on November 21, 2009, but we have determined a Proposed Maximum Offering Price Per Unit of $3.00 per share in a recent Form S-1 filing for each share of common stock.  8% of outstanding common shares will be issued to Mr. Chang and Mr. Wang (4% of total outstanding shares to Mr. Chang and Mr. Wang) which translates to 688,000 common shares.  Assuming $3.00 per share common stock price on November 21, 2009, this would result in the Company issuing these stock incentive options at a per share price of $2.40 per share (20% discount), resulting in stock compensation expense of approximately $412,800 to be amortized over 24 months which is the stock option vesting period, or $17,200 per month.

In the event that the Second Closing does not occur, then each Employment Agreement shall automatically terminate.

These commitments are summarized as follow, at September 30, 2009 by year:

2010	$744,000
2011	62,000
$806,000

Litigation
The Company is not party to any legal proceedings at the present time.

NOTE 8 — FINANCIAL ACCOUNTING DEVELOPMENTS

In April 2009, the Financial Accounting Standards Board (“FASB”) issued FSP No. SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. SFAS 157-4”). FSP No. SFAS 157-4, which is codified in FASB ASC Topics 820-10-35-51 and 820-10-50-2, provides additional guidance for estimating fair value and emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. The Company adopted FSP No. SFAS 157-4 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” which is codified in FASB ASC Topic 320-10. This FSP modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The FSP also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the FSP, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The FSP further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. This FSP requires entities to initially apply the provisions of the standard to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The Company adopted FSP No. SFAS 115-2 and SFAS 124-2 beginning April 1, 2009. This FSP had no material impact on the Company’s financial position, results of operations or cash flows.

In April 2009, the FASB issued FSP No. SFAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” which is codified in FASB ASC Topic 825-10-50.  This FSP essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the FSP requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. These additional disclosures are required beginning with the quarter ending June 30, 2009.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events,” codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS No. 165 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS No. 165 is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the second quarter of 2009. SFAS No. 165 requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through the time of filing these financial statements with the SEC on November 9, 2009.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140,”  codified as FASB ASC Topic 860, which requires entities to provide more information regarding sales of securitized financial assets and similar transactions, particularly if the entity has continuing exposure to the risks related to transferred financial assets. SFAS No. 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS No. 166 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS No. 166 will have an impact on its financial condition, results of operations or cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” codified as FASB ASC Topic 810-10, which modifies how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. SFAS No. 167 clarifies that the determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. SFAS No. 167 requires an ongoing reassessment of whether a company is the primary beneficiary of a variable interest entity. SFAS No. 167 also requires additional disclosures about a company’s involvement in variable interest entities and any significant changes in risk exposure due to that involvement. SFAS No. 167 is effective for fiscal years beginning after November 15, 2009. The Company does not believe the adoption of SFAS No. 167 will have an impact on its financial condition, results of operations or cash flows.

 NOTE 9— ACQUISITION OF IPA BVI AND IPA CHINA

On October 21, 2008, VIASPACE and VGE entered into a Securities Purchase Agreement (the "Purchase Agreement") with Sung Hsien Chang (“Chang”) and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, we agreed to acquire 100% of IPA BVI and the entire equity interest of IPA China from Chang, the sole shareholder of IPA BVI and IPA China.  In exchange, VIASPACE agreed to pay approximately $15.282 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s sublicense of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees and 5,090,000 newly-issued shares to VIASPACE.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI.  On June 22, 2009, the parties entered into an Amendment to the Purchase Agreement that extended the Second Closing to August 21, 2009.

On August 21, 2009, the parties entered into a second Amendment to the Purchase Agreement that the VGE shares held by Chang and others were no longer subject to forfeiture even if the Second Closing did not occur.  This amendment also extended the Second Closing to November 21, 2009.  The Second Closing is scheduled for November 21, 2009, and VIASPACE is to pay $4,800,000 plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% until June 10, 2009, and then at an annual rate of 6%.  There is a loan of $4,800,000 on the balance sheet of VIASPACE.  The interest expense owed on this loan is due by VIASPACE and not VGE.  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE even if the Second Closing did not occur.  Chang will also cause IPA China to be a wholly-owned subsidiary of IPA BVI including obtaining all governmental approvals required for such transfer.

VIASPACE and VGE’s obligations to consummate the Second Closing is conditioned upon, among other things, the transfer of the equity of IPA China from Chang to IPA BVI and the execution of the assignment of the right to grow and harvest fast-growing proprietary grasses from Licensor to IPA China.

Also, pursuant to the second Amendment, VIASPACE irrevocably assigned to Chang and Licensor the VIASPACE shares issued to Chang and Licensor in the First Closing of the Purchase Agreement.  Licensor agreed to limit sales of VIASPACE common shares issued at the First Closing to a maximum of 8,800,000 shares in any 90-day period.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates, or any of their directors or officers, shall engage in the grass business in China for a period of three years after the First Closing Date.

On October 13, 2009 the parties to the Purchase Agreement entered into the third Amendment to the Purchase Agreement in which the parties agreed that in the event that the Second Closing fails to occur and VIASPACE’s closing conditions to the Second Closing have been satisfied by Chang, then (1) Chang and his designees shall retain the 3,500,000 VGE shares issued at the First Closing, (2) VIASPACE shall transfer all shares of VGE common stock it holds to Chang, (3) Chang will deliver the remaining 30% equity interest of IPA BVI to VGE, such that VGE shall receive all equity securities of IPA BVI, and (4) if VGE’s common stock is not listed on a Trading Market as of the Second Closing Deadline, Chang shall also receive such number of shares of VIASPACE common stock so that Chang shall own a majority of the outstanding shares of VIASPACE common stock as of the date of issuance.  In addition, the parties clarified that the three year non-competition clause to engage in the grass business starting from the date of the First Closing does not apply to VGE and Messrs. Kukkonen and Muzi, but only to VIASPACE and its other affiliates.  Further, we deleted the obligation of Licensor to assign the grass license to VGE.

As of the First Closing, Chang warrants that IPA BVI and IPA China’s cash equivalents (which includes all cash plus accounts receivables less accounts payable) will be $3 million.  Any difference between $3 million and the actual cash equivalents on the financial records of IPA BVI and IPA China as of the First Closing is a Cash Shortfall.  Chang agreed to deposit the Cash Shortfall into IPA BVI’s bank account once the amount is determined.  In December 2008, Chang deposited $1,580,000 in the bank account of IPA BVI related to this Cash Shortfall.

As required by the Purchase Agreement, VGE filed a Form S-1 Registration Statement with the SEC on June 3, 2009 covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations.  The second Amendment extends until November 21, 2009, the date that VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market.  If VGE’s Registration Statement is declared effective by the SEC on or before November 21, 2009, the Second Closing Deadline will be extended until December 21, 2009.

Provided that the Second Closing has occurred, if VGE common stock is not listed on a trading market by the Second Closing deadline, then VIASPACE will issue to Chang the number of shares of its common stock equivalent to $5,600,000. The stock price will be calculated as the average closing price of VIASPACE’s common stock during the 60 day period prior to and including the Second Closing Date.

Licensor and Chang each represents and covenants that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to VGE at VGE’s option.  The term of such agreement, including possible renewals, shall be at least 10 years.

The value paid by VIASPACE and VGE for the acquisition was $15,832,000 composed of:  fair market value of VIASPACE stock issued for assets acquired - $4,589,000; VIASPACE loan to Mr. Sung Chang - $4,800,000; and VIASPACE minority interest in VGE - $6,443,000.  The net assets acquired totaled $3,003,000.  The excess of value paid for the acquisition in excess of net assets acquired was assigned to:  grass license - $507,000 and goodwill - $12,322,000 which are recorded on the balance sheet of VIASPACE.

The acquisition of IPA occurred on October 21, 2008.  The following table reflects the Company’s consolidated unaudited results of operations for the three and nine months ended September 30, 2008, as if the acquisition occurred on January 1, 2008:

	For the Three Months Ended September 30, 2008 (unaudited)		For the Nine Months Ended September 30, 2008 (unaudited)
Revenues – as reported	$	―	$	―
Revenues – pro forma		$1,964,000		$5,066,000
Net Income – as reported	$	―	$	―
Net Income – pro forma		$241,000		$999,000

INTER-PACIFIC ARTS CORP. AND AFFILIATE

TABLE OF CONTENTS

PAGE

COMBINED FINANCIAL STATEMENTS:

Combined Balance Sheets as of September 30, 2008 (Unaudited) and December 31, 2007	91
Combined Statements of Operations for the Nine Months Ended September 30, 2008 and 2007 (Unaudited)	92
Combined Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2007 (Unaudited)	93
Notes to Combined Financial Statements (Unaudited)	94

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED BALANCE SHEETS

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$578,000	$149,000
Accounts receivable, net of allowance for doubtful accounts of zero in 2008 and 2007	579,000	147,000
Inventory	776,000	215,000
Prepaid expenses	48,000	―
Related party receivable	655,000	504,000
Other current assets	26,000	55,000
TOTAL CURRENT ASSETS	2,662,000	1,070,000

FIXED ASSETS, net of accumulated depreciation	748,000	670,000

LAND USE RIGHT, net of accumulated amortization	519,000	534,000

TOTAL ASSETS	$3,929,000	$2,274,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$709,000	$338,000
Related party payable	265,000	―
Accrued expenses	57,000	52,000
TOTAL CURRENT LIABILITIES	1,031,000	390,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $1.00 par value, 50,000 shares authorized, 50,000 issued and outstanding in 2008 and 2007, respectively	50,000	50,000
Additional paid in capital	1,397,000	1,397,000
Accumulated other comprehensive income	42,000	28,000
Retained earnings	1,409,000	409,000
Total stockholders’ equity	2,898,000	1,884,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,929,000	$2,274,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007

REVENUES	$5,066,000	$4,435,000
COST OF REVENUES	3,264,000	2,567,000
GROSS PROFIT	1,802,000	1,868,000

OPERATING EXPENSES
Selling, general and administrative expenses	799,000	695,000
Total operating expenses	799,000	695,000

INCOME FROM OPERATIONS	1,003,000	1,173,000

OTHER INCOME (EXPENSE)
Interest income	―	1,000
Interest expense	(2,000)	(1,000)
Total other expense	(2,000)	―

INCOME BEFORE INCOME TAXES	1,001,000	1,173,000
Income taxes	2,000	2,000

NET INCOME	999,000	1,171,000

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation income (loss)	14,000	(5,000)

COMPREHENSIVE INCOME	$1,013,000	$1,166,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$999,000	$1,171,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,000	62,000
(Increase) decrease in:
Accounts receivable	(417,000)	27,000
Inventory	(557,000)	164,000
Related party receivable	(151,000)	(71,000)
Prepaid expenses and other current assets	(27,000)	(449,000)
Increase (decrease) in:
Accounts payable	348,000	(167,000)
Related party payable	251,000	725,000
Accrued expenses	4,000	174,000
Net cash provided by operating activities	526,000	1,636,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(97,000)	(1,000)
Net cash used in investing activities	(97,000)	(1,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of dividends	―	(991,000)
Net cash used in financing activities	―	(991,000)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	―	(6,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	429,000	638,000
CASH AND CASH EQUIVALENTS, Beginning of period	149,000	279,000
CASH AND CASH EQUIVALENTS, End of period	$578,000	$917,000

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$2,000	$2,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
SEPTEMBER 30, 2008
(Unaudited)

Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Inter-Pacific Arts Corp. (“IPA BVI”), a British Virgin Islands international company formed in 2003, and Guangzhou Inter-Pacific Arts Corp. (“IPA China”), (collectively, “the Company”, “we” or “us” ) specialize in manufacturing and selling high quality, copyrighted, framed artwork to retail stores.  The Company manufactures its artwork in the People’s Republic of China (“PRC’) and sells its product within China and worldwide.  The Company also has a license to cultivate Giant King Grass – a natural hybrid non-genetically modified perennial livestock feed as well as a feedstock for biofuel production.

Basis of Presentation - The accompanying combined financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for financial information.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in combination. Certain reclassifications have been made to the September 30, 2007 combined financial statements in order to conform to the September 30, 2008 combined financial statement presentation.

Principles of Combination - IPA China, a Chinese wholly owned foreign enterprise registered in Guangdong province of the PRC, is an affiliated company in which the Company’s sole shareholder owns a 100% controlling voting interest, and is accounted for in a manner similar to the pooling of interest method of accounting.  Under this method, financial statements of entities under common control are combined for all periods presented. Transactions between IPA BVI and IPA China are eliminated in combination.

Fiscal Year End - The Company’s fiscal year ends December 31.

Use of Estimates in the Preparation of the Financial Statements - The preparation of financial statements, in conformity with United States GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Concentration of Credit Risk - The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents, accounts receivable and related party receivable. The Company maintains all of its cash accounts with high credit quality institutions. Such balances with any one institution may exceed FDIC insured limits.

Accounts Receivable Allowance for Doubtful Accounts - The allowance for doubtful accounts relates to specifically identified receivables that are evaluated individually for collectability.  We determine a receivable is uncollectible when, based on current information and events, it is probable that we will be unable to collect amounts due according to the original contractual terms of the receivable agreement, without regard to any subsequent restructurings. Factors considered in assessing collectability include, but are not limited to, a customer’s extended delinquency, requests for restructuring and filings for bankruptcy.  There is one customer of the Company that accounts for 81% and 71% of the Company’s revenues for the nine months ended September 30, 2008 and 2007, respectively.

Inventory – Inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.  Market is determined using net realizable value.  The Company writes down its inventory for estimated obsolescence, excess quantities and other factors in evaluating net realizable value.  All inventory on the balance sheet as of December 31, 2007 and 2006 is raw materials.

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations.  Depreciation of property and equipment is provided using the straight-line method for substantially all assets and estimated lives ranging from 5 to 30 years as follows:

Building	20 to 30 years
Machinery and equipment	10 years
Office equipment	5 years
Vehicles	5 years

Land Use Right – All land in the PRC is government owned and cannot be sold to any individual or company.  IPA China acquired land use right for the land occupied by its manufacturing facility during 2005 for RMB 5,000,000 or approximately $605,000.  The land lease contract is for a period of 30 years.  Accordingly, the land use right is being amortized on the straight-line method over a period of 30 years.

Fair Value of Financial Instruments - The recorded value of accounts receivables, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The recorded values of long-term debt and liabilities approximate fair value.

Income Taxes– The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The statutory corporate income tax rate for foreign enterprises in the PRC is 24% for 2007 and 2006.  For the years ending December 31, 2006, 2007 and 2008, respectively, IPA China was eligible for a reduced income tax at 50% of the normal income tax rate.  Beginning January 1, 2009, IPA China will be subjected to the normal income tax rate.

IPA BVI is a British Virgin Islands international company and not subject to any United States income taxes.

The Company does not have any deferred tax assets or liabilities recorded for the periods covered by the accompanying financial statements.

Revenue Recognition – IPA has generated revenues to date on product revenue shipments.  In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”), IPA recognizes product revenue provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments. Our standard shipping terms are freight on board shipping point.  Some of the Company’s products are sold in the PRC and are subject to Chinese value-added tax. This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  Revenue is recorded net of VAT taxes.

Cost of Goods Sold – Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Any write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss) – IPA China’s functional currency is the Renminbi (“RMB”).  For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency.   Assets and liabilities are translated at the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.   Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".  Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.  The sales of IPA are in USD.

Segment Reporting and Geographic Information – SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  At September 30, 2008 and 2007 and for the nine months then ended, all of the Company's operations are conducted in one industry segment, the Consumer Products segment which specializes in manufacturing and selling high-quality, copyrighted, framed artwork to retail stores.  In the future, the Company expects to incur revenue and expenses in a Grass segment, through its growing, harvesting and selling of its Giant King Grass as a livestock feed as well as a feedstock for biofuel production.  From a geographic standpoint, all of the Company’s revenues for the nine months ended September 30, 2008 and 2007 are to customers in the United States.  All identifiable assets at September 30, 2008 and December 31, 2007 are in the Asia/Pacific region.

NOTE 2 — FIXED ASSETS

Fixed assets are comprised of the following at September 30, 2008 and December 31, 2007, respectively:

	September 30, 2008 (Unaudited)	December 31, 2007

Building	$585,000	$585,000
Machinery and equipment	179,000	179,000
Office equipment	69,000	69,000
Vehicles	180,000	41,000
Total property and equipment	1,013,000	874,000
Less: Accumulated depreciation	265,000	204,000
Fixed assets, net	$748,000	$670,000

Depreciation expense was $61,000 and $47,000 for the nine months ended September 30, 2008 and 2007, respectively.

NOTE 3 — LAND USE RIGHT

Land use right is composed of the following at September 30, 2008 and December 31, 2007, respectively:

	September 30, 2008 (Unaudited)	December 31, 2007

Land use right	$605,000	$605,000
Less: Accumulated amortization	86,000	71,000
Land use right, net	$519,000	$534,000

Amortization expense was $15,000 for each of the nine months ended September 30, 2008 and 2007, respectively.  The amortization expense for the next five years will be $20,000 in each year.

NOTE 4 — RELATED PARTIES

Included in the Company’s Combined Balance Sheets at September 30, 2008 and December 31, 2007, respectively, are Related Party Receivables and Related Party Payables.  The Related Party Receivables represents amounts due to IPA BVI from Sung Chang, the Company’s owner and from JJ International, a company owned by Sung Chang that operates separately.  The Related Party Payable represents amounts due to Sung Chang by IPA China.

The following table represents a summary of Related Party Receivables at September 30, 2008 and December 31, 2007, respectively:

	September 30, 2008 (Unaudited)		December 31, 2007

Due from Sung Chang	$	―	$92,000
Due from JJ International		655,000	412,000
Total		$655,000	$504,000

The following table represents a summary of Related Party Payables at September 30, 2008 and December 31, 2007, respectively.

	September 30, 2008 (Unaudited)	December 31, 2007

Due to Sung Chang	$265,000	$	―

IPA China performs manufacturing services in the PRC for JJ International.  During the nine months ended September 30, 2008 and 2007, respectively, IPA China recorded revenues of $337,000 and $446,000, respectively to JJ International which amounts are included in the Combined Statement of Operations presented.

Note 5 — COMMITMENTS AND CONTINGENCIES

IPA China’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

The Company is not party to any legal proceedings at the present time.

Note 6 — FINANCIAL ACCOUNTING DEVELOPMENTS

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.”  SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (the “GAAP hierarchy”).  SFAS 162 will not have an impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 163 will not have an impact on the Company’s financial statements.

Note 7 — SUBSEQUENTS EVENTS

On October 21, 2008, the majority shareholder of IPA BVI and IPA China, Sung Hsien Chang, entered into a Securities Purchase Agreement (the "Purchase Agreement") with VIASPACE Green Energy Inc. (“VGE”), a wholly-owned subsidiary of VIASPACE Inc. (“VIASPACE”) and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, VGE acquired 100% of IPA and the entire equity interest of IPA China from Chang.  In exchange, VIASPACE agreed to pay approximately $16 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s license of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing which took place on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI.  The second closing will be held within 240 days after the first closing ("Second Closing").  At the Second Closing, VIASPACE shall pay $4.8 million plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% thereafter.  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE.  Chang will also cause IPA China to be a wholly-owned subsidiary of IPA BVI including obtaining all governmental approvals required for such transfer.

VIASPACE and VGE’s obligations to consummate the Second Closing is conditioned upon, among other things, the transfer of the equity of IPA China from Chang to IPA BVI and the execution of the assignment of the right to grow and harvest fast-growing proprietary grasses from Quanzhou Keyi Husbandry Breeding and Planting Co. from Licensor to IPA China.

VGE entered into four separate two-year employment agreements with each of Carl Kukkonen, Sung Chang, Stephen Muzi and Maclean Wang.  Kukkonen would serve as Chief executive Officer, Chang as President, Muzi as Chief Financial Officer and Wang as Managing Director of Grass Development of IPA China.  Kukkonen and Chang would receive a salary of $240,000 per annum, Muzi receives $180,000 per annum and Wang receives $84,000 per annum.  Each of them are entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with VGE.

Under Wang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with VGE.

In the event that the Second Closing does not occur within 240 days after the First Closing, the Purchase Agreement and each Employment Agreement shall automatically terminate and all stock certificates delivered at First Closing shall be returned.

If the Second Closing does not occur within 240 days although most of VIASPACE’s closing conditions have been satisfied, then Chang may receive additional VGE shares or retain VIASPACE shares as follows: if the VGE stock is listed on a trading market, then VIASPACE shall transfer to Chang all the VGE shares.  If the VGE stock is not listed on a trading market, then Chang shall retain the VIASPACE shares instead of returning them to the Company.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates, or any of their directors or officers, shall engage in the grass business in China for a period of three years after the First Closing Date.

During the 75 day period after the First Closing, VGE shall engage an independent auditor acceptable to Chang to perform an audit of the financial records of IPA BVI and IPA China in accordance with federal securities laws.  As of the First Closing, Chang warrants that IPA BVI and IPA China’s cash equivalents (which includes all cash plus accounts receivables less accounts payable) will be $3.0 million.  Any difference between $3.0 million and the actual cash equivalents on the financial records of IPA BVI and IPA China as of the First Closing is a Cash Shortfall.  Chang agrees to deposit the Cash Shortfall into IPA BVI’s bank account once the amount is determined.

Within 150 days of the First Closing, VGE shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations ("Registration Statement") that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.  Alternatively, VGE shall register its common stock on a registration statement on Form 10.  VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market as soon as practicable, but in no event later than the 240th day after the closing of this Agreement or the 90th day after the effectiveness of the Registration Statement on Form S-1 registering some or all of VGE Common Stock or on Form 10.

Provided that the Second Closing has occurred, if VGE common stock is not listed on a trading market within 240 days after the First Closing, then VIASPACE will issue to Chang the number of shares of its common stock equivalent to $5,600,000. The stock price will be calculated as the average closing price of VIASPACE’s common stock during the 60 day period prior to and including the Second Closing Date.  In exchange, Chang shall return all shares of VGE common stock it received pursuant to the Purchase Agreement to the Company

Licensor and Chang each represents and covenants that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to VGE at VGE’s option.  The term of such agreement, including possible renewals, shall be at least 10 years.

INTER-PACIFIC ARTS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Inter-Pacific Arts Corp.

We have audited the accompanying combined balance sheets of Inter-Pacific Arts Corp. and Affiliate as of December 31, 2007 and 2006, and the related combined statements of operations and other comprehensive income, stockholders' equity, and cash flows for the years ended December 31, 2007 and 2006.  These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Inter-Pacific Arts Corp. and Affiliate as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with U.S. generally accepted accounting principles.

Goldman Parks Kurland Mohidin LLP

Encino, California
January 2, 2009

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED BALANCE SHEETS
	December 31,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$149,000	$279,000
Accounts receivable, net of allowance for doubtful accounts of zero in 2007 and 2006	147,000	397,000
Inventory	215,000	362,000
Prepaid expenses	―	12,000
Related party receivable	504,000	64,000
Other current assets	55,000	9,000
TOTAL CURRENT ASSETS	1,070,000	1,123,000

FIXED ASSETS, net of accumulated depreciation	670,000	694,000

LAND USE RIGHT, net of accumulated amortization	534,000	554,000

TOTAL ASSETS	$2,274,000	$2,371,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$338,000	$165,000
Accrued expenses	52,000	1,000
TOTAL CURRENT LIABILITIES	390,000	166,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $1.00 par value, 50,000 shares authorized, 50,000 issued and outstanding in 2007 and 2006, respectively	50,000	50,000
Additional paid in capital	1,397,000	1,397,000
Accumulated other comprehensive income	28,000	12,000
Retained earnings	409,000	746,000
Total stockholders’ equity	1,884,000	2,205,000
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,274,000	$2,371,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Year Ended December 31,
	2007	2006

REVENUES	$5,462,000	$3,171,000
COST OF REVENUES	3,339,000	1,873,000
GROSS PROFIT	2,123,000	1,298,000

OPERATING EXPENSES
Selling, general and administrative expenses	949,000	736,000
Total operating expenses	949,000	736,000

INCOME FROM OPERATIONS	1,174,000	562,000

OTHER INCOME
Interest income	3,000	7,000
Other income	1,000	1,000
Total other income	4,000	8,000

INCOME BEFORE INCOME TAXES	1,178,000	570,000
Income taxes	11,000	―

NET INCOME	1,167,000	570,000

OTHER COMPREHENSIVE INCOME
Foreign currency translation income	16,000	12,000

COMPREHENSIVE INCOME	$1,183,000	$582,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock
	Shares	Amount	Additional Paid in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total

BALANCE, DECEMBER 31, 2005	50,000	$50,000	$1,397,000	$—	$1,269,000	$2,716,000
Net income					570,000	570,000
Dividends					(1,093,000)	(1,093,000)
Foreign currency translation gain (loss)				12,000		12,000
BALANCE, DECEMBER 31, 2006	50,000	50,000	1,397,000	12,000	746,000	2,205,000
Net income					1,167,000	1,167,000
Dividends					(1,504,000)	(1,504,000)
Foreign currency translation gain (loss)				16,000		16,000
BALANCE, DECEMBER 31, 2007	50,000	$50,000	$1,397,000	$28,000	$409,000	$1,884,000

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,167,000	$570,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,000	74,000
(Increase) decrease in:
Accounts receivable	256,000	295,000
Inventory	150,000	(230,000)
Related party receivable	(440,000)	(64,000)
Prepaid expenses and other current assets	(32,000)	34,000
Increase (decrease) in:
Accounts payable	162,000	164,000
Related party payable	(11,000)	(6,000)
Accrued expenses	51,000	(213,000)
Net cash provided by operating activities	1,389,000	624,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to fixed assets	(4,000)	(3,000)
Net cash provided used in investing activities	(4,000)	(3,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of dividends	(1,504,000)	(1,093,000)
Net cash used in financing activities	(1,504,000)	(1,093,000)

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	(11,000)	(2,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(130,000)	(474,000)
CASH AND CASH EQUIVALENTS, Beginning of period	279,000	753,000
CASH AND CASH EQUIVALENTS, End of period	$149,000	$279,000

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$—	$—
Income taxes	$11,000	$—

See accompanying notes to combined financial statements.

INTER-PACIFIC ARTS CORP. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2007 AND 2006

Note 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Inter-Pacific Arts Corp. (“IPA BVI”), a British Virgin Islands international company formed in 2003, and Guangzhou Inter-Pacific Arts Corp. (“IPA China”), (collectively, “the Company”, “we” or “us” ) specialize in manufacturing and selling high quality, copyrighted, framed artwork to retail stores.  The Company manufactures its artwork in the People’s Republic of China (“PRC’) and sells its product within China and worldwide.  The Company also has a license to cultivate Giant King Grass – a natural hybrid non-genetically modified perennial livestock feed as well as a feedstock for biofuel production.

Basis of Presentation - The accompanying combined financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for financial information.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in combination. Certain reclassifications have been made to the December 31, 2006 combined financial statements in order to conform to the December 31, 2007 combined financial statement presentation.

Principles of Combination - IPA China, a Chinese wholly owned foreign enterprise registered in Guangdong province of the PRC, is an affiliated company in which the Company’s sole shareholder owns a 100% controlling voting interest, and is accounted for in a manner similar to the pooling of interest method of accounting.  Under this method, financial statements of entities under common control are combined for all periods presented.  Transactions between IPA BVI and IPA China are eliminated in combination.

Fiscal Year End - The Company’s fiscal year ends December 31.

Use of Estimates in the Preparation of the Financial Statements - The preparation of financial statements, in conformity with United States GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all highly liquid debt instruments, purchased with an original maturity of three months or less, to be cash equivalents.

Concentration of Credit Risk - The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash equivalents, accounts receivable and related party receivable. The Company maintains all of its cash accounts with high credit quality institutions. Such balances with any one institution may exceed FDIC insured limits.

Accounts Receivable Allowance for Doubtful Accounts - The allowance for doubtful accounts relates to specifically identified receivables that are evaluated individually for collectability.  We determine a receivable is uncollectible when, based on current information and events, it is probable that we will be unable to collect amounts due according to the original contractual terms of the receivable agreement, without regard to any subsequent restructurings. Factors considered in assessing collectability include, but are not limited to, a customer’s extended delinquency, requests for restructuring and filings for bankruptcy.  There is one customer of the Company that accounts for 73% and 57% of the Company’s revenues for the year ended December 31, 2007 and 2006, respectively.

Inventory – Inventory is stated at the lower of cost or market.  Cost is determined using the average cost method.  Market is determined using net realizable value.  The Company writes down its inventory for estimated obsolescence, excess quantities and other factors in evaluating net realizable value.  All inventory on the balance sheet as of December 31, 2007 and 2006 is raw materials.

Property and Equipment - Property and equipment are stated at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are expensed as incurred; additions, renewals and betterments are capitalized.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets and estimated lives ranging from 5 to 30 years as follows:

Building	20 to 30 years
Machinery and equipment	10 years
Office equipment	5 years
Vehicles	5 years

Land Use Right – All land in the PRC is government owned and cannot be sold to any individual or company.  IPA China acquired land use right for the land occupied by its manufacturing facility during 2005 for RMB 5,000,000 or approximately $605,000.  The land lease contract is for a period of 30 years.  Accordingly, the land use right is being amortized on the straight-line method over a period of 30 years.

Fair Value of Financial Instruments - The recorded value of accounts receivables, accounts payable and accrued expenses approximate their fair values based on their short-term nature. The recorded values of long-term debt and liabilities approximate fair value.

Income Taxes– The Company utilizes Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The statutory corporate income tax rate for foreign enterprises in the PRC is 24% for 2007 and 2006.  For the years ending December 31, 2006, 2007 and 2008, respectively, IPA China was eligible for a reduced income tax at 50% of the normal income tax rate.  Beginning January 1, 2009, IPA China will be subjected to the normal income tax rate.

IPA BVI is a British Virgin Islands international company and not subject to any United States income taxes.

The Company does not have any deferred tax assets or liabilities recorded for the periods covered by the accompanying financial statements.

Revenue Recognition – IPA has generated revenues to date on product revenue shipments.  In accordance with Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”), IPA recognizes product revenue provided that (1) persuasive evidence of an arrangement exists, (2) delivery to the customer has occurred, (3) the selling price is fixed or determinable and (4) collection is reasonably assured.  Delivery is considered to have occurred when title and risk of loss have transferred to the customer. The price is considered fixed or determinable when it is not subject to refund or adjustments.  Our standard shipping terms are free on board shipping point.  Some of the Company’s products are sold in the PRC and are subject to Chinese value-added tax.  This VAT may be offset by VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.  Revenue is recorded net of VAT taxes.

Cost of Goods Sold – Cost of goods sold consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Any write-down of inventory to lower of cost or market is also recorded in cost of goods sold.

Foreign Currency Translation and Comprehensive Income (Loss) – IPA China’s functional currency is the Renminbi (“RMB”).  For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency.   Assets and liabilities are translated at the exchange rate in effect at the balance sheet date.  Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period.   Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income".  Gains and losses resulting from foreign currency transactions are included in income. There has been no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.  The sales of IPA are in USD.

Segment Reporting and Geographic Information – SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  At December 31, 2007 and 2006 and for the years then ended, all of the Company's operations are conducted in one industry segment, the Consumer Products segment which specializes in manufacturing and selling high-quality, copyrighted, framed artwork to retail stores.  In the future, the Company expects to incur revenue and expenses in a Grass segment, through its growing, harvesting and selling of its Giant King Grass as a livestock feed as well as a feedstock for biofuel production.  From a geographic standpoint, all of the Company’s revenues for 2007 and 2006 are to customers in the United States.  All identifiable assets at December 31, 2007 and 2006 are in the Asia/Pacific region.

NOTE 2 — FIXED ASSETS

Fixed assets are comprised of the following at December 31, 2007 and 2006, respectively:

	December 31, 2007	December 31, 2006

Building	$585,000	$565,000
Machinery and equipment	179,000	165,000
Office equipment	69,000	63,000
Vehicles	41,000	39,000
Total property and equipment	874,000	832,000
Less: Accumulated depreciation	204,000	138,000
Fixed assets, net	$670,000	$694,000

Depreciation expense was $66,000 and $54,000 for the years ended December 31, 2007 and 2006, respectively.

NOTE 3 — LAND USE RIGHT

Land use right is composed of the following at December 31, 2007 and 2006, respectively:

	December 31, 2007	December 31, 2006

Land use right	$605,000	$605,000
Less: Accumulated amortization	71,000	51,000
Land use right, net	$534,000	$554,000

Amortization expense was $20,000 for each of the years ended December 31, 2007 and 2006, respectively.  The amortization expense for the next five years will be $20,000 in each year.

NOTE 4 — RELATED PARTIES

Included in the Company’s Combined Balance Sheets at December 31, 2007 and 2006 are Related Party Receivables.  The Related Party Receivables represents amounts due to IPA BVI from Sung Chang, the Company’s owner and from JJ International, a company owned by Sung Chang that operates separately.

The following table represents a summary of Related Party Receivables at December 31, 2007 and 2006, respectively:

	December 31, 2007	December 31, 2006

Due from Sung Chang	$92,000	$64,000
Due from JJ International	412,000	―
Total	$504,000	$64,000

IPA China performs manufacturing services in the PRC for JJ International.  During the years ended December 31, 2007 and 2006, IPA China recorded revenues of $546,000 and $670,000, respectively to JJ International which amounts are included in the Combined Statement of Operations presented.

NOTE 5 — INCOME TAXES

Income tax receivables, net at December 31, 2007 and 2006, respectively are included in Other Current Assets on the accompanying balance sheets as they have a net debit balance.  Income tax receivables consist of the following at December 31, 2007 and 2006, respectively:

	December 31, 2007	December 31, 2006

Value added tax receivable	$41,000	$7,000
Income tax receivable (payable)	(3,000)	1,000
Total	$38,000	$8,000

IPA China is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 24% on income reported in the statutory financial statements after appropriated tax adjustments.

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2007 and 2006:

	December 31, 2007	December 31, 2006

U.S. statutory rates	34%	34%
Tax rate difference	(10%)	(10%)
Effect of tax holiday	(12%)	(12%)
Effect of IPA China loss	(11%)	(12%)
Total	1%	― %

Note 6 — COMMITMENTS AND CONTINGENCIES

IPA China’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The RMB is not freely convertible into foreign currencies under the current law. In China, foreign exchange transactions are required by law to be transacted only by authorized financial institutions. Remittances in currencies other than RMB may require certain supporting documentation in order to affect the remittance.

The Company is not party to any legal proceedings at the present time.

Note 7 — FINANCIAL ACCOUNTING DEVELOPMENTS

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159") which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value.  SFAS No. 159 was effective for us on January 1, 2008.  We are currently evaluating the impact of adopting SFAS No. 159 on our financial position, cash flows, and results of operations.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141 (Revised 2007) changes how a reporting enterprise accounts for the acquisition of a business. SFAS No. 141 (Revised 2007) requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions, and applies to a wider range of transactions or events. SFAS No. 141 (Revised 2007) is effective for fiscal years beginning on or after December 15, 2008 and early adoption and retrospective application is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin (“ARB”) No. 51.  This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements.  This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest.  This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  Based on current conditions, the Company does not expect the adoption of SFAS 160 to have a significant impact on its results of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities an amendment of FASB Statement No. 133.”  SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Based on current conditions, the Company does not expect the adoption of SFAS 161 to have a significant impact on its results of operations or financial position.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, and other GAAP. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the impact of SFAS FSP 142-3, but does not expect the adoption of this pronouncement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.”  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with United States GAAP.  SFAS 162 will not have an impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.”  The scope of SFAS 163 is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, SFAS 163 does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). SFAS 163 also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 163 will not have an impact on the Company’s financial statements.

Note 8 — SUBSEQUENTS EVENTS

On October 21, 2008, the majority shareholder of IPA BVI and IPA China, Sung Hsien Chang, entered into a Securities Purchase Agreement (the "Purchase Agreement") with VIASPACE Green Energy Inc. (“VGE”), a wholly-owned subsidiary of VIASPACE Inc. (“VIASPACE”) and China Gate Technology Co., Ltd., a Brunei Darussalam company ("Licensor").  Under the Purchase Agreement, VGE acquired 100% of IPA and the entire equity interest of IPA China from Chang.  In exchange, VIASPACE agreed to pay approximately $16 million in a combination of cash, and newly-issued shares of VIASPACE and VGE stock.  In addition, VIASPACE issued shares of its common stock to Licensor for Licensor’s license of certain fast growing grass technology to IPA China.

The acquisition will be completed through two closings.  At the first closing which took place on October 21, 2008 (“First Closing”), VGE issued 3,500,000 newly-issued shares to Chang and his designees.  VIASPACE issued 215,384,615 shares of its common stock to Chang and 30,576,007 shares of common stock to Licensor.  Chang delivered 70% of the outstanding common stock of IPA BVI.  The second closing will be held within 240 days after the first closing ("Second Closing").  At the Second Closing, VIASPACE shall pay $4.8 million plus interest to Chang.  Interest on the Cash Consideration shall accrue at 6% for the first six months after the First Closing, and then 18% thereafter.  VIASPACE shall also issue 1.8% of its then outstanding shares of common stock to Licensor.  Chang shall deliver the remaining 30% of the outstanding shares of IPA BVI to VGE.  Chang will also cause IPA China to be a wholly-owned subsidiary of IPA BVI including obtaining all governmental approvals required for such transfer.

VIASPACE and VGE’s obligations to consummate the Second Closing is conditioned upon, among other things, the transfer of the equity of IPA China from Chang to IPA BVI and the execution of the assignment of the right to grow and harvest fast-growing proprietary grasses from Quanzhou Keyi Husbandry Breeding and Planting Co. from Licensor to IPA China.

VGE entered into four separate two-year employment agreements with each of Carl Kukkonen, Sung Chang, Stephen Muzi and Maclean Wang.  Kukkonen would serve as Chief executive Officer, Chang as President, Muzi as Chief Financial Officer and Wang as Managing Director of Grass Development of IPA China.  Kukkonen and Chang would receive a salary of $240,000 per annum, Muzi receives $180,000 per annum and Wang receives $84,000 per annum.  Each of them are entitled to a bonus as determined by the VGE Board of Directors, customary insurance and health benefits, 15 days paid leave per year, and reimbursement for out-of-pocket expenses in the course of his employment.

Under Chang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Chang is employed with VGE.

Under Wang’s employment agreement, VGE will grant him an option to purchase the number shares of its common stock equal to four percent (4%) of VGE’s total outstanding shares as of the Second Closing Date.  The purchase price of the option shares shall be eighty percent (80%) of the fair market value of such common stock as of the Second Closing Date.  The option shall vest over a period of 24 months beginning on the date of the Employment Agreement, with 1/24 of the option shares vesting on the first day of each month that Wang is employed with VGE.

In the event that the Second Closing does not occur within 240 days after the First Closing, the Purchase Agreement and each Employment Agreement shall automatically terminate and all stock certificates delivered at First Closing shall be returned.

If the Second Closing does not occur within 240 days although most of VIASPACE’s closing conditions have been satisfied, then Chang may receive additional VGE shares or retain VIASPACE shares as follows: if the VGE stock is listed on a trading market, then VIASPACE shall transfer to Chang all the VGE shares.  If the VGE stock is not listed on a trading market, then Chang shall retain the VIASPACE shares instead of returning them to the Company.

In the event that the Second Closing fails to occur, neither VIASPACE or its affiliates, or any of their directors or officers, shall engage in the grass business in China for a period of three years after the First Closing Date.

During the 75 day period after the First Closing, VGE shall engage an independent auditor acceptable to Chang to perform an audit of the financial records of IPA BVI and IPA China in accordance with federal securities laws.  As of the First Closing, Chang warrants that IPA BVI and IPA China’s cash equivalents (which includes all cash plus accounts receivables less accounts payable) will be $3.0 million.  Any difference between $3.0 million and the actual cash equivalents on the financial records of IPA BVI and IPA China as of the First Closing is a Cash Shortfall.  Chang agrees to deposit the Cash Shortfall into IPA BVI’s bank account once the amount is determined.

Within 150 days of the First Closing, VGE shall prepare and file with the Securities and Exchange Commission ("SEC") a registration statement covering the resale of all or such maximum portion of VGE common stock issued pursuant to the Purchase Agreement as permitted by SEC regulations ("Registration Statement") that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.  Alternatively, VGE shall register its common stock on a registration statement on Form 10.  VGE shall use its best efforts to qualify its Common Stock for quotation on a trading market as soon as practicable, but in no event later than the 240th day after the closing of this Agreement or the 90th day after the effectiveness of the Registration Statement on Form S-1 registering some or all of VGE Common Stock or on Form 10.

Provided that the Second Closing has occurred, if VGE common stock is not listed on a trading market within 240 days after the First Closing, then VIASPACE will issue to Chang the number of shares of its common stock equivalent to $5,600,000. The stock price will be calculated as the average closing price of VIASPACE’s common stock during the 60 day period prior to and including the Second Closing Date.  In exchange, Chang shall return all shares of VGE common stock it received pursuant to the Purchase Agreement to the Company

Licensor and Chang each represents and covenants that at least 100 hectares of arable land in Guangdong province in China will be available for grass farming by IPA China within 12 months after the First Closing Date.  Any agreement regarding such land use rights shall grant the land use rights to IPA China, but shall be assignable to VGE at VGE’s option.  The term of such agreement, including possible renewals, shall be at least 10 years.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

VIASPACE GREEN ENERGY INC.

Ordinary Shares

896,800 Shares

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission and FINRA, all amounts are estimates.

U.S. Securities and Exchange Commission registration fee	$321
Legal fees and expenses for British Virgin Islands counsel	15,000
Legal fees and expenses for U.S. securities counsel	50,000
Accounting fees and expenses	50,000
Total	$115,321

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law and our articles of association provide that we may indemnify our directors, officers, advisors and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such. Under our articles of association, indemnification is not available, however, if those events were incurred or sustained by or through their own willful neglect or default.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In October 2008, we issued 3,500,000 ordinary shares in connection with our acquisition of IPA BVI and IPA China to Sung Chang and his designees.  We believe these transactions were exempt from registration under Regulation D and/or Regulation S under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (1)

5.1	Opinion of Maples and Calder (1)

10.1	Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc. (“VIASPACE”), Sung Chang (“Chang”), the Registrant and the other persons listed therein (1)

10.2	Shareholder Agreement dated as of October 21, 2008 by and among VIASPACE, Chang and the other persons listed therein, and the Registrant (1)

10.3	Employment Agreement dated as of October 21, 2008 by and between the Registrant and Carl Kukkonen (1)

10.4	Employment Agreement dated as of October 21, 2008 by and between the Registrant and Sung Chang (1)

10.5	Employment Agreement dated as of October 21, 2008 by and between the Registrant and Stephen Muzi (1)

10.6	Employment Agreement dated as of October 21, 2008 by and between the Registrant and Maclean Wang (1)

10.7	Agreement between IPA China and China Gate Technology Co., Ltd. dated on or about October 2008 (1)

10.8
Amendment No. 1 dated as of June 22, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

10.9
Amendment No. 2 dated as of August 21, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

10.10
Amendment No. 3 dated as of October 14, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

10.11	Amendment No. 4 dated as of November 21, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

10.12
Amendment No. 5 dated as of November 25, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

10.13
Amendment No. 6 dated as of December 18, 2009 to the Securities Purchase Agreement dated as of October 21, 2008 by and among VIASPACE Inc., Sung Chang, the Registrant and the other persons listed therein (1)

21.1	Subsidiaries of the Registrant (1)

23.1	Consent of Goldman Parks Kurland Mohidin LLP (2)

23.2	Consent of Goldman Parks Kurland Mohidin LLP (2)

23.3	Consent of Maples and Calder (Filed as Exhibit 5.1)

24.1	Power of Attorney (included on page II-6 of the Registration Statement) (1)

99.1	2009 Stock Incentive Plan (1)

99.2	Memorandum of Understanding dated as of September 2, 2009 by and among Dragon Power Ltd, the Registrant and VIASPACE, Inc. (1)

(1)	Previously filed.
(2)	Filed herewith.

(b)	Financial Statement Schedules
None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed information with respect to the plan of distribution.

(b) that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(d) that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(f) that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California, on the 29th day of December, 2009.

VIASPACE GREEN ENERGY INC.,

a British Virgin Islands company

/s/ Carl Kukkonen
Carl Kukkonen
Chief Executive Officer
(Principal Executive Officer)
December 29 , 2009

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Carl Kukkonen as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Carl Kukkonen Carl Kukkonen	Chief Executive Officer and Director (Principal Executive Officer)	December 29 , 2009

/s/ Sung Chang * Sung Chang	President and Director	December 29 , 2009

/s/ Amjad S. Abdallat * Amjad S. Abdallat	Director	December 29 , 2009

/s/ Stephen Muzi * Stephen Muzi	Chief Financial Officer (Principal Accounting and Financial Officer)	December 29 , 2009

* /s/ Carl Kukkonen

Carl Kukkonen, Attorney-in-Fact